Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

AMONG

TPG PACE HOLDINGS CORP.,

THE SELLERS NAMED HEREIN,

AND

DAVID RUTTENBERG AND GORDON RUBENSTEIN,

as SHAREHOLDER REPRESENTATIVES

Dated as of June 13, 2019

i

Table Of Contents

(Continued)

EXHIBITS:

Exhibit A – Drag Along Agreement
Exhibit B – Parent Sponsor Support Agreement
Exhibit C – Form of Restricted Stock Agreement
Exhibit D – Waiver Agreement
Exhibit E – Director Letter Agreement
Exhibit F – Forms of Subscription Agreement
Exhibit G – Form of New Accel Warrant Agreement
Exhibit H – Key Holder Support Agreement
Exhibit I – Holder Support Letter Agreements
Exhibit J – Form of Registration Rights Agreement
Exhibit K – Form of Cash Election Agreement
Exhibit L – Form of Letter of Transmittal
Exhibit M – Form of Delaware Certificate of Incorporation of Parent upon Parent Domestication
Exhibit N – Form of Amended and Restated Delaware Certificate of Incorporation of Parent
Exhibit O – Form of Bylaws of Parent upon Parent Domestication
Exhibit P – Form of Option Consent and Acknowledgement

ANNEXURES:

Annexure 1 – Sellers Disclosure Schedule
Annexure 2 – Parent Disclosure Schedule

SCHEDULES:

Schedule 1 – Sellers

INDEX OF DEFINED TERMS

280G Approval	55
Action	16
Actual Fraud	53
Adjusted Cash Component	62
Adjusted Share Consideration	10
Affiliate	62
Aggregate Adjusted Share Consideration	62
Aggregate Cash Election Amount	10
Aggregate Cash Election Share Differential	62
Aggregate Fair Market Value	63
Agreement	1
Alternative Transaction	44
Ancillary Agreements	63
Anti-Corruption Laws	63
Antitrust Authority	49
Antitrust Laws	49
Available Cash	63
Available Debt Proceeds	63
Available Financing Proceeds	63
Bankruptcy Exception	63
Board Nominee	63
Business Combination	63
Business Combination Proposal	48
Business Day	63
Cash Component	64
Cash Election	9
Cash Election Agreement	9
Cash Election Share	6
Cash Election Share Differential	64
Cash Reduction Portion	64
Cash Reduction Ratio	64
Cayman Law	1
Change in Recommendation	48
Closing	4
Closing Date	4
Closing Deadline	9
Code	4
Company	1
Company Board	63
Company By-Laws	11
Company Certificate	11
Company Class A Common Stock	11
Company Class B Common Stock	11
Company Class C Preferred Stock	11
Company Class C(1) Preferred Stock	11
Company Class C(2) Preferred Stock	11
Company Class C(3) Preferred Stock	11

Company Class C(4) Preferred Stock	11
Company Class D Preferred Stock	11
Company Common Stock	11
Company Holders	64
Company Intellectual Property	23
Company IT Systems	24
Company Material Adverse Effect	64
Company Migration	49
Company Options	11
Company Preferred Stock	11
Company Shareholders Agreement	65
Company Stock	11
Company Transaction Expenses	65
Company Warrants	11
Confidentiality Agreement	47
Contract	65
control	62
controlled	62
controlling	62
Credit Agreement	65
DGCL	1
Director Letter Agreement	3
Drag-Along Agreement	1
Election Deadline	9
Election Period	9
employee benefit plan	19
Employee Benefit Plan	19
Encumbrances	65
Environmental Laws	65
Environmental Permits	27
ERISA	19
ERISA Affiliate	65
Exchange Act	65
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	7
Ex-Im Laws	65
Existing Parent Class A Shares	1
Existing Parent Class F Shares	1
Existing Parent Ordinary Shares	34
Express Representations	66
Financial Statements	14
GAAP	14
Government Official	16
Governmental Entity	66
Hazardous Materials	66

Holder Support Letter Agreements	3
HSR Act	66
ICE	23
Indebtedness	66
Indemnified Liabilities	50
Indemnified Persons	50
Integrated Transaction	4
Intellectual Property	66
Intended Tax Treatment	4
intentional breach	61
Investors	3
Key Employees	67
Key Holder Support Agreement	3
Knowledge	67
Law	67
Leakage	67
Leased Real Property	26
Leases	67
Letter of Transmittal	9
Leverage Ratio	68
Losses	68
LTM EBITDA	68
Material Contracts	29
Maximum Cash Component	68
Merger	2
New Accel Warrant Agreement	3
New Parent Class A-1 Stock	1
New Parent Class A-2 Stock	2
New Parent Class F Stock	1
NewCo	2
Non-Recourse Party	78
NYSE	54
NYSE Proposal	48
Obligations	68
OFAC	68
Option Consent and Acknowledgement	8
Organizational Documents	68
Organizational Documents Proposals	48
Outstanding Company Shares	68
Owned Real Property	26
Parachute Payment Waiver	55
Parent	1
Parent Alternative Transaction	45
Parent Articles of Association	68
Parent Board	3
Parent Board Recommendation	48
Parent Closing Price	68
Parent Disclosure Schedule	33
Parent Domestication	1
Parent Material Adverse Effect	69
Parent Ordinary Share Value	69

Parent Preference Shares	34
Parent SEC Documents	36
Parent Shareholder Approval	35
Parent Shareholder Redemption	69
Parent Shareholder Redemption Amount	69
Parent Shareholders Meeting	48
Parent Sponsor	2
Parent Sponsor Indemnified Parties	52
Parent Sponsor Loan	69
Parent Sponsor Support Agreement	2
Parent Transaction Expenses	69
Parent Underwriting Fees	70
Parent Warrants	34
Pennsylvania Gaming Approval	70
Per Share Consideration Amount	70
Permits	70
Permitted Encumbrances	27
Person	70
Personal Information	70
Policies	28
Privacy Laws	70
Private Placement Warrants	34
prohibited transaction	20
Public Warrants	34
Purchaser Group	71
Real Property	26
Registered Intellectual Property	71
Registration Rights Agreement	4
Related Parties	28
Representatives	47
Required Disclosure	52
Restricted Stock Agreement	2
S-4 Registration Statement/Proxy Statement	46
Sanctioned Country	71
Sanctioned Person	71
Sanctions Laws	71
Securities Act	36
Seller	1
Seller Group	71
Sellers	1
Sellers Disclosure Schedule	11
Share Increase Portion	71
Shareholder Action	54
Shareholder Representative	1
Shareholder Representatives	1
Software	71
Stock Purchase	1
Subscription Agreements	3
Subsidiary	71
Surviving NewCo	2
Tax	72

v

Tax Returns	72
Terminable Breach	61
Termination Date	61
Total Consideration	8
Trade Secrets	72
Transaction Proposals	48
Transfer Taxes	72
Treasury Regulations	72

Trust Account	72
Trust Agreement	72
Trustee	72
Unaudited Financial Statements	14
Unvested Company Options	7
Vested Company Option	72
Waiver Agreement	2

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of June 13, 2019 (this “Agreement”), is made by and among , TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”) each of the Persons set forth on Schedule 1 hereto (each, a “Seller” and collectively, the “Sellers”) and David Ruttenberg and Gordon Rubenstein, (each in their capacity as a “Shareholder Representative” and collectively, the “Shareholder Representatives”).

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, immediately prior to the Stock Purchase (as defined below) and subject to the conditions of this Agreement, Parent intends to domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation (the “Parent Domestication”) in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Law (2018 Revision) (the “Cayman Law”), whereupon, (i) each Class A ordinary share of Parent (“Existing Parent Class A Shares”) shall be converted into one share of Class A-1 common stock, par value $0.0001 per share, of Parent (“New Parent Class A-1 Stock”), (ii) each Class F ordinary share of Parent (“Existing Parent Class F Shares”) shall be converted into one share of Class F common stock, par value $0.0001 per share, of Parent (“New Parent Class F Stock”), and (iii) the Private Placement Warrants and Public Warrants, in each case, shall entitle the holder to acquire a corresponding number of shares of New Parent Class A-1 Stock on the same terms as in effect immediately prior to the effective time of the Parent Domestication;

WHEREAS, as of the date hereof, the Sellers collectively own all of the issued and outstanding Company Stock (as defined below), Company Warrants (as defined below) and Company Options (as defined below) of Accel Entertainment, Inc., an Illinois corporation (the “Company”);

WHEREAS, Parent desires to acquire, directly or indirectly, all of the issued and outstanding Company Stock held by the Sellers on the terms and subject to the conditions set forth herein (the “Stock Purchase”);

WHEREAS, concurrently with the execution of this Agreement, each of the Persons set forth on Schedule 1 hereto who have duly executed and delivered a signature page to this Agreement as of the date hereof is entering into a drag along agreement substantially in the form attached hereto as Exhibit A (the “Drag-Along Agreement”) pursuant to which each such Person shall agree to exercise their drag-along rights pursuant to and in accordance with the Company Certificate and the Company Shareholders Agreement in a manner so as to facilitate consummation of the transactions contemplated by this Agreement;

WHEREAS, each of the Persons set forth on Schedule 1 hereto who has not duly executed and delivered a signature page to this Agreement as of the date hereof, shall, in accordance with such Person’s drag-along obligations as set forth in the Company Certificate and the Company Shareholders Agreement, duly execute and deliver to Parent a joinder to this Agreement substantially in the form attached to the Drag-Along Agreement pursuant to which such Person shall become bound by the terms and conditions of this Agreement as a Seller;

WHEREAS, following the Closing, the Company shall merge with and into New Pace LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“NewCo”), the separate corporate existence of the Company shall cease and NewCo shall be the surviving company and a direct wholly-owned subsidiary of Parent (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”);

WHEREAS, as of the date of this Agreement, TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company (including, as applicable, its successors and assigns), (“Parent Sponsor”), and certain directors of Parent own all of the issued and outstanding Existing Parent Class F Shares;

WHEREAS, concurrently with the execution of this Agreement, Parent Sponsor is entering into a letter agreement substantially in the form attached hereto as Exhibit B (the “Parent Sponsor Support Agreement”) pursuant to which Parent Sponsor shall agree to the following steps: (a) surrender 1,250,000 shares of New Parent Class F Stock to Parent for cancellation, with (i) 7,800,000 of the remaining shares of New Parent Class F Stock that are owned by Parent Sponsor being exchanged for an equal number of validly issued, fully paid and non-assessable shares of New Parent Class A-1 Stock, and (ii) 2,000,000 of the remaining shares of New Parent Class F Stock that are owned by Parent Sponsor being exchanged for an equal number of validly issued, fully paid and non-assessable shares of Class A-2 common stock, par value $0.0001 per share, of Parent (“New Parent Class A-2 Stock”), which shares shall be subject to the vesting conditions set forth in the restricted stock agreement substantially in the form attached hereto as Exhibit C (the “Restricted Stock Agreement”), (b) surrender additional shares of New Parent Class F Stock to Parent for cancellation if Parent Sponsor’s aggregate ownership of New Parent Class A-1 Stock (excluding Parent Sponsor’s ownership of New Parent Class A-2 Stock and Private Placement Warrants (as defined below)) would exceed 10.25% of the aggregate ownership of New Parent Class A-1 Stock by all holders thereof (after giving pro forma effect to the Stock Purchase (and excluding New Parent Class A-2 Stock and Private Placement Warrants) but prior to any distribution to its members pursuant to the Parent Sponsor Support Agreement), (c) surrender 2,444,444 Private Placement Warrants to Parent for cancellation, (d) contribute 500,000 shares of New Parent Class A-1 Stock to a donor advised fund selected by Parent Sponsor for purposes of participation in charitable efforts in the communities in which Parent Sponsor and its Affiliates operate, or anticipate operating, and (e) vote in favor of the transactions contemplated hereby which, in the case of clauses (a) through (c), shall be effective immediately prior to the closing of the Stock Purchase;

WHEREAS, concurrently with the execution of this Agreement, the holders of Existing Parent Class F Shares are entering into a waiver substantially in the form attached hereto as Exhibit D (the “Waiver Agreement”) pursuant to which the holders of Existing Parent Class F Shares shall agree to waive any adjustment to the conversion ratio set forth in the Parent Articles of Association (as defined below) resulting from the transaction contemplated by the Subscription Agreements;

WHEREAS, concurrently with the execution of this Agreement, certain directors of Parent are entering into a letter agreement substantially in the form attached hereto as Exhibit E (the “Director Letter Agreement”) pursuant to which such directors shall agree that, following the Parent Domestication but prior to the effectiveness of the Stock Purchase, 200,000 shares of New Parent Class F Stock owned by such directors shall be exchanged for an equal number of validly issued, fully paid and non-assessable shares of New Parent Class A-1 Stock;

WHEREAS, following the Closing, any remaining cash in the Trust Account shall be contributed to the capital of Surviving NewCo, with Surviving NewCo using such cash for ongoing corporate purposes (subject to any reserve to pay outstanding Parent Transaction Expenses and any other reasonably anticipated expenses);

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into subscription agreements substantially in the forms attached hereto as Exhibit F (together, the “Subscription Agreements”) with certain subscribers (the “Investors”) pursuant to which such Investors shall agree to subscribe for and purchase, and Parent shall agree to issue and sell to the Investors, on the terms and subject to the conditions and limitations set forth therein, New Parent Class A-1 Stock;

WHEREAS, pursuant to the Stock Purchase, each Company Holder (as defined below) that makes a Cash Election (as defined below) pursuant to Section 2.4 that is in respect of less than 70% of the number of shares of Company Stock owned by such Company Holder shall be entitled to receive its respective share of: (i) 2,444,444 newly issued warrants of Parent, which warrants shall be issued on the terms set forth in the warrant agreement substantially in the form attached hereto as Exhibit G (the “New Accel Warrant Agreement”), and (ii) 3,000,000 New Parent Class A-2 Shares subject to the vesting conditions set forth in the Restricted Stock Agreement, in each case, allocated as described in Section 2.1(a)(ii);

WHEREAS, the board of directors of Parent (the “Parent Board”) unanimously has (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to effect the Parent Domestication in accordance with the DGCL and Cayman Law and to enter into this Agreement providing for the Stock Purchase in accordance with the DGCL, (b) approved this Agreement and the transactions contemplated hereby, including the Stock Purchase in accordance with the DGCL on the terms and subject to the conditions of this Agreement, and (c) adopted a resolution recommending the Stock Purchase be approved by the shareholders of Parent;

WHEREAS, as a condition to and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain members of the Company’s management are entering into cash election support agreement with Parent (the “Key Holder Support Agreement”) attached hereto as Exhibit H, pursuant to which each such Person shall agree to make a binding Cash Election which shall not be in respect of more than 20% of the number of shares of Company Stock owned by such Person;

WHEREAS, as a condition to and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain shareholders of the Company are entering into a cash election support agreement with Parent (the “Holder Support Letter Agreements”) attached hereto as Exhibit I, pursuant to which such shareholders shall agree to make a Cash Election with respect to the Company Stock owned by such shareholder;

WHEREAS, for U.S. federal income Tax purposes, each of the parties intends that (i) each of the Parent Domestication and the Company Migration will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations (as defined below), (ii) the Stock Purchase and the Merger, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”) and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations (collectively, the “Intended Tax Treatment”); and

WHEREAS, prior to Closing, certain Persons who will be stockholders of Parent immediately following the Stock Purchase shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit J (the “Registration Rights Agreement”), which, in each case, shall be effective as of Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

Section 1.1 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall occur simultaneously with respect to all Sellers and shall take place at 10:00 a.m., New York, New York time, on the third (3rd) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Laws and this Agreement) waived on the Closing Date), at the offices of Weil, Gotshal & Manges LLP in New York, New York, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the “Closing Date”).

Section 1.2 Closing Deliverables.

(a) At the Closing, the Shareholder Representatives (unless otherwise stated) shall deliver to Parent:

(i) the resignations of each officer, director and manager of the Company and its Subsidiaries set forth on Schedule 1.2(a)(i) of the Sellers Disclosure Schedule;

(ii) a duly executed counterpart of each Ancillary Agreement to be executed prior to or at the Closing to which the Company or any of its Subsidiaries is party; and

(iii) a certificate from the Company reasonably acceptable to Parent, dated as of the Closing Date, prepared in a manner consistent and in accordance with the requirements in Treasury Regulations Section 1.897-2, and signed by a responsible corporate officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, United States real property interests, as defined in Section 897(c)(2) of the Code, and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

(b) At the Closing, Parent shall deliver to the Shareholder Representatives a duly executed counterpart of each Ancillary Agreement to be executed prior to or at the Closing to which Parent is party.

Section 1.3 Closing Transactions. At the Closing, the parties hereto shall cause the consummation of the following transactions in the following order (unless otherwise stated), upon the terms and subject to the conditions of this Agreement:

(a) the holders of the Existing Parent Class F Shares shall waive any adjustment to the conversion ratio set forth in the Parent Articles of Association resulting from the transactions contemplated by the Subscription Agreements pursuant to and in accordance with the terms of the Waiver Agreement, which Waiver Agreement shall remain in full force and effect as of the Closing;

(b) prior to the Closing, the Parent Domestication shall become effective. Upon the Parent Domestication: (i) each Existing Parent Class A Share shall be converted into one share of New Parent Class A-1 Stock, (ii) each Existing Parent Class F Share shall be converted into one share of New Parent Class F Stock, and (iii) the Private Placement Warrants and Public Warrants, in each case, shall entitle the holder to acquire a corresponding number of shares of New Parent Class A-1 Stock on the same terms as in effect immediately prior to the effective time of the Parent Domestication;

(c) the Investors shall purchase, and Parent shall issue and sell to the Investors, the number of shares of New Parent Class A-1 Stock set forth in the Subscription Agreements against payment of the subscription price set forth in the Subscription Agreements;

(d) reasonably promptly following the Closing, Parent shall pay or cause to be paid the Parent Transaction Expenses and shall (on behalf of the Company) pay, or, to the extent the Surviving NewCo has sufficient immediately available funds at such time, instruct the Surviving NewCo to pay, all Company Transaction Expenses that are unpaid as of the Closing by wire transfer of immediately available funds as directed by the Shareholder Representative;

(e) Parent shall deposit (or cause to be deposited) with the Exchange Agent the Exchange Fund;

(f) the Stock Purchase shall be consummated; and

(g) immediately prior to the Stock Purchase, (i) Parent shall accept the 1,250,000 New Parent Class F Stock surrendered by Parent Sponsor for cancellation, (ii) 8,000,000 shares of New Parent Class F Stock shall be exchanged for an equal number of validly issued, fully paid and non-assessable shares of New Parent Class A-1 Stock, (iii) 2,000,000 shares of New Parent Class F Stock shall be exchanged for an equal number of validly issued, fully paid and non-assessable shares of New Parent Class A-2 Stock, which shares shall be subject to the vesting conditions set forth in the Restricted Stock Agreement, (iv) Parent shall accept the 2,444,444 Private Placement Warrants surrender by Parent Sponsor for cancellation, and (v) Parent Sponsor shall distribute all of its shares of New Parent Class A-1 Stock, New Parent Class A-2 Stock and remaining Private Placement Warrants to its members (this clause (v), for the avoidance of doubt, shall occur following the Parent Domestication but prior to the effectiveness of the Stock Purchase).

ARTICLE II

SALE AND PURCHASE

Section 2.1 Sale and Purchase.

(a) Purchase of Company Stock. Pursuant to the Stock Purchase:

(i) Each Seller shall sell to Parent, and Parent shall purchase from each Seller, all of the shares in the capital of the Company held by such Seller for the following consideration: (A) Each share of Company Stock issued and outstanding immediately prior to the effectiveness of the Stock Purchase with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 2.4 and Section 2.5 (a “Cash Election Share”) shall be cancelled and exchanged for the right to receive an amount in cash equal to the Per Share Consideration Amount; (B) each share of Company Stock (other than Cash Election Shares) issued and outstanding immediately prior to the effectiveness of the Stock Purchase shall be cancelled and exchanged for the right to receive a number of shares of New Parent Class A-1 Stock equal to the quotient obtained by dividing (x) the Per Share Consideration Amount by (y) the Parent Ordinary Share Value; and (C) each share of Company Stock shall receive additional consideration as described in Section 2.1(a)(ii).

(ii) Each Company Holder that holds (following the application of Section 2.4 and Section 2.5) Cash Election Shares equal to less than 70% of the number of shares of Company Stock owned by such Company Holder as of immediately prior to the effectiveness of the Stock Purchase shall be entitled to receive its allocable share of (i) 2,444,444 newly issued warrants of Parent with terms as set forth in the New Accel Warrant Agreement, and (ii) 3,000,000 shares of New Parent Class A-2 Stock with terms as set forth in the Restricted Stock Agreement, in each case, which shall be issued pro rata to each such Company Holder based on a percentage equal to the quotient obtained by dividing (x) such Company Holder’s Cash Election Share Differential by (y) the Aggregate Cash Election Share Differential.

(iii) Notwithstanding anything to the contrary herein, in the event a Company Holder holds any Cash Election Shares and is party to any Contract(s) with the Company pursuant to which such Company Holder owes any indebtedness to the Company as of the Closing (including, for the avoidance of doubt, any Contract(s) pursuant to Section 5.14), any cash proceeds payable to such Company Holder pursuant to this Article II shall be reduced by an amount equal to the outstanding balance of such indebtedness as of Closing and deemed paid to the Company in satisfaction of such indebtedness.

(b) Treatment of Company Warrants. All Company Warrants which have not been exercised prior to the Election Deadline shall be cancelled, retired and shall cease to exist upon the effectiveness of the Stock Purchase for no consideration.

(c) Treatment of Company Options.

(i) Treatment of Vested Company Options. All Vested Company Options which have not been exercised prior to the Election Deadline shall be cancelled, retired and cease to exist upon the effectiveness of the Stock Purchase for no consideration.

(ii) Treatment of Unvested Company Options. All Company Options which are outstanding immediately prior to the effectiveness of the Stock Purchase and which are not Vested Company Options (such Company Options, “Unvested Company Options”) shall be converted by Parent as set forth herein. Each Unvested Company Option so converted by Parent under this Agreement will continue to have the same terms and conditions as set forth in the Company equity plan and award agreement applicable to the Unvested Company Options immediately prior to the effectiveness of the Stock Purchase, except that (i) each such Unvested Company Option will be converted into a stock option that will become exercisable in accordance with its terms for that number of whole shares of New Parent Class A-1 Stock equal to the product of (A) the number of shares of Company Stock underlying such Unvested Company Option immediately prior to the effectiveness of the Stock Purchase multiplied by (B) the Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of New Parent Class A-1 Stock, and (ii) the per share exercise price for the shares of New Parent Class A-1 Stock underlying such assumed or converted Unvested Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Stock underlying such Unvested Company Option immediately prior to the effectiveness of the Stock Purchase by the Exchange Ratio, rounded up to the nearest whole cent. Each converted Unvested Company Option shall be subject to the same vesting schedule following the effectiveness of the Stock Purchase as to which it was subject prior to the effectiveness of the Stock Purchase. For the purposes of this Agreement, the term Exchange Ratio (“Exchange Ratio”) shall be equal to the quotient of (x) the Per Share Consideration Amount divided by (y) the Parent Ordinary Share Value. The foregoing adjustments shall be made in a manner consistent with the requirements of Section 409A of the Code and, if applicable, Section 424 of the Code.

(iii) Required Actions. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing Date, the Sellers shall cause their respective Board Nominees to (or, if appropriate, use commercially reasonable efforts to cause any committee administering any Company equity plan) to adopt all resolutions and take all other actions as may be necessary (including, without limitation, obtaining from each holder of Company Options an Option Consent and Acknowledgement, in the form attached hereto as Exhibit P (the “Option Consent and Acknowledgement”) or required in accordance with applicable Law, each such Company equity plan or otherwise to effectuate all of the actions contemplated by this Section 2.1(c).

(d) Payment of Total Consideration.

(i) As soon as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly appoint and engage Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the purpose of, among other things, receiving elections and the exchanges and payments described in this Article II.

(ii) Parent shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, including with regard to the exchanges described in this Section 2.1(d).

(iii) At the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent the cash portion of the Total Consideration and the aggregate amount of the equity portion of the Total Consideration (together, the “Exchange Fund”).

(iv) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one year after the effectiveness of the Stock Purchase shall be delivered to Parent. Any holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of such holder’s Total Consideration, as applicable, upon due surrender of their book entry interests (or affidavits of loss in lieu as set forth below), in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of the consideration payable pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Total Consideration. The aggregate consideration payable with respect to the Stock Purchase (the “Total Consideration”) shall consist of all of the consideration to be paid as set forth in Section 2.1(a).

Section 2.2 Tax Treatment. The parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Laws.

Section 2.3 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving NewCo and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under any applicable Laws. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.4 Election Procedures. Each holder of record of shares of Company Stock to be converted into the right to receive the Total Consideration in accordance with, and subject to, this Article II shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Company Holder may specify in a request made in accordance with the provisions of this Section 2.4 (herein called a “Cash Election”) the number of shares of Company Stock owned by such Company Holder with respect to which such Company Holder desires to make a Cash Election. Holders of record of Company Stock who hold such Company Stock as nominees, trustees or in other representative capacities may submit a separate Form of Cash Election Agreement on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Stock.

(b) Parent shall direct the Exchange Agent to mail or transmit in electronic form the Cash Election Agreement in the form attached hereto as Exhibit K (the “Cash Election Agreement”) and transmittal materials in the form attached hereto as Exhibit L (the “Letter of Transmittal”) within two (2) Business Days (or such later date agreed by the Company and Parent) after the date the S-4 Registration Statement / Proxy Statement is declared effective by the SEC, to the record holders of Company Stock as of the date hereof, and following such date, shall use reasonable best efforts to make available as promptly as practicable the Cash Election Agreement and Letter of Transmittal to any stockholder who requests such Cash Election Agreement and Letter of Transmittal prior to the Election Deadline, which Cash Election Agreement and Letter of Transmittal shall be used by each record holder of shares of Company Stock who wishes to make a Cash Election. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(c) Any Cash Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Cash Election Agreement and Letter of Transmittal properly completed and signed together with any additional documents specified in the procedures set forth in the Cash Election Agreement and Letter of Transmittal. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the earliest practicable date which the parties shall agree, but in any event, no less than ten (10) Business Days after the date on which the S-4 Registration / Proxy Statement is declared effective by the SEC.

(d) Following the Election Deadline, any Company Holder may, at any time no less than five (5) Business Days prior to the Closing (the “Closing Deadline”), or upon the express written consent of Parent, amend or revoke in its entirety such Company Holder’s Cash Election by written notice received by the Exchange Agent prior to the Closing Deadline accompanied by a properly completed and signed revised Cash Election Agreement or by withdrawal prior to the Closing Deadline of such Company Holder’s book entry interests, previously deposited with the Exchange Agent. After a Cash Election is validly made with respect to any shares of Company Stock, such Cash Election must be revoked prior to any subsequent transfer of the shares of Company Stock as to which such Cash Election relates. Notwithstanding anything to the contrary in this Agreement, all Cash Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company that this Agreement has been terminated in accordance with Article VII. The Exchange Agent shall have reasonable discretion to determine if any Cash Election is not properly made with respect to any shares of Company Stock; provided that the Exchange Agent provide reasonably prompt notice of such determination to such Company Holder. In the event the Exchange Agent makes such a determination, such Cash Election shall be deemed to be not in effect, and the shares of Company Stock covered by such Cash Election shall, for purposes hereof, be deemed to have not made a Cash Election, unless a proper Cash Election is thereafter timely made with respect to such shares.

(e) Subject to the terms of this Agreement, the Cash Election Agreement and the Letter of Transmittal, Parent, in the exercise of its reasonable discretion (in consultation with the Company), shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Cash Election Agreement, Letters of Transmittal and compliance by any Company Holder with the Cash Election procedures set forth herein.

Section 2.5 Cash Consideration Proration; Tax Adjustments.

(a) Notwithstanding any other provision contained in this Agreement and subject to Section 2.5(b), if the aggregate amount of cash payments to be made pursuant to Section 2.1(a)(i) determined without regard to this Section 2.5(a) (the “Aggregate Cash Election Amount”) would exceed the Cash Component, then each applicable Company Holder’s Cash Election shall be reduced (rounded down to the nearest whole number) and deemed revoked by a percentage obtained by dividing (x) the Aggregate Cash Election Amount minus the Cash Component by (y) the Aggregate Cash Election Amount.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, following the application of Section 2.5(a), the aggregate amount of cash payments to be made pursuant to Section 2.1(a)(i) determined without regard to this Section 2.5(b) would exceed the Maximum Cash Component, then (i) the aggregate cash payments made to each Company Holder pursuant to Section 2.1(a)(i) shall be reduced by such Company Holder’s Cash Reduction Portion and (ii) the number of shares issued to each Company Holder pursuant to Section 2.1(a)(i) (each such Company Holder’s “Adjusted Share Consideration”) shall be increased by such Company Holder’s Share Increase Portion.

(c) The Exchange Agent will make all the computations contemplated by this Section 2.5, including the determination of the number of Cash Elections and the Aggregate Cash Election Amount, and all such computations will be conclusive and binding on the Company Holders absent manifest error.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties with respect to the Company. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by the Shareholder Representatives to Parent on or prior to the date of this Agreement (the “Sellers Disclosure Schedule”), each of the Sellers, severally, and not jointly and severally, make the representations and warranties to Parent with respect to the Company, as follows, in each case as of the date hereof and as of the Closing Date.

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership, limited liability company or other entity duly incorporated or organized, validly existing and in good standing under the applicable Laws of its respective jurisdiction of incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not result in a Company Material Adverse Effect. The Shareholder Representatives, on behalf of the Company, have heretofore made available to Parent true, correct and complete copies of its certificate of incorporation (the “Company Certificate”) and by-laws (the “Company By-Laws”), as well as the similar Organizational Documents of each Subsidiary of the Company, and the Company Certificate, Company By-Laws and each such Organizational Document is (i) in full force and effect, and (ii) has not been amended in any respect from the copy made available to Parent. The respective jurisdiction of incorporation or organization of the Company and each of its Subsidiaries is identified on Schedule 3.1(a) of the Sellers Disclosure Schedule.

(b) Capital Structure. As of the date hereof: (i) 1,700,000 shares of Class A common stock of the Company, no par value, are authorized and 490,130 are issued and outstanding (the “Company Class A Common Stock”); (ii) 1,200,000 shares of Class B common stock of the Company, no par value, are authorized and 639,228 are issued and outstanding (the “Company Class B Common Stock”, and together with the Company Class A Common Stock, the “Company Common Stock”); (iii) 541,993 shares of Class C(1) preferred stock of the Company, no par value, are authorized and 314,881 are issued and outstanding (the “Company Class C(1) Preferred Stock”); (iv) 832,079 shares of Class C(2) preferred stock of the Company, no par value, are authorized and 637,929 are issued and outstanding (the “Company Class C(2) Preferred Stock”); (v) 548,536 shares of Class C(3) preferred stock of the Company, no par value, are authorized and 482,339 are issued and outstanding (the “Company Class C(3) Preferred Stock”); (vi) 477,392 shares of Class C(4) preferred stock of the Company, no par value, are authorized and 4,280 are issued and outstanding (the “Company Class C(4) Preferred Stock”, and together with the Company Class C(1) Preferred Stock, the Company Class C(2) Preferred Stock, and the Company Class C(3) Preferred Stock, the “Company Class C Preferred Stock”); (vii) 1,500,000 shares of Class D preferred stock of the Company, no par value, are authorized and 944,925 are issued and outstanding (the “Company Class D Preferred Stock”; together with the Company Class C Preferred Stock, the “Company Preferred Stock”; and together with Company Common Stock and the Company Preferred Stock, the “Company Stock”); (viii) warrants to purchase 91,350 shares of Company Class C(2) Preferred Stock for $17.80 per share (the “Company Warrants”); and (ix) options to purchase 148,030 shares of Company Class A Common Stock for various prices per share (the “Company Options”), of which Vested Company Options represent 74,160 shares of Company Class A Common Stock. The Company Stock, on a fully diluted basis, consists of 3,753,092 shares of stock of the Company. All outstanding shares of Company Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights or any other Encumbrances. As of the date hereof, there are no outstanding equity securities of the Company other than as described in the first sentence of this Section 3.1(b). Except for the Company Warrants and the Company Options, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any shares of Company Stock or other equity interests in the Company or securities convertible into or exchangeable or exercisable for shares of Company Stock. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrances. Except as set forth in this Section 3.1(b), there are no: (A) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for Company Stock or other voting securities of the Company or any Subsidiary of the Company, (B) stock appreciation rights, profits interests, phantom stock or other equity equivalents or equity based awards or rights or other rights to share in the profits or revenues of the Company, or (C) options, warrants, bonds, debentures, calls, rights (including preemptive rights), puts, commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, bonds, debentures, call, right, put, commitment or agreement. There are not any stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Stock. Schedule 3.1(b) of the Sellers Disclosure Schedule sets forth a true and complete list of all outstanding Company Options as of the date hereof, indicating for each such Company Option: (i) the name of the holder thereof, (ii) the date of grant, (iii) the number of vested and unvested shares subject thereto, (iv) the vesting and exercisability schedules (as applicable), (v) the expiration date and exercise price, and (vi) whether such Company Option is a non-qualified stock option or an incentive stock option. Each Company Option (A) was issued in accordance with the terms of the plan under which it was granted and all applicable Laws and (B) is exempt from Section 409A of the Code. Each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite power and authority to execute and deliver each Ancillary Agreement to which it is a party and, upon the effectiveness of the Stock Purchase, to consummate the transactions contemplated by each Ancillary Agreement. The execution and delivery of each of the Ancillary Agreements to which it is a party by the Company, and, upon the effectiveness of the Stock Purchase, the consummation by the Company of the transactions contemplated by each Ancillary Agreement, have been duly authorized by all necessary corporate action on the part of the Company. When executed, each applicable Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to the Bankruptcy Exception.

(ii) The execution and delivery of this Agreement does not, and, upon the effectiveness of the Stock Purchase, the consummation of the transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate, (B) any provision of the comparable Organizational Documents of any of the Company’s Subsidiaries, (C) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, contract, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their respective properties or assets are bound, or (D) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.1(c)(iii) are duly and timely obtained or made, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (C) and (D), any such violations, defaults, acceleration, losses, or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the HSR Act, and the expiration or termination of the applicable waiting period, any required approvals or clearances or compliance with any suspensory obligation with respect thereto; (B) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover Laws; (C) such filings and approvals as may be required by any securities, corporate or other applicable Laws set forth on Schedule 3.1(c) of the Sellers Disclosure Schedule; and (D) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Information Supplied. None of the information supplied or to be supplied by the Shareholder Representatives or the Sellers on behalf of the Company prior to the Closing Date related to the Company or its Subsidiaries expressly for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement will, at the time the S-4 Registration Statement / Proxy Statement is declared effective by the SEC and at the date mailed to shareholders of Parent at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement / Proxy Statement, insofar as it relates to information supplied by the Shareholder Representatives or the Sellers on behalf of the Company related to the Company or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Sellers, on behalf of the Company, make no representations, warranties or covenants with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement or any Parent SEC Documents.

(e) Absence of Certain Changes or Events. Since December 31, 2018, there has not been any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect. Since March 31, 2019, (i) there has not been (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company; (b) any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP that makes such change mandatory; or (c) any reclassification, combination, split, subdivision or redemption, or purchase, directly or indirectly, of any of the Company Stock, (ii) except as expressly contemplated or permitted by this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would reasonably be expected to constitute a breach of any of the covenants set forth in Section 4.1. Since December 31, 2018 until March 31, 2019, there has been no Leakage other than as set forth on Schedule 3.1(e).

(f) Financial Statements; No Undisclosed Liabilities.

(i) Schedule 3.1(f) of the Sellers Disclosure Schedule contains true, correct and complete copies of the following financial statements (the “Financial Statements”): (A) the unaudited consolidated balance sheet of the Company and its Subsidiaries for the quarter ended March 31, 2019 and for the quarter ended March 31, 2018 and each of the related unaudited consolidated statements of income, stockholders’ equity and cash flows, together with the notes and schedules thereto (the “Unaudited Financial Statements”); and (B) the audited consolidated balance sheets of the Company and its Subsidiaries as of the years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated statements of income, stockholders’ equity and cash flows, together with the notes and schedules thereto. The consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries included in the Financial Statements fairly present, in all material respects, the results of their operations and cash flows for the periods indicated, in each case, in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied in all material respects, with only such deviations from such accounting principles or their consistent application as are referred to in the notes to the Financial Statements or otherwise therein and subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end audit adjustments and the absence of notes. The Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Company and its Subsidiaries.

(ii) Since March 31, 2019, there have been no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP, other than: (A) liabilities on the audited consolidated balance sheet of the Company and its Subsidiaries for the year ended December 31, 2018 (including the notes thereto); (B) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2018; (C) liabilities for fees and expenses incurred in connection with the transactions with respect to the Company contemplated by this Agreement; and (D) liabilities which would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial position of the Company and its Subsidiaries, taken as a whole.

(g) Transaction Expenses. Set forth on Schedule 3.1(g) of the Sellers Disclosure Schedule are the estimated Company Transaction Expenses; provided, that, the Shareholder Representatives, on behalf of the Company, may deliver an updated Schedule 3.1(g) (including any updates to the estimated Company Transaction Expenses) to Parent no later than five (5) Business Days prior to Closing.

(h) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Certificate or Company By-Laws, or the comparable Organizational Documents of any of the Company’s Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, contract, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law applicable to the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii) of this Section 3.1(h), for defaults or violations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Compliance with Laws. The Company and its Subsidiaries hold, and during the past three (3) years have held, all Permits necessary for the lawful conduct of the business, except where the failure to so hold would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are, and during the past three (3) years, have been, in compliance with all applicable Laws, Permits and judgments of any Governmental Entity applicable to its businesses or operations, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have not, during the past three (3) years, received any written notice or other written communication alleging a possible breach, non-compliant status or violation by the Company or any of its Subsidiaries of any applicable Law, Permit or judgment of any Governmental Entity applicable to its businesses or operations except where such violation, breach, non-compliant status or violation would not be material to the Company and its Subsidiaries, taken as a whole. No material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Sellers, threatened, and no such investigations have been conducted by any Governmental Entity in the past three (3) years other than those the outcome of which would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. All owned and leased assets that are used by the Company and its Subsidiaries in connection with any gaming activities comply with all applicable Laws and Permits, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(j) Anti-Corruption Matters. The Company and each of its Subsidiaries, and their respective officers, directors, and employees and any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws. Within the past three (3) years, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees nor, to the Knowledge of the Sellers, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Person acting on behalf of such government, department, agency, instrumentality, public international organization, or foreign political party (“Government Official”), or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws), or to any other Person for a prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

(k) International Trade Matters. The Company and each of its Subsidiaries, and their respective officers, directors, and employees, and, to the Knowledge of the Sellers, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions Laws, Ex-Im Laws, and U.S. anti-boycott Laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury Internal Revenue Service. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, nor, to the Knowledge of the Sellers, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; or (iii) operating, conducting business, participating in any transaction, or, to the Knowledge of the Sellers, otherwise engaging in dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

(l) Litigation. Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole, there is no, and during the past three (3) years there has been no, (i) suit, action, order, writ, injunction, charge, complaint, arbitration, labor dispute or similar proceeding (each, an “Action”) pending, or, to the Knowledge of the Sellers, threatened against the Company or any of its Subsidiaries and no such Action has been filed against the Company or any of its Subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company and its Subsidiaries.

(m) Taxes.

(i) All Tax Returns which are required to be filed by the Company or any of its Subsidiaries have been duly and timely filed with the appropriate Governmental Entity (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and correct in all material respects and prepared in substantial compliance with all applicable Law;

(ii) All material Taxes payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid;

(iii) No outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes has been asserted or assessed by any Governmental Entity;

(iv) No Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to the Company or any of its Subsidiaries;

(v) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries;

(vi) There are no Encumbrances in respect of Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries;

(vii) The Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding and collection of Taxes, and withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

(viii) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement;

(ix) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of;

(A) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of any improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(B) an installment sale or open transaction occurring on or prior to the Closing Date;

(C) a prepaid amount received outside the ordinary course of business on or before the Closing Date;

(D) any closing agreement under Section 7121 of the Code, or any similar provision of any applicable Law, executed on or prior to the Closing Date;

(E) an election pursuant to Section 108(i) of the Code made before the Closing; or

(F) an election pursuant to Section 965(h) of the Code.

(x) Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A) of the Code; and

(xi) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A of the Code, or a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or similar transactions under any corresponding or similar Law;

(xii) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization;

(xiii) Neither the Company nor any of its Subsidiaries (i) has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code;

(xiv) The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company and each of its Subsidiaries will establish, in the ordinary course of business, adequate reserves for the payment of all Taxes for the period from December 31, 2018 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since December 31, 2018 outside of the ordinary course of business; and

(xv) For purpose of this Section 3.1(m), any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or its Subsidiaries, as applicable.

(n) Compensation; Benefits.

(i) Set forth on Schedule 3.1(n) of the Sellers Disclosure Schedule is a list of all material Employee Benefit Plans. “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any other employee benefit plan, program, policy, contract, arrangement or agreement, including any pension, retirement, profit sharing, savings, bonus, commission, deferred compensation, incentive compensation, equity ownership, incentive equity, equity purchase, equity option, phantom equity, vacation, paid time off, employment, consulting, severance, change of control, separation, retention, disability, death benefit, hospitalization or insurance or health or other welfare plan, program, policy, contract, arrangement or agreement, or other benefit or compensation plan, (A) providing benefits to any present or former director, employee, officer or individual independent contractor of the Company or any of its Subsidiaries, (B) maintained, sponsored, contributed or required to be contributed to by the Company or any of its Subsidiaries or (C) with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation (including on account of an ERISA Affiliate). True, correct and complete copies of each of the following have been made available to Parent with respect to each material Employee Benefit Plan, as applicable,: (i) all current plan documents and related trust and/or insurance documents, including amendments and modifications (or a written description of the material terms and conditions of any such Employee Benefit Plan that is unwritten), (ii) the most recent determination letter or advisory letter received from the Internal Revenue Service or similar non-US determination, if applicable, (iii) the three most recently filed Form 5500s and accompanying schedules or similar non-US annual report, (iv) the most recent summary plan description and any subsequent summaries of material modifications, (v) any non-routine communications from a Governmental Entity, (vi) any corrections made to an Employee Benefit Plan, voluntary or otherwise, and (vii) compliance testing results for the three most recently completed plan years.

(ii) Each Employee Benefit Plan, including any associated trust or fund, has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreements and with all applicable Law in all material respects. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a current favorable determination letter or is a pre-approved plan that is the subject of an advisory letter, from the Internal Revenue Service, and there are no circumstances which would reasonably be expected to (A) adversely affect the qualification of such Employee Benefit Plan or the ability to rely on such determination letter or advisory letter, as applicable, or (B) result in a material Tax, fine, lien, or penalty.

(iii) Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under an Employee Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.

(iv) No actions, suits, proceedings, audits, investigations, litigation or claims have been asserted, instituted or are currently pending (other than routine claims for benefits) or, to the Knowledge of the Sellers, threatened against, or with respect to, any of the Employee Benefit Plans, and, to the Knowledge of the Sellers, there are no facts or circumstances that would give rise to any such actions, suits, proceedings, audits, investigations, litigation or claims. There has been no breach of fiduciary duty (as determined under ERISA) or non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan.

(v) Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability of the Company and its Subsidiaries, taken as a whole, with respect to each Employee Benefit Plan, (A) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and (B) all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been timely made or properly accrued on the Company’s financial statements.

(vi) There are no unfunded benefit obligations under any Employee Benefit Plan that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto, in each case, in accordance with GAAP.

(vii) No Employee Benefit Plan is, and neither the Company nor any of its Subsidiaries has ever maintained, sponsored, contributed to or has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to, (A) any plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (B) any “multiemployer plan” as defined in Section 3(37) of ERISA, (C) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), (D) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and neither the Company nor any of its Subsidiaries has or could reasonably be excepted to have any current or contingent liability or obligation under or with respect to any such plan on account of at any time being considered a single employer with any other Person under Section 414 of the Code or (E) any plan or arrangement providing for current or former employees or other service providers located outside of the U.S.

(viii) No Employee Benefit Plan provides, and neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates have any obligation to provide, any post-termination or post-employment medical, health, life insurance or other welfare benefits to any current or former employee, director, service providers or any other Person, other than in accordance with Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or comparable state Law and for which the covered Person pays the full cost of coverage for such Person and his or her beneficiaries or dependents.

(ix) Except as set forth on Schedule 3.1(n)(ix) of the Sellers Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (A) give rise to any liability or result in any payment or benefit becoming due to any current or former officer, director, employee, individual independent contractor or other service provider of the Company or its Subsidiaries, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, (B) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any current or former officer, director, employee, individual independent contractor or other service provider of the Company or its Subsidiaries or their beneficiaries or dependents, or (C) require any contributions or payments to fund any obligations under any Employee Benefit Plans.

(x) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), (i) is and has been maintained in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and (ii) is in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, and no amounts under any such plan, agreement or arrangement are or have been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries have any obligation to gross-up or indemnify any individual with respect to any tax, including under Sections 4999 and 409A of the Code.

(o) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to any labor agreement, memorandum of understanding, collective bargaining agreement, collective bargaining relationship or any other agreement with any union or other labor organization. As of the date of this Agreement, no employees of the Company nor any of its Subsidiaries are represented by any union or other labor organization and there is no pending union representation petition involving employees of the Company or any of its Subsidiaries. To the Knowledge of the Sellers, no union organizing activities are underway or threatened with respect to the Company or any of its Subsidiaries and no such activities have occurred within the past three (3) years.

(ii) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other labor grievance proceeding against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Sellers, threatened before any Governmental Entity.

(iii) There is no strike, slowdown, work stoppage, lockout or other material labor dispute involving employees of the Company or any of its Subsidiaries that is pending, or, to the Knowledge of the Sellers, threatened, against or involving the Company or any of its Subsidiaries, and no such dispute has occurred within the past three (3) years.

(iv) The execution and delivery of this Agreement and the performance of this Agreement do not require the Company or any of its Subsidiaries to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any unions, labor organizations, or groups of employees of the Company or any of its Subsidiaries, or any Governmental Entity, with respect to any employee of the Company or any of its Subsidiaries.

(v) Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Laws. The Shareholder Representatives, on behalf of the Company, have provided to Parent a true and complete list of employee layoffs, by date and location, implemented by the Company and each of its Subsidiaries in the ninety (90) day period preceding the date hereof.

(vi) Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability of the Company and its Subsidiaries, taken as a whole, the Company: (i) is and at all times has been in compliance in all material respects with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity, in respect of employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Laws, orders, rulings, decrees, judgments and awards relating to discrimination, sexual harassment, worker classification (including the proper classification of employees as exempt and of workers as independent contractors and consultants), plant closing notification, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(vii) Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability of the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur, any liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of employees as independent contractors and/or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(viii) The Company has promptly, thoroughly and impartially investigated (to the extent reasonable) all employment discrimination and sexual harassment allegations of, or against, any employee of the Company or any of its Subsidiaries. The Company has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment with respect to each such allegation with potential merit. Neither the Company nor any of its Subsidiaries have incurred, and no circumstances exist under which the Company or its Subsidiaries would reasonably be expected to incur, any liability arising from such allegations.

(ix) The current employees of the Company and its Subsidiaries who work in the United States are authorized and have appropriate documentation to work in the United States. Neither the Company nor any of its Subsidiaries have ever been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have ever received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(p) Intellectual Property.

(i) Schedule 3.1(p)(i) of the Sellers Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Registered Intellectual Property and material unregistered trademarks owned or purported to be owned by the Company and its Subsidiaries, and a list of the owner of record for each such item, the jurisdictions in which each such item has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, the registration or application date, in each case, as applicable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Intellectual Property authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Intellectual Property set forth on Schedule 3.1(p)(i) of the Sellers Disclosure Schedule in full force and effect. Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries own or have the valid and enforceable right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”), free and clear of any and all Encumbrances, except for Permitted Encumbrances, (B) the Company Intellectual Property owned by the Company or any of its Subsidiaries is subsisting, in full force and effect and valid and, to the Knowledge of the Sellers, enforceable and (C) the Company Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business in the manner in which such business is currently being conducted.

(ii) The use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the businesses of each of the Company and its Subsidiaries does not infringe upon, violate or otherwise misappropriate, and has not in the last three (3) years infringed upon, violated or otherwise misappropriated, any Intellectual Property right of any other Person except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Sellers, threatened legal proceedings either (A) involving a claim of infringement, unauthorized use, misappropriation, dilution or other violation by any person against the Company or any of its Subsidiaries or (B) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

(iii) Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, no Person is infringing upon, violating or otherwise misappropriating, or has in the last three (3) years infringed upon, violated or otherwise misappropriated, any Company Intellectual Property, and no such claims have been made against any Person by the Company or any of its Subsidiaries.

(iv) The Company or its Subsidiaries own or have a valid right to access and use all material computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with their businesses (the “Company IT Systems”). The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the businesses of the Company and its Subsidiaries as currently conducted, without material disruptions, adverse effects on the functionality of the Company IT Systems, or enabling or assisting any Person to access the Company IT Systems without authorization. The Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the Company IT Systems and all information and data stored therein or transmitted thereby (including any sensitive or protected information, including Personal Information and payment card information) against any unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Sellers, neither the Company nor any of its Subsidiaries have suffered any actual or alleged unauthorized access to, theft of, breaches of security with respect to or corruption, loss, or destruction of any of the Company IT Systems or the information and data stored therein or transmitted thereby, except for where such access, theft or breach of security would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(v) The Company and its Subsidiaries have at all times complied with all published and internal privacy policies and privacy notices, applicable Privacy Laws and all of their contractual commitments with respect to Personal Information collected by or on behalf of the Company or any of its Subsidiaries, except for where such failure to comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have posted such privacy notices on their respective websites, in a manner readily available to individuals whose data is being collected, used, or processed by or on behalf of the Company or its Subsidiaries. To the extent required by applicable Privacy Laws, the Company and its Subsidiaries have at all times ensured that all Persons whose Personal Information is collected, used or processed by or on behalf of the Company or any of its Subsidiaries have been provided accurate and complete disclosure regarding the collection, use, disclosure, transfer, sharing, retention, destruction, disposal of, or other processing of their Personal Information, including providing any type of notice and obtaining any type of consent required by applicable Privacy Laws, and such disclosures have not contained any material omissions or been misleading or deceptive, except for where such failure to do so would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries (i) uses and has used commercially reasonable efforts to ensure that Personal Information is protected against loss, damage and unauthorized access, use, modification or other misuse, and (ii) has taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company or its Subsidiaries uses the same. The Company and its Subsidiaries have not received written notice of any alleged or actual violation of any Privacy Laws or privacy policies through the date hereof and no Person (including any Governmental Entity) has made any claim or commenced any legal proceeding with respect thereto and, to the Knowledge of the Sellers, there is no reasonable basis for any such claim or legal proceeding. To the Knowledge of the Sellers, there have been no data breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or its Subsidiaries, in each case, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement comply in all material respect with all Privacy Laws.

(vi) The Company and its Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all material Trade Secrets of the Company and its Subsidiaries, which measures are reasonable in the industry in which their businesses operate. No Trade Secret material to the Company’s business as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any Subsidiary to any of their former employees, employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret, except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole.

(vii) The Company and its Subsidiaries have executed valid and enforceable written agreements with each of their past and present employees, consultants and independent contractors pursuant to which each such Person (A) has presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all material Intellectual Property created or developed for the Company and its Subsidiaries (to the extent such Intellectual Property did not otherwise vest with the Company automatically by operation of Law) and (B) has agreed to hold all material Trade Secrets of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable. To the Knowledge of the Sellers, no party is in material default or breach of any such agreements.

(viii) No open source software or freeware has been incorporated into or used in the development of any Software owned or purported to be owned by the Company or its Subsidiaries in a manner that subjects any source code or related materials for any Software owned or purported to be owned by the Company or its Subsidiaries to any requirement, condition or obligation to disclose, contribute, distribute, license or otherwise make available to any Person including the open source community such source code or related materials. None of the source code or related materials for any Software owned (or purported to be owned) by the Company or its Subsidiaries is in escrow or under any obligation to be deposited in escrow.

(q) Properties.

(i) Set forth on Schedule 3.1(q) of the Sellers Disclosure Schedule is a true, correct and complete list of all real property and interests in real property (x) owned by the Company or its Subsidiaries (“Owned Real Property”) and (y) leased, subleased, or occupied by the Company or its Subsidiaries (“Leased Real Property”, and collectively with the Owned Real Property, the “Real Property”). Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries, as applicable, have good, valid, marketable, insurable and indefeasible fee simple title to all of the Owned Real Property that it or they own. The Company or its Subsidiaries, as applicable, have a good, valid and enforceable leasehold interest in all Leased Real Property that it or they lease, and each such lease constitutes a valid and binding obligation of the Company or its Subsidiaries, as applicable, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company’s or Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under the Leases has not been disturbed and there are no material disputes under the Leases. All such Real Property is free and clear of all Encumbrances, except for (A) statutory liens for current Taxes not yet due and payable or the amount or validity of which are being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (B) defects, exceptions, restrictions, easements, rights of way and non-monetary encumbrances disclosed in policies or commitments of title insurance that do not, individually or in the aggregate, materially impair the existing use, operation or value of, the property or asset affected or constitute a Company Material Adverse Effect, (C) statutory or other inchoate liens securing liabilities incurred in the ordinary course of business consistent with past practice for amounts not yet delinquent or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (x) that are not material to the business, operations and financial condition of the Real Property so encumbered and (y) that are not resulting from a breach, default or violation by the Company or its Subsidiaries of any contract or Law, (D) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided, that, such regulations have not been violated by the current or contemplated use or occupancy of such Real Property, (E) non-perpetual, non-exclusive licenses to Real Property granted in the ordinary course of business consistent with past practice, (F) rights of tenants or other parties in legal possession pursuant to an agreement with the Company or its Subsidiaries and (G) title to any portion of any owned or leased real property within the boundary of any public or private road, easement or right of way (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property) (items (A) through (G) collectively, “Permitted Encumbrances”). The Real Property comprises all of the real property used in connection with the business of the Company and its Subsidiaries as the business is currently conducted. Except as set forth on Schedule 3.1(q) of the Sellers Disclosure Schedule, (i) neither the Company nor its Subsidiaries have leased, subleased or otherwise granted to any Person the right to use or occupy any Real Property or any portion thereof, and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(ii) The Company has made available to Parent true, correct and complete copies of (i) the most recent deeds, title, policies and/or title reports for the Owned Real Property that are in the possession or control of the Company or its Subsidiaries and (ii) the Leases, together with all amendments, modifications, assignments, guarantees, side letters, and other material agreements thereto, if any, thereto.

(iii) No Governmental Entity having jurisdiction over any Real Property has issued or, to the Knowledge of the Sellers, threatened to issue any notice or order that materially adversely affects the use or operation of any Real Property, or requires the payment or deduction of any money, fee, exaction or property that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) There does not exist any actual or, to the Knowledge of the Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any Real Property or any part thereof, and none of the Company or any Subsidiary has received any notice, oral or written or, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

(v) The Company or its Subsidiaries, as applicable, own or have good and valid title to, free and clear of any and all Encumbrances, except for Permitted Encumbrances, all personal property assets, both tangible and intangible, that it or they own, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(r) Environmental Matters.

(i) Except as would not reasonably be expected to result in the Company and its Subsidiaries, taken as a whole, incurring material liabilities:

(A) The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws (“Environmental Permits”);

(B) The Company and its Subsidiaries are not subject to any unresolved or pending or, to the Knowledge of the Sellers, threatened claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders or proceedings arising under or related to Environmental Laws including with respect to exposure of any Person to Hazardous Materials;

(C) No conditions currently exist with respect to the Real Property, or any property currently or formerly owned, leased or operated by the Company or its Subsidiaries, or any property to which the Company or Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or its Subsidiaries incurring liabilities or obligations under Environmental Laws; and

(D) Other than as set forth in any Lease, neither the Company nor its Subsidiaries have assumed, provided an indemnity with respect to or otherwise become subject to, any liability of any other Person relating to Environmental Laws.

(ii) No consent, approval or authorization of or registration or filing with any Governmental Entity is required with respect to Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(iii) The Shareholder Representatives, on behalf of the Company and its Subsidiaries, have made available to Parent copies of all material environmental assessments, studies, audits, analyses or reports relating to Real Property or any property currently or formerly owned, leased or operated by the Company or its Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding liabilities of the Company or its Subsidiaries under Environmental Law to the extent such are in the possession, custody, or reasonable control of the Company or its Subsidiaries.

(s) Insurance. The Shareholder Representatives, on behalf of the Company and its Subsidiaries, have made available to Parent copies of all material insurance policies held by the Company and each of its Subsidiaries (the “Policies”). Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the Policies is in full force and effect and will remain in full force and effect immediately following Closing. The Policies are legal, binding and sufficient for material compliance with all applicable Laws and all contracts to which the Company or one of its Subsidiaries is a party. There are no pending material claims where coverage has been denied, rejected or disputed by any insurer within the past three (3) years.

(t) Affiliate Transactions. Except as set forth on Schedule 3.1(t) of the Sellers Disclosure Schedule, (i) no officer, director, shareholder, equityholder, member, manager or partner of the Company or any of its Subsidiaries, as applicable, (ii) any immediate family member of any of the foregoing, or (iii) any of their respective Affiliates (collectively, the “Related Parties”) is a party to any Material Contract or has any material interest in any material property used by the Company or any of its Subsidiaries. None of the Related Parties, on the one hand, and none of the Company or any of its Subsidiaries, on the other hand, owe any material amount to the other, other than pursuant to agreements or promissory notes entered into on an arms’ length basis.

(u) Brokers. Except as set forth on Schedule 3.1(u) of the Sellers Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(v) Material Contracts. Schedule 3.1(v) of the Sellers Disclosure Schedule sets forth a true, correct and complete list of (collectively, the “Material Contracts”):

(i) each Contract to which the Company or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement;

(ii) any Contract that purports to limit the right of the Company or its Subsidiaries to (A) engage or compete in any line of business or (B) compete with any Person or operate in any location, in the case of each of (A) and (B), that is material to the Company and its Subsidiaries, taken as a whole, including any non-compete agreements or agreements limiting the ability of the Company or any of its Subsidiaries from soliciting customers or employees;

(iii) any Contract that contains any “most favored nation”, “take or pay”, minimum requirements, right of first refusal or other similar provisions with respect to any transaction engaged in by the Company or its Subsidiaries, except in each case, for contracts entered into in the ordinary course of operation of the Company and its Subsidiaries;

(iv) any Contract providing for the granting of exclusive rights by the Company or its Subsidiaries;

(v) any customer or supply Contract with a remaining duration of one (1) or more years that involves required payments by or to the Company or any of its Subsidiaries of more than $2,000,000;

(vi) any Contract which contemplates consideration in excess of $5,000,000 with respect to the acquisition or disposition of any Person or line of business, whether by way of merger, acquisition of equity securities or acquisition of assets;

(vii) any Contract with respect to the settlement of any litigation, proceeding or claim involving non-monetary relief or monetary relief in excess of $2,000,000;

(viii) any Contract or agreement relating to the borrowing of money or extension of credit pursuant to which the Company or any of its Subsidiaries has a borrowing capacity of more than $5,000,000 or outstanding Indebtedness of more than $10,000,000;

(ix) any Contract entered into (A) for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets, rights or capital stock or other equity interests of another Person pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations or (B) outside the ordinary course of business for aggregate consideration under any such Contract in excess of $5,000,000;

(x) any Contract (A) with a Governmental Entity or (B) that is a Lease with an outstanding payment obligation in excess of $2,000,000 over the term of such Lease;

(xi) any Contract that is a limited liability company agreement, or that is related to the formation, governance or operation of any joint venture, partnership or other similar agreement or arrangement, other than any such Contract solely between or among any of the Company and its Subsidiaries;

(xii) any Contract pursuant to which the Company or any of its Subsidiaries grants to any Person, or is granted, any license or other rights with respect to material Intellectual Property but excluding non-exclusive licenses granted by the Company in the ordinary course of business and licenses for commercially available off-the-shelf Software licensed to the Company or any of its Subsidiaries for less than $50,000;

(xiii) any material Contract that is a currency or interest hedging arrangement;

(xiv) any material Contract containing a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase securities of another Person;

(xv) any Contract that includes any Affiliate of the Company (other than a Subsidiary of the Company) as a counterparty;

(xvi) all employment, consulting or other similar Contracts which (A) provide for annual base compensation in excess of $150,000, (B) provide for transaction bonuses, change in control payments, retention payments or severance, or (C) otherwise restrict the Company or any of its Subsidiaries’ ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or no reason, in each case other than any such employment, consulting or other similar Contract that is terminable at will, without penalty or Obligation to the Company or any of its Subsidiaries; and

(xvii) any collective bargaining agreement or other Contract with any trade union, works council, or labor organization.

Except as would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to the Company and its Subsidiaries, taken as whole, neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract nor, to the Knowledge of the Sellers, is any other party to any such Material Contract in breach or default thereunder. Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability (of any nature) to the Company or any of its Subsidiaries, as of the date hereof, (A) neither the Company nor any of its Subsidiaries has received any claim or notice of breach of or default under any such Material Contract or any notice of intent to cancel or terminate any Material Contract, and (B) no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any Material Contract by the Company or any of its Subsidiaries party thereto (in each case, with or without notice or lapse of time or both).

(w) Exclusivity of Representations and Warranties.

(i) Except as otherwise expressly set forth in this Section 3.1 (as modified by the Sellers Disclosure Schedules), any certificate delivered pursuant to this Agreement or in any Ancillary Agreements, the Sellers expressly disclaim any representations or warranties of any kind or nature in respect of the Company, express or implied, including any representations or warranties as to the Company’s Subsidiaries, their respective businesses and affairs or the transactions contemplated by this Agreement.

(ii) Without limiting the generality of the foregoing, except for the representations and warranties in this Section 3.1, any certificate delivered pursuant to this Agreement or in any Ancillary Agreements, neither the Sellers nor any other Person has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Company or its Subsidiaries that have been made available to Parent, including due diligence materials, or in any presentation of the business and affairs of the Company or its Subsidiaries by the management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Sellers on behalf of the Company and its representatives, are not and shall not be deemed to be or to include representations or warranties made by the Sellers on behalf of the Company, and are not and shall not be deemed to be relied upon by Parent in executing, delivering and performing this Agreement and the transactions contemplated hereby, except, in each such case, to the extent of any representation or warranty provided in this Section 3.1, any certificate delivered pursuant to this Agreement or in any Ancillary Agreements with respect to any such matters.

Section 3.2 Representations and Warranties of the Sellers. Except as set forth on the Sellers Disclosure Schedule, each of the Sellers, severally, and not jointly and severally, make the representations and warranties to Parent as follows, in each case as of the date hereof and as of the Closing Date.

(a) Organization, Standing and Power.

(i) If such Seller is a natural person, such Seller is of sound mind, has the legal capacity to enter into this Agreement and the Ancillary Agreements to which he or she is a party, has entered into or will enter into this Agreement and the Ancillary Agreements to which he or she is a party on his or her own will, and understands the nature of the obligations to be assumed by him or her under this Agreement and the Ancillary Agreements to which he or she is a party.

(ii) If such Seller is not a natural person, such Seller is a corporation, exempted company or limited liability company, as applicable, duly organized or incorporated, validly existing and in good standing under the applicable Laws of its state of incorporation or formation, as applicable, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary. Such Seller has heretofore made available to Parent complete and correct copies of its Organizational Documents, each as amended to date, and each such document is (i) in full force and effect and (ii) has not been amended in any respect from the copy made available to Parent.

(b) Authority; No Violations, Consents and Approvals.

(i) Such Seller has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the Stock Purchase and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by such Seller, and the consummation by such Seller of the Stock Purchase and the other transactions contemplated hereby and thereby, have, if such Seller is not a natural person, been duly authorized by all necessary corporate or limited liability action, as applicable, on the part of such Seller. This Agreement and, when executed, each applicable Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by such Seller and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms subject, as to enforceability, to the Bankruptcy Exception.

(ii) The execution and delivery of this Agreement does not, and the consummation of the Stock Purchase and other transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, (A) if such Seller is not a natural person, any provision of such Seller’s Organizational Documents or (B) any Law applicable to such Seller.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by such Seller in connection with the execution and delivery of this Agreement by such Seller or the consummation by such Seller of the Stock Purchase and other transactions contemplated hereby, except for: (A) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover Laws; and (B) such filings and approvals as may be required by any securities, corporate or other applicable Laws set forth on Schedule 3.2(b)(ii) of the Sellers Disclosure Schedule.

(c) Ownership and Transfer of Company Stock. Such Seller is the record and beneficial owner of the Company Stock set forth opposite such Seller’s name on Schedule 3.2(c) of the Sellers Disclosure Schedule, free and clear of all Liens (other than any Liens created applicable securities Laws). Such Seller has the power to sell, transfer, assign and deliver its Company Stock as provided in this Agreement, and such delivery will convey to Parent good, valid and marketable title to such Company Stock, free and clear of all Liens (other than any Liens created by applicable securities Laws).

(d) Information Supplied. None of the information supplied or to be supplied by or on behalf of such Seller prior to the Closing Date related to such Seller expressly for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement will, at the time the S-4 Registration Statement / Proxy Statement is declared effective by the SEC and at the date mailed to shareholders of Parent at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement / Proxy Statement, insofar as it relates to information supplied by or on behalf of such Seller related to such Seller for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, such Seller makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement or any Parent SEC Documents.

(e) Brokers. Except as set forth on Section 3.2(e) of the Sellers Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf such Seller.

Section 3.3 Representations and Warranties of Parent. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent to the Shareholder Representatives on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) and except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are related to forward-looking statements, Parent makes the representations and warranties to the Sellers, as follows, in each case as of the date hereof and as of the Closing Date.

(a) Organization, Standing and Power. Parent is a corporation or exempted company, as applicable, duly organized or incorporated, validly existing and in good standing under the applicable Laws of its state of incorporation or formation, as applicable, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Sellers complete and correct copies of its Organizational Documents, each as amended to date, and each such document is (i) in full force and effect and (ii) has not been amended in any respect from the copy made available to the Sellers.

(b) Capital Structure.

(i) As of the date hereof: (A) 200,000,000 Existing Parent Class A Shares , par value $0.0001 per share, are authorized and 45,000,000 shares are issued and outstanding; (B) 20,000,000 Existing Parent Class F Shares, par value $0.0001 per share (Existing Parent Class F Shares together with the Existing Parent Class A Shares, the “Existing Parent Ordinary Shares”), are authorized and 11,250,000 are issued and outstanding; (C) 1,000,000 preference shares of Parent, par value $0.0001 per share (“Parent Preference Shares”) are authorized and 0 are issued and outstanding; (D) 7,333,333 warrants to purchase 7,333,333 Class A Shares (the “Private Placement Warrants”) are outstanding and (E) 15,000,000 warrants to purchase 15,000,000 Class A Shares (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Existing Parent Class A Shares, Existing Parent Class F Shares, Parent Preference Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Encumbrances.

(ii) Subject to approval of the Transaction Proposals, the equity portion of the Total Consideration, when delivered, as applicable, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound.

(c) Authority; No Violations, Consents and Approvals.

(i) Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Parent and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, other than with respect to Parent the receipt of the Parent Shareholder Approval. This Agreement and, when executed, each Ancillary Agreement, has been duly executed and delivered by Parent, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms, subject as to enforceability, to the Bankruptcy Exception.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of (A) the Organizational Documents of Parent or any of its respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 3.3(c)(iii) are duly and timely obtained or made, any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby except for: (A) the filing of a premerger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other applicable Laws set forth on Schedule 3.3(c) of the Parent Disclosure Schedule; and (E) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. With respect to the Transaction Proposals, the following approvals of the existing shareholders of Parent shall be required (the “Parent Shareholder Approval”):

(A) the Business Combination Proposal shall require an ordinary resolution under Cayman Islands law which requires the affirmative vote (in person or proxy) of a simple majority of the shareholders of Parent who attend and vote at the Parent Shareholders Meeting;

(B) the NYSE Proposal shall require the affirmative vote (in person or proxy) of a simple majority of the shareholders of Parent who attend and vote at the Parent Shareholders Meeting;

(C) the Parent Domestication shall require a special resolution under Cayman Islands law which requires the affirmative vote (in person or proxy) of a majority of not less than two-thirds of the shareholders of Parent who attend and vote at the Parent Shareholders Meeting; and

(D) each of the Organizational Documents Proposals shall require a special resolution under Cayman Islands law which requires the affirmative vote (in person or proxy) of a majority of not less than two-thirds of the shareholders of Parent who attend and vote at the Parent Shareholders Meeting.

The Parent Shareholder Approval is the only vote of the holders of any class or series of shares of Parent necessary to approve the transactions contemplated by this Agreement.

(d) Transaction Expenses. Set forth on Schedule 3.3(d) of the Parent Disclosure Schedule are the estimated Parent Transaction Expenses; provided that Parent may deliver an updated Schedule 3.3(d) (including any updates to the estimated Parent Transaction Expenses) to the Shareholder Representative no later than five (5) Business Days prior to Closing.

(e) SEC Documents.

(i) Parent has made available (including via the EDGAR system) to the Sellers a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxies, registration statement and other documents filed by Parent with the SEC since its initial registration of the Existing Parent Ordinary Shares (the “Parent SEC Documents”) and prior to the date of this Agreement. Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other applicable Law, as the case may be, and the rules and regulations of the SEC thereunder, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed each report, statement, schedule, prospectus, and registration statement that Parent was required to file with the SEC since its inception. Parent has made available (including via the EDGAR system) to the Sellers all material correspondence between the SEC, on the one hand, and the Sellers or any of its Subsidiaries, on the other hand, since the initial registration of the Existing Parent Ordinary Shares. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents. As of the date hereof, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) to the knowledge of Parent, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document.

(ii) The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(iii) There are no liabilities of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP other than (i) liabilities adequately provided for on the unaudited consolidated balance sheet of Parent for the quarter ended March 31, 2019 (including the notes thereto); (ii) liabilities incurred in the ordinary course of business subsequent to March 31, 2019; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; and (iv) liabilities which would not reasonably be likely to have, individually or in the aggregate, a materially adverse effect on the financial position of Parent and its Subsidiaries, taken as a whole.

(iv) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

(f) Information Supplied. None of the information supplied or to be supplied by Parent prior to the Closing expressly for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement will, at the time the S-4 Registration Statement / Proxy Statement is declared effective by the SEC and at the date mailed to shareholders of Parent or at the time of the Parent Shareholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement / Proxy Statement (other than with respect to information supplied by Company for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Shareholder Representatives, the Sellers or the Shareholder Representatives or the Sellers on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement.

(g) Absence of Certain Changes or Events. Since December 31, 2018, there has not (i) been any Parent Material Adverse Effect, and (ii) Parent has conducted itself only in the ordinary course of business consistent with past practice.

(h) No Default. Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Parent Articles of Association or the comparable charter or organizational documents of any of Parent’s Subsidiaries, or (ii) any Law applicable to Parent or any of its Subsidiaries, except, in each case, for defaults or violations which would not be materially adverse to Parent.

(i) Compliance with Applicable Laws. Since the date of its incorporation or formation, as applicable, Parent has not been in violation of any applicable Law, except for violations which would not be reasonably likely, individually or in the aggregate, to result in material liability to Parent. Since the date of its incorporation, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened, other than those the outcome of which would not be reasonably likely, individually or in the aggregate, to result in material liability to Parent.

(j) Litigation. As of the date hereof, there is no (i) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against Parent or any of its Subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

(k) Related Party Agreements. Schedule 3.3(k) of the Parent Disclosure Schedule sets forth a true and complete list of any Contract between Parent or any of its Subsidiaries, on the one hand, and Parent Sponsor, any of Parent Sponsor’s Affiliates or any of Parent’s Affiliates (other than Parent’s Subsidiaries) on the other hand.

(l) Listing. The issued and outstanding Existing Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Existing Parent Ordinary Shares or prohibit or terminate the listing of Existing Parent Ordinary Shares on NYSE. Except as otherwise set forth in this Agreement, Parent has taken no action that is designed to terminate the registration of Existing Parent Ordinary Shares under the Exchange Act.

(m) Trust Account.

(i) As of May 31, 2019, Parent had $461,191,711.70 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement for the benefit of its public stockholders. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(ii) The Trust Agreement is valid, binding and in full force and effect and enforceable against Parent and, to the Knowledge of Parent, the Trustee in accordance with its terms and has not been amended or modified.

(iii) There are no separate agreements, side letters or other agreements or understandings (whether written or underwritten, express or implied) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Knowledge of Parent, that would entitle any Person (other than the shareholders of Parent who exercise the Parent Shareholder Redemption) to any portion of the proceeds in the Trust Account.

(iv) Prior to the Closing, none of the funds held in the Trust Account will be released except (A) to pay income and franchise Taxes from any interest income earned in the Trust Account, (B) to redeem Existing Parent Class A Shares in accordance with Parent’s Organizational Documents and (C) to fund Parent’s working capital requirements, subject to an annual limit of $750,000.

(n) Exclusivity of Representations and Warranties.

(i) Except as otherwise expressly set forth in this Section 3.3 (as modified by the Parent Disclosure Schedules), any certificate delivered pursuant to this Agreement or in any Ancillary Agreements, Parent expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to its or their Subsidiaries, their respective businesses and affairs or the transactions contemplated by this Agreement, as applicable.

(ii) Without limiting the generality of the foregoing, except for the representations and warranties in this Section 3.3, any certificate delivered pursuant to this Agreement or in any Ancillary Agreements, neither Parent nor any of its respective Affiliates, nor any representative of the foregoing, nor any of their respective employees, officers, directors or equityholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of Parent nor any of its respective Subsidiaries, that have been made available to the Sellers or to the Company, including due diligence materials, or in any presentation of the business and affairs of Parent nor any of its respective Subsidiaries, by the management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Sellers or the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by any of Parent and its respective representatives, are not and shall not be deemed to be or to include representations or warranties of Parent, and are not and shall not be deemed to be relied upon by the Sellers or the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby, except, in each such case, to the extent of any representation or warranty provided in this Section 3.3, any certificate delivered pursuant to this Agreement or in any Ancillary Agreements with respect to any such matters.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE TRANSACTION

Section 4.1 Conduct of Business by the Company and its Subsidiaries Pending the Transaction. The Sellers, severally, and not jointly and severally, covenant and agree that, from the date hereof until the Closing, except as set forth on Schedule 4.1 of the Sellers Disclosure Schedule, as expressly contemplated by this Agreement or any Ancillary Agreement, as required by any applicable Laws or as otherwise consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers will cause the Company to comply with the following:

(a) Ordinary Course. Each of the Company and its Subsidiaries shall conduct its businesses in the ordinary course and shall use reasonable best efforts to preserve intact its present business organization and material Permits, maintain all of the assets and properties of, or used by, the Company and the Subsidiaries, in all material respects, in their current condition, ordinary wear and tear excepted, retain its current officers and Key Employees, and preserve its relationships with its key customers and suppliers and others having significant business dealings with it, including to the extent necessary to preserve its goodwill and ensure that its and its Subsidiaries’ ongoing business shall not be impaired in any material respect at the Closing.

(b) Distributions; Changes in Stock. Except for transactions solely among the Company and its Subsidiaries, the Company shall not and shall not permit any of its Subsidiaries to: (i) split, combine, or reclassify any membership interests, capital stock or any other equity interests, as applicable, in the Company or any Subsidiary of the Company; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in the Company or any Subsidiary of the Company, other than in connection with the forfeiture of equity-based incentive compensation awards outstanding as of the date hereof solely in accordance with the terms of such awards; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock), as applicable, in the Company or any Subsidiary of the Company, other than in connection with the settlement or exercise of any Company Warrants or any equity-based incentive compensation awards outstanding as of the date hereof solely in accordance with the terms of such awards; or (iv) declare, set aside or pay any dividend or make any other distribution.

(c) Governing Documents. The Company shall not amend or propose to amend the Company Certificate and shall not permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar or Organizational Documents.

(d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any Permits from or any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any wholly owned Subsidiary or joint venture investment of the Company except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case (A) existing as of the date of this Agreement or (B) in the ordinary course of business consistent with past practice and not in excess of $500,000 individually or $5,000,000 in the aggregate.

(e) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, any portion of its assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice or pursuant to agreements existing on the date hereof and set forth on Schedule 4.1 of the Sellers Disclosure Schedule.

(f) No Dissolution. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up.

(g) Accounting. The Company shall not, and shall not permit any of its Subsidiaries to, change in any material respect their accounting methods or policies, except as required by GAAP.

(h) Tax Matters. The Company shall not (i) make or rescind any Tax election or change any annual accounting period or method of accounting relating to Taxes, (ii) amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent, the Company or the Surviving NewCo in respect of any post-closing Tax period, or (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

(i) Related Party Agreements. The Company shall not, and shall not permit its Subsidiaries to, enter into or amend any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons (including the Company and its Subsidiaries) or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(j) Compensation and Benefits. The Company shall not, and shall not permit its Subsidiaries to (i) increase in any manner the compensation or benefits of any current or former officer, employee, director or individual independent contractor of the Company, except for increases required by the existing terms of an Employee Benefit Plan in effect on the date hereof or applicable Law, (ii) merge, terminate or amend any Employee Benefit Plan, or establish or adopt any arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement, (iii) hire, engage or terminate any employee or individual independent contractor, or change the classification or status in respect of any employee or independent contractor, other than (A) terminations for cause and (B) new hires with annual base compensation no greater than $150,000 to fill non-executive vacancies occurring following the date hereof, (iv) loan or advance any money or other property to any present or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (v) grant any severance, bonus, incentive equity or change in control benefits or (vi) take any action to accelerate the vesting or payment of, otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan.

(k) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to (other than draws under the Credit Agreement): (i) incur, create or assume any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, or (ii) except in the ordinary course of business consistent with past practice, create any material Encumbrances on any material property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances, (iii) cancel or forgive any Indebtedness in excess of $200,000 owed to the Company or any of its Subsidiaries or (iv) make or incur any capital expenditures, except for capital expenditures (A) in the ordinary course of business consistent with past practice or (B) other capital expenditures in an amount not to exceed $500,000 individually or $5,000,000 in the aggregate.

(l) No Modifications. The Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any lease of real property or modify or amend any Lease, except in the ordinary course of business consistent with past practice, or (ii) amend in any materially adverse respect or terminate or extend any Material Contract except extensions, renewals and non-renewals of existing Material Contracts in the ordinary course of business consistent with past practice.

(m) Litigation. The Company shall not, and shall not permit its Subsidiaries to, settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any of its Subsidiaries, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (i) do not exceed, in any individual case, $500,000, and (ii) would not prohibit or materially restrict the Company or its Subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted.

(n) Agreements. The Sellers agree to cause the Company not to, and to cause the Company not to permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.1.

Notwithstanding the provisions of this Section 4.1, the Company may take any action that would otherwise be prohibited by clauses (a), (d), (e), (l) or (n) without Parent’s consent to the extent that such action would not require the Company to amend or supplement the S-4 Registration Statement / Proxy Statement.

Section 4.2 Conduct of Business by Parent Pending the Closing. Parent covenants and agrees that, prior to the Closing, except as set forth on Schedule 4.2 of the Parent Disclosure Schedule, as expressly contemplated by this Agreement or any Ancillary Agreement, as required by any applicable Laws or as otherwise consented to by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Ordinary Course. Each of Parent and its Subsidiaries shall conduct its businesses in the ordinary course.

(b) Distributions; Changes in Stock. Except for transactions solely among Parent and its Subsidiaries, Parent shall not and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Parent; or (iii) other than in connection with any Ancillary Agreement or as otherwise required by Parent’s Organizational Documents in order to consummate the transactions contemplated hereby or thereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock of, or other equity interests in, Parent or any of its Subsidiaries outstanding on the date of this Agreement.

(c) Issuance of Securities. Other than in respect of issuances in connection with the Subscription Agreements, Parent shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests.

(d) Governing Documents. Other than pursuant to this Agreement, Parent shall not amend or propose to amend the Organizational Documents of Parent and shall not permit any of its Subsidiaries to amend or propose to amend its Organizational Documents.

(e) No Acquisitions. Except as contemplated hereby, Parent shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of Parent, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than Parent or any wholly owned Subsidiary.

(f) Trust Account. Parent shall not, in any material respect, amend the Trust Agreement or any other agreement related to the Trust Account.

(g) No Dissolution. Parent shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up.

(h) Accounting. Parent shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by GAAP.

(i) Related Party Agreements. Parent shall not enter into or amend any Contract with any former or present director or officer of Parent or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act other than in connection with any Director Letter Agreement or any Parent Sponsor Loan.

(j) Indebtedness. Parent shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Parent or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances or any Parent Sponsor Loan.

(k) Agreements. Parent shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.2.

Section 4.3 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Sellers shall not, and shall cause the Company and its respective Subsidiaries not to, and shall use reasonable best efforts to cause their and their respective Subsidiaries’ Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person (other than Parent, its Subsidiaries and their respective Representatives) or other entity or group, concerning any acquisition (whether by purchase of stock or assets or otherwise) of equity interests in the Company or its Subsidiaries or of all or any material portion of the assets of the Company or its Subsidiaries or any other transaction involving a change in ownership, or a debt or equity financing of the Company (a “Company Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any non-public information with respect to any Company Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Company Alternative Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated by this Agreement shall not be deemed a violation of this Section 4.3(a). If the Sellers, the Company, their respective Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to a Company Alternative Transaction at any time prior to the Closing, then the Sellers or the Company, as the case may be, shall promptly (and in no event later than twenty-four (24) hours after the Sellers or the Company, as the case may be, become aware of such inquiry or proposal) (A) advise Parent orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide Parent a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that the Sellers and the Company are subject to an exclusivity agreement with respect to the sale of the Company or its Subsidiaries that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 4.3(a) by any of the Sellers, the Company, their respective Subsidiaries, Affiliates or their or any of their respective Subsidiaries’ or Affiliates’ Representatives shall be deemed to be a breach of this Section 4.3(a) by the Sellers or the Company (as the case may be).

(b) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Subsidiaries not to and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person (other than the Company, its Subsidiaries and their respective Representatives) or other entity or group, concerning any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding) relating to a Business Combination (as defined in Parent’s Articles of Association) (a “Parent Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any non-public information with respect to any Parent Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Parent Alternative Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated by this Agreement shall not be deemed a violation of this Section 4.3(b). If Parent, its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to a Parent Alternative Transaction at any time prior to the Closing, then Parent shall promptly (and in no event later than twenty-four (24) hours after Parent becomes aware of such inquiry or proposal) (A) advise the Shareholder Representatives orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide the Shareholder Representatives a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that Parent is subject to an exclusivity agreement with respect to a Parent Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 4.3(b) by any of Parent, its Subsidiaries, Affiliates or any of their respective Representatives shall be deemed to be a breach of this Section 4.3(b) by Parent.

Section 4.4 Consents. The Sellers shall cause the Company, and shall cause the Company to cause its Subsidiaries, to use their respective reasonable best efforts to obtain any consent that may be required under the Credit Agreement. Parent agrees to take reasonable actions to cooperate with the Sellers, the Shareholder Representatives and the Company in connection with the foregoing, including participating in meetings with the lenders and providing documentation and other information with respect to Parent that is reasonably requested by the lenders pursuant to any “know your customer” and any anti-money laundering rules and regulations, including the Patriot Act.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of S-4 Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable after receipt by Parent from the Shareholder Representatives of all financial and other information relating to the Company (in accordance with Section 5.1(b)) as Parent may reasonably request for its preparation, Parent shall, and the Sellers shall cause the Company to, prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Shareholder Representatives), and Parent shall file with the SEC under the Securities Act, a registration statement on Form S-4 relating to the transactions contemplated by this Agreement (as amended from time to time, the “S-4 Registration Statement / Proxy Statement”) (it being understood that the S-4 Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus and which will be used for the Parent Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Parent Organizational Documents, applicable Law and any applicable rules and regulations of the SEC and NYSE). Parent shall, and the Sellers shall cause the Company to, use their reasonable best efforts to: (a) cause the S-4 Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (b) promptly notify the other parties hereto of and cooperate with each other with respect to any comments of the SEC or its staff within one (1) Business Day of receipt of such comments, and promptly respond to such comments (and, in any event, within five (5) Business Days); (c) have the S-4 Registration Statement / Proxy Statement declared effective under the Securities Act as soon as reasonably practicable after it is filed with the SEC; (d) within two (2) Business Days after such declaration commence mailing the S-4 Registration Statement / Proxy Statement to the respective shareholders of each of Parent and the Company; and (e) keep the S-4 Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Each of Parent, on the one hand, and the Sellers (who shall cause the Company to), on the other hand, shall, within two (2) Business Days of a request by the other, furnish the other all information concerning such party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1; provided, that, neither Parent, the Shareholder Representatives nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (i) such party obtains the prior written consent of the others to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (ii) to the extent that use of such information is required to avoid violation of applicable Law. If Parent, the Sellers, the Shareholder Representatives or the Company become aware of any information that should be disclosed in an amendment or supplement to the S-4 Registration Statement / Proxy Statement, then: (A) such party shall inform the others thereof within one (1) Business Day of becoming so aware; (B) such party shall prepare and mutually agree upon with the others (and its counsel) (such agreement not to be unreasonably withheld, conditioned or delayed by Parent or the Shareholder Representatives), an amendment or supplement to the S-4 Registration Statement / Proxy Statement; (C) Parent shall file such mutually agreed upon amendment or supplement with the SEC; and (D) Parent shall, and the Sellers shall cause the Company to, cooperate, if appropriate and at Parent’s expense, in mailing such amendment or supplement to the shareholders of Parent and the shareholders of the Company. Parent shall promptly advise the Shareholder Representatives and the Company of the time of effectiveness of the S-4 Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the New Parent Class A-1 Stock for offering or sale in any jurisdiction, and Parent shall, and the Sellers shall cause the Company to, use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) The Sellers shall cause the Company to, within two (2) Business Days of a request by Parent, provide Parent with all information concerning the Company and the management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested or required by Parent for inclusion in the S-4 Registration Statement / Proxy Statement.

Section 5.2 Access to Information. The Sellers shall cause the Company to afford Parent and its officers, directors, employees, accountants, consultants, agents, legal counsel, advisors and other representatives (collectively, the “Representatives”) reasonable access, at reasonable times upon reasonable prior notice, to the officers, employees, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall furnish reasonably promptly to Parent and its Representatives such information concerning the Company’s and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent including in connection with the preparation of the S-4 Registration Statement / Proxy Statement. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries. Notwithstanding the foregoing provisions of this Section 5.2, the Sellers shall not be required to cause the Company or any of the Company’s Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by applicable Law; provided, that, the Sellers shall cause the Company to withhold only that portion of such information that is reasonably required to be withheld in order to preserve such privilege or comply with such applicable Law or Contract. The Confidentiality Agreement, dated as of April 8, 2019, between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Sellers, on behalf of the Company, acknowledge that, in connection with the equity financing relating to the transactions contemplated by this Agreement, Parent shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the equity financing sources, which information may include Confidential Information; provided, that, Parent provides the Shareholder Representatives with a reasonable opportunity to review and provide comments to such presentation and the Shareholder Representatives consent to the contents thereof.

Section 5.3 Parent Shareholders’ Meeting. Upon the effectiveness of the S-4 Registration Statement / Proxy Statement, Parent shall: (i) take all action necessary under applicable Law and the Parent Articles of Association to call, give notice of, convene and hold an extraordinary general meeting of Parent (the “Parent Shareholders Meeting”) to seek (A) adoption and approval of this Agreement by the holders of Existing Parent Ordinary Shares in accordance with applicable Law and exchange rules and regulations (the “Business Combination Proposal”), (B) approval of the issuance of New Parent Class A-1 Stock in accordance with applicable Law and exchange rules and regulations in accordance herewith (the “NYSE Proposal”), (C) approval of the Parent Domestication, (D) amendment and restatement of the Parent Organizational Documents, in substantially the forms attached as Exhibits M, N and O to this Agreement (as may be subsequently amended by mutual written agreement of Shareholder Representatives and Parent at any time before the S-4 Registration Statement / Proxy Statement is declared effective by the SEC), (the “Organizational Documents Proposals”) and (E) approval of any other proposals reasonably agreed by Parent and Shareholder Representatives to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals, together, the “Transaction Proposals”), which Parent Shareholders Meeting will be held as promptly as reasonably practicable following the declaration of effectiveness of the S-4 Registration Statement / Proxy Statement by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the Parent Shareholders Meeting. Parent shall, through the Parent Board, include a statement in the S-4 Registration Statement / Proxy Statement to the effect that the Parent Board recommends that the Parent shareholders vote in favor of the Transaction Proposals (the “Parent Board Recommendation”). To the extent that Closing will not occur by or before 30 September 2019, Parent shall, provided that the parties are still working in good faith to consummate the transactions contemplated by this Agreement, take all action reasonably necessary under applicable Law and the Parent Articles of Association to call, give notice of, convene and hold an extraordinary general meeting of Parent to seek an extension to the time periods set out in Article 49.4 of the Parent Articles of Association. The Parent Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Sellers or the Company, the Parent Board Recommendation (a “Change in Recommendation”); provided, that, the Parent Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the Parent Board of its fiduciary obligations under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, Parent may, with the consent of the Parent Shareholders Meeting, adjourn or postpone the Parent Shareholders Meeting (x) to the extent necessary to ensure that any required supplement or amendment to the S-4 Registration Statement / Proxy Statement is provided to Parent’s shareholders or, if as of the time for which the Parent Shareholders Meeting is scheduled there are insufficient Existing Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or (y) in order to solicit additional proxies from shareholders of Parent in favor of the adoption of each of the Transaction Proposals.

Section 5.4 Company Migration. The parties hereto agree to discuss in good faith a potential reincorporation of the Company to the State of Delaware (the “Company Migration”) prior to the Closing.

Section 5.5 Antitrust Approvals and Other Approvals; Efforts.

(a) Except for the filings and notifications made pursuant to the HSR Act or other applicable Antitrust Laws to which Sections 5.5(b) and (d), and not this Section 5.5(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously pursue, and shall cooperate fully with each other in the pursuit of, such matters.

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, Parent shall, and the Sellers cause the Company to, make all pre-merger notification filings required under the HSR Act. Each of Parent, on the one hand, and the Sellers (who shall cause the Company to), on the other hand, shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any filings under the HSR Act. Unless otherwise agreed, Parent shall, and the Sellers shall cause the Company to, each use their reasonable best efforts to ensure the prompt expiration of any applicable waiting period, termination of any suspensory obligation or the clearance or approval under the HSR Act. Parent shall, and the Sellers shall cause the Company to, each use their reasonable best efforts to respond to and comply, as advisable, with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating any applicable Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade, lessening of competition or abusing a dominant position (collectively, “Antitrust Laws”), including the U.S. Federal Trade Commission, the U.S. Department of Justice, any attorney general of any state of the United States or any other competition authority of any jurisdiction (“Antitrust Authority”). Each of Parent, on the one hand, and the Sellers (who shall cause the Company to), on the other hand, shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority. Parent shall be entitled to direct any proceedings or negotiations with any Antitrust Authority or other Person relating to any of the foregoing. Unless expressly prohibited by a Governmental Entity, Parent shall, to the extent practicable, permit the Shareholder Representatives to participate in any material meeting or communication with a Governmental Entity with regard to obtaining any Antitrust Approval.

(c) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than thirty (30) Business Days following the date of this Agreement, Parent shall and the Sellers shall cause the Company to, make all filings and submissions with the Pennsylvania Gaming Control Board (including, for the avoidance of doubt, all filings required to be made with respect to the Pennsylvania Gaming Approval) and the Illinois Gaming Board, or such successor Governmental Entity, as are required under any Law applicable to such party or any of its Affiliates. The Sellers shall cause the Company to, and Parent shall, keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Pennsylvania Gaming Control Board or Illinois Gaming Board. The Shareholder Representatives and Parent shall jointly direct any proceedings or negotiations with the Pennsylvania Gaming Control Board or the Illinois Gaming Board (or any other similar Governmental Entity) or other Person related to the any of the foregoing. Unless expressly prohibited by a Governmental Entity, the Sharehodler Representatives and Parent shall, to the extent practicable, participate in any material meeting or communication with a Governmental Entity with regard to obtaining the Pennsylvania Gaming Approval.

(d) Subject to the terms and conditions of this Agreement, Parent will, and the Sellers shall cause the Company to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, as determined by them in their reasonable discretion, to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VI to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties to the extent required for the consummation of the transactions contemplated hereby, and (iv) execute and deliver additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, that, neither any of the parties hereto nor the Company shall be required to take, or cause to be taken, any actions that are not contingent on the Closing.

(e) Parent shall not, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under the HSR Act with respect to this Agreement.

Section 5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Closing, Parent shall and shall cause the Surviving NewCo, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, subject to the terms hereof, a director or officer of Parent or the Company, or any of their respective Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of Parent or the Company, or any of their respective Subsidiaries, or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable Laws but solely to the extent such indemnification is provided for in the organizational documents of Parent, the Company, any employment agreement or indemnification agreement effective as of the date hereof. Any Indemnified Person wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent or the Surviving NewCo, as applicable, (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.6 except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to Parent or the Surviving NewCo, as applicable, any undertaking required by applicable Law.

(b) Parent and the Surviving NewCo shall not amend, repeal or otherwise modify the Organizational Documents of Parent or the Surviving NewCo, or any of their respective Subsidiaries, as applicable, in any manner that would affect adversely the rights thereunder with respect to periods prior to the Closing of individuals who at and at any time prior to the Closing were directors or officers of Parent, the Company or any of their respective Subsidiaries, except to the extent required by Law. Parent shall, and shall cause the Surviving NewCo to, fulfill and honor any indemnification agreements between (i) Parent, on the one hand, and any of its directors, officers or employees existing as of the date hereof, and (ii) the Company, on the one hand, and any of its directors, officers or employees existing as of the date hereof.

(c) The Sellers shall cause the Company to, with respect to the Company’s Indemnified Persons, put in place and fully prepay at or prior to the Closing a “tail” insurance policy with a claims period of at least six (6) years from the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing; provided, that, if the aggregate annual premiums for such insurance policies exceed 250% of the per annum rate of premiums currently paid for such insurance policies, then the Sellers shall cause the Company to purchase and maintain insurance policies or tail insurance providing for the maximum coverage that shall then be available at an annual premium equal to 250% of such rate.

(d) Parent will, with respect to its Indemnified Persons, cause to be put in place and shall fully prepay at or prior to the Closing a “tail” insurance policy with a claims period of at least six (6) years from the Closing from an insurance carrier with the same or better credit rating as Parent’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Parent’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing; provided, that, if the aggregate annual premiums for such insurance policies exceed 250% of the per annum rate of premiums currently paid for such insurance policies, then Parent shall purchase and maintain insurance policies or tail insurance providing for the maximum coverage that shall then be available at an annual premium equal to 250% of such rate.

(e) In the event that Parent, the Surviving NewCo or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of such Person shall assume the obligations set forth in this Section 5.6. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification pursuant to this Section 5.6.

(f) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Surviving NewCo hereby agrees to indemnify Parent Sponsor and to hold Parent Sponsor and each of its directors, officers, managers, employees, Affiliates, equityholders, agents, attorneys, representatives, successors and assigns (collectively, the “Parent Sponsor Indemnified Parties”) harmless from and against, and to pay to the applicable Parent Sponsor Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from any actual or threatened Action brought by any equityholder of the Company, or any of their respective directors, officers, managers, employees, Affiliates, equityholders, agents, attorneys, representatives, successors and assigns in connection with any of the transactions contemplated by this Agreement.

Section 5.7 Public Announcements. None of the parties hereto shall, nor shall any of the parties hereto permit any of their representatives to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of Parent, on the one hand, and the Shareholder Representatives, on the other hand (which consent shall not be unreasonably withheld), except as may be required by applicable Law (a “Required Disclosure”). Notwithstanding the foregoing, in the event of a Required Disclosure, to the extent reasonably practicable, the disclosing party will (a) deliver a draft of such press release or public statement to each other party, and shall give each other party reasonable opportunity (but in no event less than twenty-four (24) hours) to comment thereon prior to such disclosure and (b) consider in good faith the reasonable comments of such other party.

Section 5.8 Investigation; No Other Representations or Warranties.

(a) Each of the parties acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon has formed an independent judgment concerning, Parent, the Sellers, the Company and their respective Subsidiaries, and, in each case, their businesses and operations, and each such Person has requested such documents and information from each of the other applicable Persons as each such Person considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each such Person acknowledges and agrees that it has had an opportunity to ask all questions of such other Persons with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

(b) Each of the parties agrees that, except for the representations and warranties made with respect to the Company that are expressly set forth in Section 3.1 of this Agreement or any certificate delivered pursuant to this Agreement, the representations and warranties made with respect to the Sellers that are expressly set forth in Section 3.2 of this Agreement or any certificate delivered pursuant to this Agreement, the representations and warranties of Parent that are expressly set forth in Section 3.3 of this Agreement or any certificate delivered pursuant to this Agreement, and any representations and warranties of such Person expressly set forth in any Ancillary Agreement, no party to this Agreement has, and none of their respective Affiliates or

Representatives have, made and shall not be deemed to have made any representation or warranty of any kind with respect to the matters contemplated by this Agreement or any materials heretofore or hereafter delivered to or made available to each of the other applicable Persons or their respective representatives or Affiliates.

(c) Without limiting the generality of Section 5.8(b), Parent agrees that none of the Sellers, the Company or any of their Affiliates or Representatives, makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to:

(i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent or any of its Affiliates or Representatives; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent or any of its Affiliates or Representatives, except to the extent and as expressly covered by a representation and warranty made (i) with respect the Company, and contained in Section 3.1 of this Agreement or any certificate delivered pursuant to this Agreement, or (ii) by the Sellers and contained in Section 3.2 of this Agreement or any certificate delivered pursuant to this Agreement.

(d) Without limiting the generality of Section 5.8(b), the Sellers agree that neither Parent nor any of its respective Affiliates or Representatives, makes or has made any representation or warranty to the Sellers or any of their respective Affiliates or Representatives with respect to:

(i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of its Subsidiaries or the future business, operations or affairs of Parent or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Company or any of its Affiliates or Representatives; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to the Sellers or any of its respective Affiliates or Representatives, except to the extent and as expressly covered by a representation and warranty made by Parent and contained in Section 3.3 of this Agreement or any certificate delivered pursuant to this Agreement.

(e) Nothing in this Agreement (including this Section 5.8) shall relieve any party hereto of any liability for or limit any Person’s ability to seek any remedy in the event of Actual Fraud. For purposes of this Agreement, “Actual Fraud” means, with respect to a party, each of (i) the existence of a false representation or warranty by such party with respect to any Express Representation, (ii) the actual knowledge of the party making the Express Representation in question that such Express Representation was false when made, and (iii) such false representation or warranty would reasonably be expected to induce another party to act or refrain from acting by the making of such false Express Representation.

Section 5.9 NYSE Listing. From the date of this Agreement through the Closing, Parent shall, and the Sellers shall cause the Company to, use reasonable best efforts to ensure that Parent remains listed as a public company on, and for the Existing Parent Ordinary Shares to be tradable over, the New York Stock Exchange (the “NYSE”).

Section 5.10 Transaction Litigation. Subject to the following sentence, each party hereto shall notify the other parties hereto of the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the transactions contemplated hereby, and shall keep the other parties hereto apprised of any developments with respect to such defense, settlement or prosecution, on a reasonably frequent basis and at such party’s sole cost and expense. Further, the Sellers shall cause the Company to promptly advise Parent orally and in writing of any Action brought by any shareholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement (such Action, a “Shareholder Action”) and shall keep Parent reasonably informed regarding any such litigation. The Sellers shall cause the Company to give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to Parent’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned; provided, that, the Company shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action. Parent shall promptly advise the Shareholder Representatives orally and in writing of any Action brought by any stockholder of Parent against Parent or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Shareholder Representatives reasonably informed regarding any such litigation. Parent shall give the Shareholder Representatives the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to the Shareholder Representatives’ advice, on behalf of the Company, with respect to such litigation and shall not settle any such litigation without the prior written consent of the Shareholder Representatives, such consent not to be unreasonably withheld, delayed or conditioned.

Section 5.11 Section 16 Matters. Prior to the Closing, Parent shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of New Parent Class A-1 Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. Parent shall provide the Sellers with copies of any resolutions proposed to be adopted by the Parent Board in connection with the foregoing prior to such adoption.

Section 5.12 Board of Directors. Promptly following the Closing, Parent shall ensure that the board of directors of Parent at the Closing shall be comprised of seven members, consisting of the individuals set forth on Schedule 5.12.

Section 5.13 280G Approval.

(a) No later than five (5) Business Days prior to the Closing Date, the Sellers shall request a waiver of the right to receive payments and/or benefits that could constitute “parachute payments” under Section 280G of the Code (a “Parachute Payment Waiver”) from each Person who, with respect to the Company or any of its Subsidiaries, would be a “disqualified individual” (within the meaning of Section 280G of the Code) and who might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Sellers shall cause the Company to have delivered each such executed Parachute Payment Waiver so received to Parent before the Closing Date.

(b) To the extent the Company receives any executed Parachute Payment Waivers, then no later than three (3) Business Days prior to the Closing Date, the Sellers shall cause the Company to solicit the approval by the applicable Company Holders necessary to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.13(a) above and the stockholder approval described herein, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax by reason by Section 4999 of the Code.

(c) No later than five (5) Business Days prior to requesting the Parachute Payment Waivers, the Sellers shall cause the Company to provide drafts of such Parachute Payment Waivers, all other stockholder approval materials, and the calculations under Section 280G of the Code to Parent for review and consider in good faith any comments that Parent may provide thereon. To the extent the Company receives any executed Parachute Payment Waivers, then prior to the Closing Date, the Sellers shall cause the Company to deliver to Parent evidence reasonably satisfactory to Parent that a vote of the Company Holders was solicited in accordance with the foregoing provisions of this Section 5.13 and that either (i) the requisite number of votes of the Company Holders was obtained with respect to the amounts waived under the Parachute Payment Waivers (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the amounts waived under the Parachute Payment Waivers shall not be made or provided.

Section 5.14 Repayment of Employee Loans.

(a) Prior to the Closing, the Sellers shall cause the Company to take such action as may be necessary such that, as of the Closing, (i) all agreements between the Company (and its Affiliates) and any director or officer of the Company providing for a loan to such director or officer shall be terminated (including by way of automatic termination in accordance with its terms) and of no further continued force or effect without any obligations or liabilities surviving the Closing, (ii) all accounts payable to either party to such agreements shall be settled and fully discharged with no further obligation or liability to either party, and (iii) all Leakage (if any) has been repaid to the Company in full by any recipients of such Leakage who is either a director or officer of the Company; provided, that, to the extent applicable, any such repayment obligations described in this sentence may be satisfied pursuant to Section 2.1(a)(iii).

(b) Prior to the Closing, the Sellers shall cause the Company to use commercially reasonable efforts to take such action as may be necessary such that, as of the Closing, (i) all agreements between the Company (and its Affiliates) and any employee the Company (other than any directors or officers of the Company) providing for a loan to such employee shall be terminated (including by way of automatic termination in accordance with its terms) and of no further continued force or effect without any obligations or liabilities surviving the Closing, (ii) all accounts payable to either party to such agreements shall be settled and fully discharged with no further obligation or liability to either party, and (iii) all Leakage (if any) has been repaid to the Company in full by any recipients of such Leakage (other than a director or officer of the Company); provided, that, to the extent applicable, any such repayment obligations described in this sentence may be satisfied pursuant to Section 2.1(a)(iii).

Section 5.15 Subscription Agreements. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements.

Section 5.16 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due the Parent Shareholder Redemption Amount, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.17 Pennsylvania Gaming Approval. Unless otherwise agreed in writing by the parties hereto, if the Pennsylvania Gaming Approval is not obtained by September 15, 2019, the parties hereto agree, and the Sellers shall cause the Company to cause its Subsidiaries, to take such actions as are reasonably necessary to consummate the transactions contemplated hereby.

Section 5.18 Post-Closing Merger of the Company. The parties hereto agree that, following the Closing, the Company shall merge with and into NewCo, the separate corporate existence of the Company shall cease and NewCo shall be the surviving company and a direct wholly-owned subsidiary of Parent.

Section 5.19 Sellers’ Board Nominees. Notwithstanding anything to the contrary herein or in any of the Ancillary Agreements, the Sellers shall use commercially reasonable efforts to cause their respective Board Nominees to vote in favor of any action required to cause the Company to take, or not take, any action which the Sellers are required to cause the Company to take, or not take, pursuant to this Agreement or any of the Ancillary Agreements.

Section 5.20 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Parent and the Sellers agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, which obligations shall specifically include the obligation to promptly consummate the transactions contemplated by this Agreement upon the satisfaction of each parties’ applicable conditions set forth in Article VI.

(b) Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s request and without further consideration, the other parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby.

(c) From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Sellers shall, or shall cause the Company to, give prompt notice to Parent, and Parent shall give prompt notice to the Shareholder Representatives and the Company, of (i) any notice or other communication received by such party or parties from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any actions, suits, claims, investigations or other legal proceeding commenced or threatened against, relating to or involving or otherwise affecting such party or its Subsidiaries which relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party or parties contained in this Agreement to be untrue or inaccurate, and (iv) any failure of such party or parties to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.20(c) shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) limit the remedies available to the party receiving such notice, or (C) constitute an acknowledgment or admission of breach of this Agreement.

Section 5.21 Capacity of Sellers. Parent acknowledges and agrees that each of the Sellers is entering into this Agreement and any Ancillary Agreement to which such Seller is a party solely in such Seller’s capacity as a shareholder of the Company and not in any other capacity, including as a member of the Company Board or the Company’s management, as applicable; provided, that, this Section 5.21 shall not serve to limit such Seller’s obligations pursuant to this Agreement to cause the Company to take, or not to take, any action which the Sellers are required to cause the Company to take, or not take, pursuant to this Agreement or any of the Ancillary Agreements.

Section 5.22 Stock Certificates. The Sellers shall use reasonable best efforts to cause each Seller to deliver, or cause to be delivered, certificates which represent such Seller’s shares of Company Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction, or written waiver by both Parent and the Sellers, at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(b) Approvals. The applicable waiting periods (and any extension thereof, including any timing agreements with any Antitrust Authority not to consummate the transactions contemplated by this Agreement) under the HSR Act shall have expired or been terminated.

(c) Pennsylvania Gaming Approval. The Pennsylvania Gaming Approval shall have been obtained.

(d) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and no Law shall have been adopted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited.

(e) Effectiveness of S-4 Registration Statement / Proxy Statement. The S-4 Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the S-4 Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remains pending.

(f) Minimum Cash. The amount of Available Cash shall not be less than the Cash Component.

(g) NYSE Listing. The New Parent Class A-1 Stock to be issued pursuant to this Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

(h) Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining.

Section 6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by Parent:

(a) Representations and Warranties with Respect to the Company. (i) Each of the representations and warranties made with respect to the Company set forth in Sections 3.1(a), 3.1(b), 3.1(c)(i) and 3.1(u) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) the representations and warranties made with respect to the Company set forth in the first sentence of Section 3.1(e) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (iii) all other representations and warranties made with respect to the Company in this Agreement shall be true and correct (disregarding any qualifiers as to materiality or Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to result in a Company Material Adverse Effect.

(b) Representations and Warranties of the Sellers. Each of the representations and warranties of the Sellers set forth in Section 3.2 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date).

(c) Performance of Obligations. The Sellers shall have performed or complied in all material respects with all obligations required to be performed or complied with by the Sellers under this Agreement at or prior to the Closing Date.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(e) Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.2(a), (c) and (d) have been satisfied.

(f) Documents. The Sellers shall have caused the Company to have delivered to Parent executed copies of all of the documents required to be delivered pursuant to Section 1.2(a).

(g) Lender Consent. Parent shall have received evidence of the Company having obtained any required consent under the Credit Agreement.

Section 6.3 Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by the Company:

(a) Representations and Warranties of Parent. (i) Each of the representations and warranties of Parent set forth in Section 3.3(a) and Section 3.3(c)(i) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) each of the representations and warranties of Parent set forth in Section 3.3(b) of this Agreement shall be true and correct other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (iii) each of the representations and warranties of Parent set forth in clause (i) of Section 3.3(g) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) all other representations and warranties of Parent in this Agreement shall be true and correct (disregarding any qualifiers as to materiality or Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d) Compliance Certificate. The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.3(a), (b), and (c) have been satisfied.

(e) Documents. Parent shall have executed and delivered to the Company all of the documents required to be delivered pursuant to Section 1.2(b).

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the effectiveness of the Stock Purchase, whether before or after adoption of this Agreement by the shareholders of Parent (by written notice specifying with particularity the reason for such termination, and any termination, if otherwise in accordance with this Agreement, shall be effective immediately upon delivery of such written notice to the other party):

(a) by mutual written consent of the Shareholder Representatives and Parent;

(b) by either the Shareholder Representatives or Parent:

(i) if (A) any Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or injunction or other action shall have become final and non-appealable or if there shall be adopted any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided, that, the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party (x) whose failure to fulfill any obligation or condition under this Agreement proximately caused such conditions set forth in Sections 6.1, 6.2 or 6.3 hereof to not be or not be able to be satisfied on or prior to the Closing, or (y) in the event that the Pennsylvania Gaming Approval has not been obtained on or prior to the Closing, or (B) the Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Parent Shareholders Meeting;

(ii) if the Closing shall not have been consummated by September 30, 2019 (the “Termination Date”); provided, that, the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party in breach of this Agreement such that the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof will not be satisfied on or prior to the Closing; provided, further, that, the Termination Date shall automatically be extended to November 15, 2019 if, on the Termination Date, Parent is working in good faith to consummate the transactions contemplated by this Agreement and Parent has obtained any shareholder approval as may be required to consummate the transactions contemplated by this Agreement following the Termination Date;

(iii) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, and (B) cannot be or has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and the Termination Date (a “Terminable Breach”); provided, that, the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; and

(c) by either Parent or the Shareholder Representatives if the amount of Available Cash is less than the amount required to satisfy the condition set forth in Section 6.1(f).

Section 7.2 Effect of Termination; Limitations on Damages. In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, the second and third to last sentences of Section 5.2, Section 5.6(f), Section 7.3 and Article VIII; provided, that, no such termination shall relieve any party from liability for damages for a knowing and intentional breach of any representation, warranty or obligation hereunder; provided, that, notwithstanding anything to the contrary contained herein, no party hereto shall be liable under this Agreement for any consequential (including lost profits) damages, punitive or special damages, irrespective of whether such damages are available under applicable Law. For purposes of the foregoing, “intentional breach” shall mean a material breach or material default that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement.

Section 7.3 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

Section 7.4 Extension; Waiver. At any time prior to the effectiveness of the Stock Purchase, the parties hereto, by action taken or authorized by their respective Boards of Directors or similar governing bodies, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto by the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein by the other parties hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, and shall not be deemed a waiver of any future obligations or rights, except to the extent expressly set forth in such waiver.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Cash Component” means the cash payable to Company Holders pursuant to Section 2.1(a)(i) after the application of Section 2.5(a) but without regard to any adjustments pursuant to Section 2.5(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Parent Sponsor be considered an Affiliate of any portfolio company of any investment fund affiliated with TPG Global, LLC nor shall any portfolio company of any investment fund affiliated with TPG Global, LLC be considered to be an Affiliate of Parent Sponsor.

“Aggregate Adjusted Share Consideration” means an amount equal to the aggregate number of shares of New Parent Class A-1 Stock issuable to Company Holders pursuant to Section 2.1(a)(i) after application of Section 2.5(a) but without regard to any adjustments pursuant to Section 2.5(b).

“Aggregate Cash Election Share Differential” means the sum of all Cash Election Share Differential amounts with respect to all Company Holders that are entitled to additional consideration pursuant to Section 2.1(a)(ii).

“Aggregate Fair Market Value” means and amount equal to the sum of (a) the Adjusted Cash Component plus (b) the product of (i) the Aggregate Adjusted Share Consideration multiplied by (ii) the Parent Closing Price.

“Ancillary Agreements” means the Parent Sponsor Support Agreement, the Subscription Agreements, the New Accel Warrant Agreement, the Key Holder Support Agreement and the Registration Rights Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Available Cash” means, as of the Closing, the amount of funds contained in the Trust Account (net of the Parent Shareholder Redemption Amount), plus the amount of Available Financing Proceeds, minus the Parent Transaction Expenses (which shall be deemed to be $22,500,000 (unless otherwise mutually agreed between the Shareholder Representative and Parent Sponsor), and minus the Company Transaction Expenses (which shall be deemed to be $17,000,000 (unless otherwise mutually agreed between the Shareholder Representative and Parent Sponsor)).

“Available Debt Proceeds” means an amount determined by Parent in its sole discretion upon written notice to the Company at any time prior to the Closing (which amount shall not exceed proceeds which are available under the Credit Agreement on Closing or any alternative credit facility arranged by Parent (which alternative credit facility shall be reasonably acceptable to the Company), provided, that, Parent shall not be obligated to arrange any such alternative credit facility); provided, that, such amount shall not cause Surviving NewCo to exceed the Leverage Ratio unless otherwise mutually agreed between the board of directors of the Company (the “Company Board”) (or relevant committee of the Company Board) and Parent Sponsor.

“Available Financing Proceeds” means, as of the Closing, an amount equal to the Available Debt Proceeds, plus any net cash proceeds to Parent resulting from the Subscription Agreements.

“Bankruptcy Exception” means bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Board Nominee” means, with respect to any Seller, any member, or members, of the Company Board nominated by such Seller and appointed to the Company Board in accordance with the terms of the Company’s Organizational Documents.

“Business Combination” has the meaning set forth in the Parent Articles of Association.

“Business Day” means a day, other than Saturday, Sunday or such other day on which commercial banks in New York, New York or Chicago, Illinois are authorized or required by applicable Laws to close.

“Cash Component” means the lesser of (a) $350,000,000, and (b) the aggregate Cash Election of all Company Holders.

“Cash Election Share Differential” means, with respect to a Company Holder that is entitled to additional consideration pursuant to Section 2.1(a)(ii), the number of shares of Company Stock equal to the difference between (a) the number of shares of Company Stock owned by such Company Holder as of immediately prior to the effectiveness of the Stock Purchase (but following the application of Section 2.4 and Section 2.5) that are not Cash Election Shares minus (b) the number of shares of Company Stock equal to 30% of all the shares of Company Stock owned by such Company Holder as of immediately prior to the effectiveness of the Stock Purchase.

“Cash Reduction Portion” means, with respect to each Company Holder, an amount equal to the product of (a) the aggregate cash payments to be made to such Company Holder pursuant to Section 2.1(a)(i) (after the application of Section 2.6(a) but without regard to any adjustments pursuant to Section 2.5(b)) multiplied by (b) the Cash Reduction Ratio.

“Cash Reduction Ratio” means a fraction, the numerator of which is equal to the difference between (a) the Adjusted Cash Component minus (b) the Maximum Cash Component, and the denominator of which is equal to the Adjusted Cash Component.

“Company Holders” means the holders of Company Stock.

“Company Material Adverse Effect” means any fact, circumstance, occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Company to consummate the Stock Purchase contemplated by this Agreement; provided, that, in no event shall any of the following constitute a Company Material Adverse Effect: (a) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States, the markets where the Company and its Subsidiaries operate or worldwide capital markets; (b) any occurrence, condition, change, development, event or effect that affects the industries in which the Company and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (c) the outbreak or escalation of hostilities, the declaration of a national emergency or war, the issuance of health advisories or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (d) any change in applicable Law, or the interpretation or enforcement policy thereof after the date hereof; (e) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses after the date hereof; (f) the announcement or pendency of the transactions contemplated by this Agreement; and (g) any failure (but not the underlying cause of such failure) to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flows or cash position; provided, further, that the exceptions in clauses (a) through (d) shall only apply to the extent that the Company and/or its Subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which the Company and its Subsidiaries operate.

“Company Shareholders Agreement” means that certain Shareholders Agreement dated as of March 9, 2016, by and among the Company and the Company Holders party thereto.

“Company Transaction Expenses” means all accrued and unpaid costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses (which, for the avoidance of doubt, shall include fees of the Raine Group LLC), underwriting and other third-party fees required to consummate the transactions contemplated hereby, in each case, of the Company or any Company Holder as of the Closing, plus (a) the amount of any Transfer Taxes, and (b) the amount of any severance, sales bonus, change of control payment, retention payment or other similar payment payable to any director, officer, contractor or employee of the Company or any of its Subsidiaries in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and not including any such amounts that are solely contingent on a subsequent termination of employment, including the amount of the employer portion of any employment or payroll Taxes incurred in connection with any amount set forth in this clause (b).

“Contract” means any written (or, to the Knowledge of the Sellers, oral) binding contract, agreement, license, lease or other binding instrument, and all amendments, modifications and supplements thereto.

“Credit Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated as of April 10, 2018, among, inter alios, Accel Entertainment Gaming, LLC, as borrower, the financial institutions party thereto as lenders and CIBC Bank USA, as administrative agent, as in effect on the date hereof and/or as amended in accordance with the terms hereof.

“Encumbrance” means any lien, pledge, charge, encumbrance, claim, mortgage, deed of trust, security interest, restriction, right of first refusal, license, covenant not to sue or assert, defects in title, or any other burden, option or encumbrance of any kind.

“Environmental Laws” means any and all applicable Laws pertaining to employee health or safety, pollution or protection of the environment or natural resources.

“ERISA Affiliate” means any Person that, at a relevant time, would be considered a single employer with the Company or any of its Subsidiaries within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

“Express Representations” means (a) the representations and warranties with respect to the Company expressly and specifically set forth in Section 3.1, (b) the representations and warranties of the Sellers expressly and specifically set forth in Section 3.2, and (c) the representations and warranties of Parent expressly and specifically set forth in Section 3.3, in each case, in accordance with the express terms and conditions (including limitations and exclusions and as modified by any matters disclosed in the Sellers Disclosure Schedules or the Parent Disclosure Schedules, as applicable) of this Agreement.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other body having governmental or quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body.

“Hazardous Materials” means any substance, material or waste that is listed, classified, characterized or otherwise regulated by a Governmental Entity under Environmental Laws as “toxic,” “hazardous” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, including, without limitation mold, or other fungi, asbestos or asbestos containing material, polychlorinated biphenyls or petroleum and petroleum derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. §18A, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, (a) all Obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), and including all accrued and unpaid interest, prepayment penalties, penalties, premiums or original issue discount associated therewith, (b) any other Obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (c) all Obligations of such Person as lessee that are capitalized in accordance with GAAP, (d) all Obligations under any letters of credit or surety bonds, in each case, to the extent drawn, (e) all direct or indirect guarantees of any of the foregoing for the benefit of another Person, (f) the net settlement amount, to the extent resulting in any payment by, or Obligation of, the Company of any currency, interest rate or other hedging arrangements, (g) any accrued obligations to pay severance or termination pay, or termination compensation (including any related payroll Taxes), and (h) any liabilities (of any nature) related to discontinued operations.

“Intellectual Property” means any and all worldwide right, title and interest associated with or arising out of any intellectual property, including: (a) all domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof; (b) all trademarks, service marks, logos, trade names, brand names, corporate names, trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature, and all registrations and applications to register, and renewals of, the foregoing anywhere in the world, and all goodwill associated with any of the foregoing; (c) all copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship; (d) rights in Software; (e) Trade Secrets; (f) all Internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all social media accounts; (g) all applications, registrations, issuances and the like with respect to any of the foregoing; and (h) any similar, corresponding or equivalent rights to any of the foregoing.

“Key Employees” means the individuals set forth on Schedule A of the Sellers Disclosure Schedule.

“Knowledge” of the Sellers or Parent, as applicable, means the actual knowledge following reasonable inquiry of the individuals set forth on Schedule A of the Sellers Disclosure Schedule or Schedule A of the Parent Disclosure Schedule, as applicable, and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties.

“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Entity.

“Leakage” means, without duplication, any of the following that occur or have occurred since March 31, 2019, and prior to the Closing: (a) any dividend or distribution, or any payments in lieu of any dividend or distribution paid or made or any share repurchase or redemption, or directors’ fees, or return of share capital paid, by the Company or any of its Subsidiaries to or for the benefit of any Company Holder, any of its Affiliates or any of its direct or indirect equityholders; (b) any payments made or agreed to be made, or liabilities assumed or indemnities incurred, by the Company or any of its Subsidiaries, in each case other than as expressly required by this Agreement, to, or for the benefit of, any Company Holder and any Tax (excluding Transfer Taxes and the employer portion of any employment and payroll Taxes incurred in connection with any amount set forth in clause (b) of the definition of “Company Transaction Expenses”) incurred, paid or payable by the Company or any of its Subsidiaries in respect of any of the foregoing; (c) the waiver or agreement to waive (whether conditional or not) by the Company or any of its Subsidiaries of any amount owed to such Person by any Company Holder, any of its Affiliates or any of its direct or indirect equityholders; or (d) the agreement, commitment or undertaking by the Company or any of its Subsidiaries to do any of the matters set out in (a), (b) and (c) above that are actually paid; provided, that the term “Leakage” shall not include any payments to a Company Holder solely in respect of such Company Holder’s status as an employee of the Company or any of its Subsidiaries.

“Leases” means all leases, subleases, concessions, and other agreements, written or oral, pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts or instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Leverage Ratio” means a leverage ratio of Surviving NewCo equal to or in excess of 2.5x LTM EBITDA as at September 30, 2019. The following expenses shall be excluded when calculating the Leverage Ratio: (a) Company Transaction Expenses, (b) any capital expenditures prior to Closing not within the ordinary course of the Company’s business, and (c) acquisitions undertaken by the Company prior to the Closing.

“Losses” means losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving the claim of another Person.

“LTM EBITDA” means net income of the Company (on a consolidated basis) measured for the period of the most recent three consecutive fiscal quarters (or 9 months) and Company management’s current quarter estimate ending immediately prior to the effectiveness of the Stock Purchase, as reported in accordance with GAAP adjusted for the following: (a) plus the sum of (i) interest expense; (ii) income tax expense; (iii) depreciation; (iv) amortization; (v) start-up costs related to expansion to new States; (vi) acquisition-related expenses; (vii) stock option expense; (viii) legal settlements; and (ix) non-recurring receivable reserve associated with contracts in Chicago; (b) less the sum of (i) interest income; (ii) non-cash gains/(losses) on liability revaluation; (iii) gains/(losses) on sale of assets; and (iv) non-operating rent income.

“Maximum Cash Component” means an amount equal to the product of (a) sixty percent (60%) multiplied by (b) the Aggregate Fair Market Value.

“Obligations” means, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means the articles of incorporation or association, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Outstanding Company Shares” means the aggregate number of shares of Company Stock outstanding immediately prior to the effectiveness of the Stock Purchase.

“Parent Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Parent, adopted by special resolution on June 19, 2017 and effective on June 27, 2017.

“Parent Closing Price” means an amount equal to the closing price per share of Existing Parent Class A Shares as reported on the NYSE on the first trading day immediately prior to the Closing Date.

“Parent Material Adverse Effect” means any fact, circumstance, occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Parent and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Parent to consummate the transactions contemplated by this Agreement; provided, that, in no event shall any of the following constitute a Parent Material Adverse Effect: (a) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (b) any occurrence, condition, change, development, event or effect that affects the industries in which Parent and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (d) any change in applicable Law, or the interpretation thereof; (e) any change in accounting requirements or principles imposed upon Parent, its Subsidiaries or their respective businesses after the date hereof; (f) the announcement or pendency of the transactions contemplated by this Agreement; and (g) any failure (but not the underlying cause of such failure) to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flows or cash position; provided, further, that, the exceptions in clauses (a) through (d) shall only apply to the extent that Parent and/or its Subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Parent and its Subsidiaries operate.

“Parent Ordinary Share Value” means, as of immediately before the Closing, the quotient equal to (a) the aggregate amount of cash on deposit in the Trust Account as of such time (and prior to the Parent Shareholder Redemption), including interest earned on the funds held in the Trust Account and not previously released to Parent to pay certain Taxes, divided by (b) the number of then outstanding Existing Parent Class A Shares (before giving effect to the Parent Domestication) authorized in connection with Parent’s initial public offering.

“Parent Shareholder Redemption” means the right of the holders of Existing Parent Class A Shares to have all or a portion of such shares redeemed upon the consummation of a Business Combination, for a per share redemption price of cash equal to the Parent Ordinary Share Value, subject to the terms and conditions of the Parent Articles of Association.

“Parent Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Parent of the Parent Shareholder Redemption.

“Parent Sponsor Loan” means any loan made by Parent Sponsor or any of its Affiliates in connection with the transactions contemplated hereby.

“Parent Transaction Expenses” means (a) all accrued and unpaid fees, expenses and disbursements of counsel, accountants, advisors and consultants to Parent, and (b) all accrued and unpaid costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees required to consummate the transactions contemplated hereby (including, for the avoidance of doubt, the Parent Underwriting Fees), in each case, of Parent or its Subsidiaries as of the Closing.

“Parent Underwriting Fees” means the fees of Parent’s underwriters in the amount of $15,750,000.

“Pennsylvania Gaming Approval” means, either (a) a formal action by the Pennsylvania Gaming Control Board or its successor or designee pursuant to Section 3517(A) and other relevant sections of the Pennsylvania Race Horse and Development Act permitting the proposed or contemplated change in ownership as set forth in this Agreement or (b) in the absence of formal action, written confirmation from Pennsylvania Gaming Control Board staff that no such formal action is required to permit the consummation of the transactions contemplated by this Agreement.

“Per Share Consideration Amount” means an amount equal to $177.

“Permits” means permits, franchises, grants, easements, variances, exceptions, consents, certificates, approvals, waivers, orders, licenses or other authorizations with any Governmental Entity.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

“Personal Information” means, in addition to any definition for any similar term provided by applicable Law, or by the Company or any of its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, allows identification of or is otherwise identifiable with an individual person or device, including, to the extent applicable, name, physical address, telephone number, email address, financial account number or government issued identifier (including Social Security number and driver’s license number), date of birth, biometric information or identifiers, Internet Protocol addresses, unique device identifiers or other persistent identifiers, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company or its Subsidiaries with such individual, as so associated. Personal Information may relate to any individual, including a current, prospective or former customer, user of any website, product or service, or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Privacy Laws” means all Laws, and to the extent applicable, self-regulatory guidelines (including without limitation, the Payment Card Industry Data Security Standard (PCI-DSS) and Laws relating to the collection, use or processing of biometric information or identifiers) relating to privacy, data protection, data security and breach notification, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure, data localization or transfer (including cross-border transfer) of Personal Information.

“Purchaser Group” means Parent, its respective Affiliates, and each of such Person’s respective equityholders, managers, officers, directors, employees, agents, successors and assigns.

“Registered Intellectual Property” means any and all issued patents, pending patent applications, registered trademarks, pending applications for registration of trademarks, registered copyrights and pending applications for registration of copyrights and Internet domain names and social media accounts owned or purported to be owned by the Company and its Subsidiaries, or filed or applied for by or on behalf of the Company and its Subsidiaries and still pending.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is in the aggregate 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity.

“Seller Group” means each Company Holder, the Company, their respective Subsidiaries and Affiliates, and each of such Person’s respective equityholders, managers, officers, directors, employees and agents.

“Share Increase Portion” means, with respect to each Company Holder, the quotient obtained by dividing (a) such Company Holder’s Cash Reduction Portion by (b) the Parent Ordinary Share Value.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Tax” means (a) any tax, charge, fee, levy, penalty or other assessment of any kind whatsoever and denominated by any name whatsoever imposed by any U.S. federal, state, local or foreign taxing authority, including any excise, property, capital gains, income, sales, transfer, margin, franchise, gross receipts, value-added, ad valorem, stamp, use, business, withholding, payroll, or other tax, including any interest, penalties or additions attributable thereto, (b) any and all liability for amounts described in (a) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law, and (c) any and all liability for amounts described in (a) of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract, by assumption, pursuant to any applicable Law, or otherwise.

“Tax Returns” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.

“Trade Secrets” means trade secrets, know-how, and other proprietary information, including technology, inventions (whether or not patentable and whether or not reduced to practice), designs, formulas, algorithms, methods, processes, and schematics.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to an in respect of provisions of the Code.

“Trust Account” has the meaning set forth in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of June 27, 2017 by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” has the meaning set forth in the Trust Agreement.

“Vested Company Option” means a Company Option (or any portion thereof) that, as of the Election Deadline, is vested, outstanding, in-the-money and exercisable.

Section 8.2 Schedule Definitions. All capitalized terms in the Sellers Disclosure Schedule and the Parent Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

Section 8.3 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Closing and any liability for breach or violation thereof shall terminate absolutely, except for the agreements contained in Article II, Section 5.6 and this Article VIII.

Section 8.4 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(a)	if to Parent or, following Closing, to Parent or Surviving NewCo, to:

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Douglas Warner;
Christopher Machera
Email:	doug.warner@weil.com; chris.machera@weil.com

(b)	if, to the Sellers or the Shareholder Representatives, to:

David Ruttenberg

Gordon Rubenstein

c/o Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:	Jeffrey C. Rubenstein
Michael B. Shaw
Email:	jrubenstein@muchlaw.com mshaw@muchlaw.com

with a required copy to (which copy shall not constitute notice):

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:	Jeffrey C. Rubenstein
Michael B. Shaw
Email:	jrubenstein@muchlaw.com mshaw@muchlaw.com

and a required copy to (which copy shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:	Mark Stevens
Ken Myers Scott Behar
Email:	mstevens@fenwick.com kmyers@fenwick.com sbehar@fenwick.com

Section 8.5 Rules of Construction.

(a) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Sellers Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Sellers Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Sellers Disclosure Schedule or Parent Disclosure Schedule, as applicable, or that such items are material to the Company or Parent, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Schedule and Sellers Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Sellers Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Sellers Disclosure Schedule or Parent Disclosure

Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Sellers Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto; provided, that, no item shall be deemed disclosed against Section 3.1(e) or Section 3.3(g) unless specifically set forth in the relevant corresponding section of the Sellers Disclosure Schedule or Parent Disclosure Schedule.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Sellers Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section”, “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation”. The words “Seller will cause”, “Seller shall cause” and comparable terms with respect to an action refer to the commercially reasonable efforts of Seller to cause such action to occur. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Any references to a contract or agreement shall be to such contract or agreement as amended, modified or supplemented from time to time in accordance with its terms. Any reference to a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

Section 8.6 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The provisions of this Section 8.7 and Sections 5.6, 8.11 and 8.12 are intended to be for the benefit of, and shall be enforceable after the Closing by, the Persons referred to therein. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by Seller or the Company, on the one hand, or Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Sellers or the Company, on the one hand, or Parent, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any litigation should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(c) The remedies available to the parties hereto pursuant to this Section 8.8 shall be in addition to any other remedy to which it is entitled at law or in equity. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 8.9 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.4 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.9.

Section 8.10 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation.

Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 8.11 shall be void.

Section 8.12 No-Recourse; Release.

(a) Except to the extent a named party to this Agreement or any Ancillary Agreement, the parties hereto acknowledge and agree that no past, present or future member of the Purchaser Group or the Seller Group (each a “Non-Recourse Party”), in such capacity, shall have any liability or obligation (whether based on law, in equity, in contract, in tort or any other theory) to any party hereto of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and each of the parties hereto (on behalf of itself, its Affiliates, and its equityholders, managers, officers, directors, employees and agents) hereby waives and releases all claims of any such liability and obligation. This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such party. Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 8.12.

(b) Effective upon and following the Closing, Parent, on its own behalf and on behalf of each of its Subsidiaries and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each member of the Seller Group from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company or any of its Subsidiaries occurring prior to the Closing Date, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the members of the Seller Group; provided, that, nothing in this Section 8.12(b) shall release the Sellers from their obligations under this Agreement or the Ancillary Agreements.

(c) Effective upon and following the Closing, the Sellers and the Company, each on its own behalf and on behalf of each of its Subsidiaries and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each member of the Purchaser Group from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning Parent or any of its Subsidiaries occurring prior to the Closing Date, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the members of the Purchaser Group; provided, that, nothing in this Section 8.12(c) shall release Parent or Parent Sponsor from its obligations under this Agreement or the Ancillary Agreements.

Section 8.13 Amendment. This Agreement may be amended by the parties hereto, at any time before or after the receipt of the Parent Shareholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such shareholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties hereto.

Section 8.14 Trust Account Waiver. Each Seller and the Company acknowledges, each on behalf of itself, its Subsidiaries and the Seller Group, that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Sellers and the Company further acknowledge that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public shareholders and the underwriters of Parent’s initial public offering. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Sellers and the Company, each on behalf of itself, its Subsidiaries and the Seller Group, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided that (a) nothing herein shall serve to limit or prohibit each Seller’s or the Company’s (or its Subsidiaries’ or the Seller Group’s) right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent held outside the Trust Account, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for Actual Fraud and (b) nothing herein shall serve to limit or prohibit any claims that each Seller, the Company (or its Subsidiaries or the Seller Group) may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

Section 8.15 Shareholder Representatives.

(a) Each Seller hereby irrevocably appoints the Shareholder Representatives as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholder Representatives shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement (subject to the foregoing limitation), including, without limitation, the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement or any other Ancillary Agreement to which the Sellers are or will be a party;

(ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement or any other Ancillary Agreement to which the Sellers are or will be a party (it being understood that such Seller shall execute and deliver any such documents which the Shareholder Representatives agree to execute);

(iii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement and the transactions contemplated hereby; and

(iv) to take all actions which under this Agreement or any other Ancillary Agreement to which the Sellers are or will be a party, and the transactions contemplated hereby or thereby, may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Shareholder Representatives deem necessary or appropriate in their sole discretion relating to the subject matter of this Agreement or any other Ancillary Agreement to which the Sellers are or will be a party, and the transactions contemplated hereby and thereby, as fully and completely as such Seller could do if personally present.

(b) The Shareholder Representatives will not be liable to the Sellers for any action taken or omitted by him as permitted under this Agreement and the transactions contemplated hereby, except if such action is taken or omitted in bad faith, by willful misconduct or due to gross negligence. The Shareholder Representatives will also be fully protected against the Sellers in relying upon any written notice, demand, certificate or document that he in good faith believes to be genuine (including facsimiles thereof).

(c) The Sellers agree to indemnify the Shareholder Representatives for, and to hold the Shareholder Representatives harmless against, any loss, liability or expense incurred without willful misconduct, bad faith or gross negligence on the part of the Shareholder Representatives, arising out of or in connection with the Shareholder Representatives carrying out their duties under this Agreement and the transactions contemplated hereby, including costs and expenses of successfully defending the Shareholder Representatives against any claim of liability with respect thereto. The Shareholder Representatives may consult with counsel of their own choice and will have full and complete authorization and protection for any action taken and suffered by them in good faith and in accordance with the opinion of such counsel.

(d) In acting hereunder, the Shareholder Representatives shall act on behalf of all Sellers and not on behalf of any one Seller. All decisions, actions, consents and instructions by the Shareholder Representatives shall be binding upon all of the Sellers, and no Seller or equityholder of the Company shall have the right to object to, dissent from, protest or otherwise contest the same. Any Person, including for the avoidance of doubt, Parent, shall be entitled to unconditionally rely on any decision, action, omission, consent, instruction of, or any document executed by, the Shareholder Representatives under or pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement as being the fully and unconditionally authorized and binding decision, action, omission, consent, instruction or document execution of the Sellers so that they will be legally bound thereby, and each such Person shall have no duty to investigate or inquire as to the authorization of such Shareholder Representatives to so act. Each such Person is hereby relieved from any liability to any other Person for acts done by them in accordance with any such decision, act, consent or instruction of the Shareholder Representatives, and the Shareholder Representatives shall hold any such Person harmless for any liabilities such Person may incur while acting in reliance on any such decision, act, consent or instruction of the Shareholder Representatives.

(e) If either Shareholder Representative becomes unable to serve as a Shareholder Representative, such other Person or Persons as may be designated by a majority of the Sellers, and shall succeed as a Shareholder Representative.

(f) Subject to this Section 8.15, the appointment of each Shareholder Representative hereunder is coupled with an interest and therefore is irrevocable and shall survive the bankruptcy, dissolution or liquidation of any Seller, and any action taken by the Shareholder Representatives pursuant to the authority granted in this Section 8.15 shall be effective and absolutely binding as the action of the Shareholder Representatives; provided, however, that all of the rights and obligations of the Shareholder Representatives hereunder may be assigned by the Shareholder Representatives to any successor-in-interest of the Shareholder Representatives.

Section 8.16 Effectiveness. This Agreement shall become effective (a) upon the execution and delivery hereof by all parties, or (b) if not all the Sellers are executing this Agreement at the same time, upon the execution and delivery hereof by each of Parent and the Shareholder Representatives, and shall be binding on the foregoing parties, and shall be binding with respect to each Seller upon the execution and delivery by such Seller of its counterpart signature page to this Agreement to the other parties.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

TPG PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name: Karl Peterson
Title: Chief Executive Officer and President

SHAREHOLDER REPRESENTATIVES:

/s/ David Ruttenberg

DAVID RUTTENBERG

/s/ Gordon Rubenstein

GORDON RUBENSTEIN

BRADLEY ASSOCIATES TRUST

By:	/s/ Sherwin Jarol
Name: Sherwin Jarol
Title: Trustee

CRILLY COURT TRUST

By:	/s/ Pamela I. Kaji
Name: Pamela I. Kaji
Title: Trustee

BUSH LOUP INVESTMENTS LLC

By:	/s/ Bryan E. Bush III
Name: Bryan E. Bush III
Title: Manager/Member

DAVID W. RUTTENBERG, SOLELY AS TRUSTEE, OR HIS SUCCESSORS IN TRUST, OF THE DAVID W. RUTTENBERG REVOCABLE TRUST, AS NOW OR HEREAFTER AMENDED

By:	/s/ David W. Ruttenberg
Name: David W. Ruttenberg
Title: Trustee

EDWARD H. MCDERMOTT, UNDER THE EDWARD AND ELIZABETH MCDERMOTT TRUST, AS NOW AND HEREAFTER AMENDED

By:	/s/ Edward H. McDermott
Name: Edward H. McDermott
Title: Trustee

GENEVA VENTURE INVESTMENTS LLC

By:	/s/ John P. Huber
Name: John P. Huber
Title: Member

FUND INDY LLC

By:	/s/ Gordon Rubenstein
Name: Gordon Rubenstein
Title: Person

GORDON S. RUBENSTEIN AND KRISTA M. RAMONAS JOINT REVOCABLE TRUST

By:	/s/ Gordon Rubenstein
Name: Gordon Rubenstein
Title: Person

JAMES T. BORELLO TRUST

By:	/s/ Jim Borello
Name: Jim Borello
Title: Trustee

NFS LLC IRA FBO JEFFREY C. RUBENSTEIN

By:	/s/ Jeffrey Rubenstein
Name: Jeffrey Rubenstein
Title: Mr.

JEFFREY C. RUBENSTEIN, AS TRUSTEE OR HIS SUCCESSORS IN TRUST, OF THE SUSAN RUBENSTEIN FAMILY TRUST

By:	/s/ Jeffrey Rubenstein
Name: Jeffrey Rubenstein
Title: Mr.

HARRY R, LLC

By:	/s/ Andrew Rubenstein
Name: Andrew Rubenstein
Title:

GRANT PLACE FUND LLC

By:	/s/ David W. Ruttenberg
Name: David W. Ruttenberg
Title: President, Lakewest, Inc., its manager

LAKEWEST GAMING G.P.

By:	/s/ David W. Ruttenberg
Name: David W. Ruttenberg
Title: Authorized General Partner

BASSMAN FAMILY L.P.

By:	/s/ Bassman Family L.P.

ROTH HOLDINGS

By:	/s/ Mitchell Roth
Name: Mitchell Roth
Title: Manager

STENDER FAMILY LIMITED PARTNERSHIP

By:	/s/ Steven A. Stender
Name: Steven A. Stender
Title: Manager of GP

By:	/s/ Andrew Rubenstein
Andrew Rubenstein

By:	/s/ Brian M. Carroll
Brian M. Carroll

By:	/s/ David Nussbaumer
David Nussbaumer

By:	/s/ Derek Harmer
Derek Harmer

By:	/s/ David Ellis David Ellis

By:	/s/ Gordon Rubenstein
Gordon Rubenstein

By:	/s/ Emily Rubenstein
Emily Rubenstein

By:	/s/ John Hatherly
John Hatherly

By:	/s/ Jeffrey Rubenstein
Jeffrey Rubenstein

By:	/s/ Howard Pizer Howard Pizer

By:	/s/ Howard Ankin Howard Ankin

By:	/s/ Kerry Denny
Kerry Denny

By:	/s/ Michael Pappas
Michael Pappas

By:	/s/ Sherwin Jarol
Sherwin Jarol

By:	/s/ Sam Sallerson
Sam Sallerson

By:	/s/ Steven A. Stender Steven A. Stender

By:	/s/ Abraham Stern
Abraham Stern

SIGNATURE PAGE TO TRANSACTION AGREEMENT

Exhibit A

Drag-Along Agreement

See attached

Exhibit B

Parent Sponsor Support Agreement

See attached

Exhibit C

Form of Restricted Stock Agreement

See attached

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT is dated as of [•], 2019 (this “Agreement”), by and between TPG Pace Holdings Corp., a Delaware corporation (the “Company”), TPG Pace II Sponsor Successor, LLC (“Pace Sponsor”), a Delaware limited liability company and a continuation of the Initial Sponsor (as defined below), TPG Pace Governance, LLC, a Cayman Islands limited liability company (“Pace Governance”), Karl Peterson (“KP”) and the individuals set forth on Schedule A (collectively, the “Company Holders”). Pace Sponsor, Pace Governance, KP and the Company Holders are collectively referred to herein as the “Restricted Stockholders” and each a “Restricted Stockholder”. Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement.

W I T N E S S E T H:

WHEREAS, the Company, each of David Ruttenberg and Gordon Rubenstein (in their capacity as the Shareholder Representatives) and the sellers named therein entered into that certain Transaction Agreement, dated as of June 13, 2019 (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, concurrently with the execution of the Transaction Agreement, TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company (the “Initial Sponsor”) entered into a letter agreement substantially in the form attached as Exhibit A to the Transaction Agreement, pursuant to which, among other things, the Initial Sponsor agreed to exchange 2,000,000 shares of Class F common stock, par value $0.0001 per share, of the Company for an equal number of validly issued, fully paid and non-assessable shares of Class A-2 common stock, par value $0.0001 per share, of the Company (“Class A-2 Shares”) with terms as set forth herein;

WHEREAS, following the Parent Domestication but immediately prior to the Closing, the Initial Sponsor distributed [•] Class A-2 Shares to Pace Sponsor, [•] Class A-2 Shares to Pace Governance and [•] Class A-2 Shares to KP;

WHEREAS, in connection with the Integrated Transactions and pursuant to the Stock Purchase, each Company Holder that made a Cash Election pursuant to Section 2.4 of the Transaction Agreement that was in respect of less than 70% of the number of shares of Company Stock owned by such Company Holder became entitled to, among other things, its pro rata share (based upon the number of shares of Company Stock with respect to which such Company Holder did not make a Cash Election in excess of 30% of the number of shares of Company Stock owned by such Company Holder) of 3,000,000 Class A-2 Shares with terms as set forth herein; and

WHEREAS, the Conversion (as defined below) of the Class A-2 Shares held by the Restricted Stockholders is subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1. Definitions.

(a) “Accel” means Accel Entertainment, Inc., an Illinois corporation.

(b) “Acceleration Event” means a transaction or series of related transactions that would result in a third party or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, more than fifty percent (50%) of the total voting power of the equity securities of the Company, or more than fifty percent (50%) of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of the Company.

(c) “Beneficial Ownership Limitation” shall be 4.99% of the total number of shares of Company Class A-1 Common Stock issued and outstanding immediately after giving effect to the issuance of shares of Company Class A-1 Common Stock issuable upon Conversion of Class A-2 Shares held by the applicable Restricted Stockholder.

(d) “Board” has the meaning set forth in Section 3(a).

(e) “Closing Sale Price” of the Company Class A-1 Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the New York Stock Exchange (or such other securities exchange or market on which the Company Class A-1 Common Stock is then listed or quoted).

(f) “Company Class A-1 Common Stock” means the validly issued, fully-paid and non-assessable shares of Class A-1 common stock, par value $0.0001 per share, of the Company.

(g) “Company Holder’s Pro Rata Percentage” means, with respect to each Company Holder, the percentage set forth opposite such Company Holder’s name on Schedule A attached hereto.

(h) “Conversion”, “Convert” or “Converting” means, with respect to each Restricted Stockholder, the exchange of such Restricted Stockholder’s Class A-2 Shares for, and the issue by the Company to such Restricted Stockholder of, an equal number of shares of Company Class A-1 Common Stock.

(i) “Dispute Notice” has the meaning set forth in Section 4(b).

(j) “Earnout Statement” means the audited consolidated financial statements of the Company for the Tranche I Measurement Periods, the Tranche II Measurement Periods or the Tranche III Measurement Periods, as applicable, consisting of a balance sheet and related consolidated statements of operations, income and cash flows, as reported in the

2

Company’s Form 10-K or Form 10-Q, as applicable, as filed with the SEC, together with (i) the Company’s good faith calculation of LTM EBITDA for the Tranche I Measurement Periods, the Tranche II Measurement Periods or the Tranche III Measurement Periods, as applicable, and good faith determination as to whether the Tranche I Condition, Tranche II Condition or Tranche III Condition, as applicable, has been satisfied and (ii) reasonable detail and calculations supporting the Company’s computations described in the foregoing clause (i).

(k) “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by the Company and its Subsidiaries.

(l) “Gaming Authority” means any governmental agency that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Company or its Subsidiaries within each of their respective jurisdictions.

(m) “Initial Sponsor” has the meaning set forth in the Recitals.

(n) “KP” has the meaning set forth in the Preamble.

(o) “LTM EBITDA” means the net income of Accel (on a consolidated basis) measured for the period of the most recent four consecutive fiscal quarters (or 12 months), as reported in accordance with GAAP adjusted for the following: (a) plus the sum of (i) interest expense; (ii) income tax expense; (iii) depreciation; (iv) amortization; (v) start-up costs related to expansion to new States; (vi) acquisition-related expenses; (vii) stock option expense; (viii) legal settlements; and (ix) non-recurring receivable reserve associated with contracts in Chicago; (b) less the sum of (i) interest income; (ii) non-cash gains/(losses) on liability revaluation; (iii) gains/(losses) on sale of assets; and (iv) non-operating rent income.

(p) “Measurement Period” means any of the Tranche I Measurement Periods, Tranche II Measurement Periods or Tranche III Measurement Periods.

(q) “Pace Governance” has the meaning set forth in the Preamble.

(r) “Pace Sponsor” has the meaning set forth in the Preamble.

(s) “SEC” means the United States Securities and Exchange Commission.

(t) “Trading Day” shall mean a day during which trading in the Company Class A-1 Common Stock generally occurs on the New York Stock Exchange (or such other securities exchange or market on which the Company Class A-1 Common Stock is then listed or quoted) or, if the Company Class A-1 Common Stock is not listed on a U.S. national or regional securities exchange or market, on the principal other market on which the Company Class A-1 Common Stock is then listed or admitted for trading. If the Company Class A-1 Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

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(u) “Tranche Condition” means any of the Tranche I Condition, Tranche II Condition or Tranche III Condition.

(v) “Tranche I Condition” has the meaning set forth in Section 2(a).

(w) “Tranche I Conversion” has the meaning set forth in Section 2(a).

(x) “Tranche I Measurement Date” means each of December 31, 2021, March 31, 2022 and June 30, 2022.

(y) “Tranche I Measurement Periods” means the most recent four consecutive fiscal quarters (or 12 months) as measured from each of the Tranche I Measurement Dates.

(z) “Tranche II Condition” has the meaning set forth in Section 2(b).

(aa) “Tranche II Conversion” has the meaning set forth in Section 2(b).

(bb) “Tranche II Measurement Date” means each of December 31, 2022, March 31, 2023 and June 30, 2023.

(cc) “Tranche II Measurement Periods” means the most recent four consecutive fiscal quarters (or 12 months) as measured from each of the Tranche II Measurement Dates.

(dd) “Tranche III Condition” has the meaning set forth in Section 2(c).

(ee) “Tranche III Conversion” has the meaning set forth in Section 2(c).

(ff) “Tranche III Measurement Date” means each of December 31, 2023, March 31, 2024 and June 30, 2024.

(gg) “Tranche III Measurement Periods” means the most recent four consecutive fiscal quarters (or 12 months) as measured from each of the Tranche III Measurement Dates.

2. Conversion of Class A-2 Shares. A Restricted Stockholder’s Class A-2 Shares shall Convert in accordance with the terms set forth in this Section 2.

(a) Tranche I Conversion. If either (i) (A) LTM EBITDA as of a Tranche I Measurement Date equals or exceeds $120,000,000.00 or (ii) following the Closing, the Closing Sale Price equals or exceeds $12.00 for at least twenty (20) Trading Days in any consecutive thirty (30) Trading Day period (the “Tranche I Condition”), then (I) in the case of Pace Sponsor, [•] Class A-2 Shares shall Convert, (II) in the case of Pace Governance, [•] Class A-2 Shares shall Convert, (III) in the case of KP, [•] Class A-2 Shares shall Convert and (IV) in the case of a Company Holder, such number of Class A-2 Shares equal to the product obtained by multiplying (A) 1,000,000 by (B) the Company Holder’s Pro Rata Percentage shall Convert (the “Tranche I Conversion”).

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(b) Tranche II Conversion. If either (i) (A) LTM EBITDA as of a Tranche II Measurement Date equals or exceeds $140,000,000.00 or (ii) following the Closing, the Closing Sale Price equals or exceeds $14.00 for at least twenty (20) Trading Days in any consecutive thirty (30) Trading Day period (the “Tranche II Condition”) then (I) in the case of Pace Sponsor, [•] Class A-2 Shares shall Convert, (II) in the case of Pace Governance, [•] Class A-2 Shares shall Convert, (III) in the case of KP, [•] Class A-2 Shares shall Convert and (IV) in the case of a Company Holder, such number of Class A-2 Shares equal to the product obtained by multiplying (A) 1,000,000 by (B) the Company Holder’s Pro Rata Percentage shall Convert (the “Tranche II Conversion”).

(c) Tranche III Conversion. If either (i) (A) LTM EBITDA as of a Tranche III Measurement Date equals or exceeds $160,000,000.00 or (ii) following the Closing, the Closing Sale Price equals or exceeds $16.00 for at least twenty (20) Trading Days in any consecutive 30 Trading Day period (the “Tranche III Condition”), then (I) in the case of Pace Sponsor, [•] Class A-2 Shares shall Convert, (II) in the case of Pace Governance, [•] Class A-2 Shares shall Convert, (III) in the case of KP, [•] Class A-2 Shares shall Convert and (IV) in the case of a Company Holder, such number of Class A-2 Shares equal to the product obtained by multiplying (A) 1,000,000 by (B) the Company Holder’s Pro Rata Percentage shall Convert (the “Tranche III Conversion”).

(d) Accelerated Conversion of Class A-2 Shares. Notwithstanding the Tranche Conditions, each Class A-2 Share held by a Restricted Stockholder shall, if not previously Converted pursuant to a Tranche Condition, Convert immediately prior to the consummation of an Acceleration Event; provided that the satisfaction of the applicable Tranche Condition cannot be determined at such time.

(e) Limitation on Conversions. Except as provided in Section 2(f), no Conversion of Class A-2 Shares into shares of Company Class A-1 Common Stock shall be effected, and a Restricted Stockholder shall not be required to Convert any portion of the Class A-2 Shares into shares of Company Class A-1 Common Stock if, (x) prior to giving effect to the Conversions set forth in this Section 2, such Restricted Stockholder beneficially owns less than the Beneficial Ownership Limitation, and, (y) after giving effect to the Conversions set forth in this Section 2, such Restricted Stockholder would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of clause (y) of the foregoing sentence, the number of shares of Company Class A-1 Common Stock beneficially owned by such Restricted Stockholder shall include the number of shares of Company Class A-1 Common Stock issuable upon Conversion of the Class A-2 Shares with respect to which such determination is being made, but shall exclude the number of shares of Company Class A-1 Common Stock which are issuable upon (i) Conversion of the remaining, unconverted Class A-2 Shares beneficially owned by such Restricted Stockholder and (ii) exercise or conversion (or deemed exercise or conversion) of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Restricted Stockholder. For purposes of this Section 2(e), in determining the number of issued and outstanding shares of Company Class A-1 Common Stock, a Restricted Stockholder may rely on the number of outstanding shares of Company Class A-1 Common Stock as stated in the most recent of the following: (i) the Company’s most recent Form 10-K or Form 10-Q filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company setting forth

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the number of shares of Company Class A-1 Common Stock issued and outstanding. Additionally, upon the written request of a Restricted Stockholder, the Company shall within two (2) Trading Days confirm in writing to such Restricted Stockholder the number of shares of Company Class A-1 Common Stock then issued and outstanding. In any case, the number of issued and outstanding shares of Company Class A-1 Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Conversion of the Class A-2 Shares into shares of Company Class A-1 Common Stock, since the date as of which such number of issued and outstanding shares of Company Class A-1 Common Stock was reported. For purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

(f) Regulatory Approval. Notwithstanding the Conversion limitation set forth in Section 2(e), if and when a Restricted Stockholder has obtained all required Gaming Approvals from the applicable Gaming Authorities permitting such Restricted Stockholder to beneficially own shares of Company Class A-1 Common Stock in an amount that is in excess of the Beneficial Ownership Limitation, then the Class A-2 Shares held by such Restricted Stockholder shall immediately Convert without regard to the Beneficial Ownership Limitation. Such Restricted Stockholder shall promptly provide to the Company written copies of (i) all such Gaming Approvals upon the issuance of such Gaming Approvals by the applicable Gaming Authorities, and (ii) any modification, amendment, restriction, limitation, termination, revocation or other change to any such Gaming Approvals.

3. Adjustments, Other. Notwithstanding anything in this Agreement to the contrary:

(a) LTM EBITDA and the LTM EBITDA thresholds as set forth in Sections 2(a), (b) and (c) shall be reasonably adjusted upwards or downwards, as applicable, by the “Independent Directors” (within the meaning of the listing rules of the New York Stock Exchange) of the board of directors of the Company (the “Board”) from time to time following the Closing to take into account the anticipated effect of any acquisitions or dispositions that are, individually or in the aggregate, in excess of $40,000,000.00 during any Measurement Period and otherwise materially different from the annual forecast presented to the Company’s investors at the Closing and consummated by the Company or its Subsidiaries. Any such adjustment to LTM EBITDA or the LTM EBITDA thresholds in Sections 2(a), (b) and (c) shall be made in a manner that is consistent with the anticipated impact to EBITDA that is modeled by or on behalf of the Company or its Subsidiaries in connection with the applicable acquisition or disposition, but shall not in any event take into account any impact of synergies; and

(b) the Closing Sale Price thresholds for the Company Class A-1 Common Stock as set forth in Sections 2(a), (b) and (c) shall be reasonably adjusted by the “Independent Directors” (within the meaning of the listing rules of the New York Stock Exchange) of the Board from time to time following the Closing in good faith to take into account the anticipated effect of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, merger, business combination or other similar transaction or event.

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4. Earnout Statements; Disputes.

(a) The Company shall deliver an Earnout Statement to the Shareholder Representatives, Pace Sponsor, Pace Governance and KP with respect to the Tranche I Conversion, the Tranche II Conversion or the Tranche III Conversion, as applicable, no later than ten (10) days following the Company’s filing of its Form 10-K or Form 10-Q, as applicable, for the Tranche I Measurement Periods, the Tranche II Measurement Periods or the Tranche III Measurement Periods, as applicable, with the SEC, provided, that the Company shall be relieved of its obligation to deliver an Earnout Statement to the Shareholder Representatives, Pace Sponsor, Pace Governance and KP with respect to a Measurement Period if the Tranche Condition for such period has been satisfied.

(b) If the Shareholder Representatives, Pace Sponsor, Pace Governance or KP disagrees with any calculation set forth in an Earnout Statement, as soon as practicable, and in any event within thirty (30) days after the Shareholder Representatives’, Pace Sponsor’s, Pace Governance’s or KP’s receipt of such Earnout Statement, the Shareholder Representatives, Pace Sponsor, Pace Governance or KP, as applicable, shall return to the Company a written report containing any proposed changes to such Earnout Statement and an explanation of any such changes and the reasons therefor (a “Dispute Notice”). The Company shall make available to the Shareholder Representatives, Pace Sponsor, Pace Governance and KP such information and records of the Company and its Subsidiaries to the extent reasonably necessary for the Shareholder Representatives, Pace Sponsor, Pace Governance and KP to verify the calculations set forth in such Earnout Statement. The Shareholder Representatives, Pace Sponsor, Pace Governance or KP, as applicable, and the Company shall work together in good faith to resolve any matters addressed in a Dispute Notice

5. Duties.

(a) Notwithstanding anything in this Agreement or the Transaction Agreement to the contrary, from and after the Closing, the Company shall have sole discretion with respect to owning, developing, operating and/or maintaining the assets of the Company and its Subsidiaries and shall have no duties and/or obligations, expressed or implied with respect to owning, developing, operating and/or maintaining the assets of the Company and its Subsidiaries hereunder, including any duty and/or obligation to (i) try to achieve the EBITDA thresholds described in Sections 2(a), (b) or (c) or (ii) maximize the Closing Sale Price of the Company Class A-1 Common Stock.

(b) This Agreement is strictly a contractual relationship between the Company and the Restricted Stockholders, and does not create any express or implied fiduciary or special relationship or any express or implied fiduciary, special or other duties.

6. Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

7. Entire Agreement; Waiver; Amendments. This Agreement and the Transaction Agreement and any exhibits, schedules or other documents referred to herein or therein, sets forth the entire understanding of the parties, and supersedes all prior agreements, arrangements, term sheets, presentations and communications, whether oral or written, with

7

respect to the specific subject matter hereof. No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof, provided, that notice of any such waiver shall be given to each party hereto as set forth in Section 11 hereto. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company, Pace Sponsor, Pace Governance, KP and Company Holders representing at least 90% of the Class A-2 Shares issued to the Company Holders, provided, that no provision of this Agreement may be amended or modified unless any and each Company Holder adversely affected by such amendment or modification in a manner different than the other Company Holders has expressly consented in writing to such amendment or modification.

8. Assignment; Third Party Beneficiaries; Binding Effect. The rights and obligations of each party under this Agreement may not be assigned to any other person or entity. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any person or entity other than the parties to this Agreement, and their respective successors and assigns. This Agreement shall be binding upon the Company, each Restricted Stockholder and their respective heirs, successors, legal representatives and permitted assigns.

9. Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable Law, such provision shall be void and ineffectual. In the event that applicable Law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

10. Injunctive Relief. Each of the parties to this Agreement hereby acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at Law. Each of the parties therefore agrees that, in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

11. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

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If to the Company, Pace Sponsor, Pace Governance or KP, to:

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Douglas Warner;
Christopher Machera
Email:	doug.warner@weil.com;
chris.machera@weil.com

If to the Restricted Stockholders (except for Pace Sponsor, Pace Governance and KP), to the address set forth for such Restricted Stockholder on Schedule A attached hereto with a copy (which shall not constitute notice) to:

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:	Jeffrey C. Rubenstein
Michael B. Shaw
Email:	jrubenstein@muchlaw.com
mshaw@muchlaw.com

and a copy (which shall not constitute notice) to:

Fenwick & West LLP

902 Broadway, Suite 14

New York, NY 10010

Attention:	Mark Stevens
Ken Myers
Scott Behar
Email:	mstevens@fenwick.com
kmyers@fenwick.com
sbehar@fenwick.com

12. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without application of the conflict of Laws principles thereof.

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13. Venue; Waiver of Jury Trial.

(a) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13(B).

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

TPG PACE II SPONSOR SUCCESSOR, LLC

By:
Name:
Title:

TPG PACE GOVERNANCE, LLC

By:
Name:
Title:

KARL PETERSON

By:

[SIGNATURE PAGE TO RESTRICTED STOCK AGREEMENT]

[COMPANY HOLDERS:]

Name:

Name:

Schedule A

Company Holders

Name and Address	Company Holder’s Pro Rata Percentage

Exhibit D

Waiver Agreement

See attached

Exhibit E

Director Letter Agreement

See attached

Exhibit F

Forms of Subscription Agreement

See attached

Exhibit G

Form of New Accel Warrant Agreement

See attached

EXHIBIT G

NEW ACCEL WARRANTS AGREEMENT

THIS NEW ACCEL WARRANTS AGREEMENT, effective as of [●], 2019 (as it may from time to time be amended, this “Agreement”), is entered into by and between TPG Pace Holdings Corp., a Delaware corporation (the “Company”), and [●], (the “Holder”).

WHEREAS, the Company is party to that certain Transaction Agreement, dated as of June [●], 2019, by and among the Company, each of the persons set forth on Schedule 1 thereto (collectively, the “Sellers”), and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative (as defined in the Transaction Agreement) (as it may from time to time be amended, the “Transaction Agreement”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Business Combination”), the Company shall issue to the Holder its pro rata share of 2,444,444 warrants (subject to rounding to avoid fractional warrants), each entitling the Holder to purchase one share of Class A-1 common stock of the Company, par value $0.0001 per share (each, a “Share”) at an exercise price of $11.50 per Share (the “New Accel Warrants”).

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby, intending legally to be bound, agree as follows:

AGREEMENT

Section 1. Authorization, Issuance; Terms of the New Accel Warrants.

A. Authorization of the New Accel Warrants. The Company has duly authorized the issuance of the New Accel Warrants to the Holder, including the authorization to issue Shares that may need to be issued in respect of the New Accel Warrants.

B. Issuance of the New Accel Warrants. In connection with the Integrated Transaction (as defined in the Transaction Agreement) and pursuant to the Stock Purchase (as defined in the Transaction Agreement) and in accordance with the terms hereof, the Company shall issue to the Holder its pro rata share of 2,444,444 New Accel Warrants in accordance with the allocation schedule set forth on Exhibit A.

C. Terms of the New Accel Warrants. Each New Accel Warrant shall have the terms set forth in that certain Warrant Agreement, dated as of [●], 2019, by and between the Company and Continental Stock Transfer & Trust Company, a copy of which is attached hereto as Exhibit B (as it may from time to time be amended, the “Warrant Agreement”).

Section 2. Representations and Warranties of the Company. As a material inducement to the Holder to enter into this Agreement, the Company hereby represents and warrants to the Holder that:

A. Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement and the Warrant Agreement.

B. Authorization; No Breach.

(i) The execution, delivery and performance of this Agreement and the New Accel Warrants have been duly authorized by the Company. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Upon issuance in accordance with, and payment pursuant to, the terms of the Warrant Agreement and this Agreement, the New Accel Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

(ii) The execution and delivery by the Company of this Agreement and the New Accel Warrants, the issuance of the New Accel Warrants, the issuance of the Shares upon exercise of the New Accel Warrants and the fulfillment, of and compliance with, the respective terms hereof and thereof by the Company, do not and will not as of the Closing Date (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s share capital or assets under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the certificate of incorporation of the Company (in effect on the date hereof or as may be amended prior to completion of the contemplated Public Offering), or any material law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject, except for any filings required after the date hereof under federal or state securities laws.

C. Title to Securities. Upon issuance in accordance with, and payment pursuant to the terms hereof and the Warrant Agreement, the Shares issuable upon exercise of the New Accel Warrants will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof and the Warrant Agreement, the Holder will have good title to the New Accel Warrants purchased by it and the Shares issuable upon exercise of such New Accel Warrants, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder and under the other agreements contemplated hereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Holder.

D. Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any other transactions contemplated hereby.

Section 3. Representations and Warranties of the Holder. As a material inducement to the Company to enter into this Agreement and issue the New Accel Warrants to the Holder, the Holder hereby represents and warrants to the Company that:

A. Organization and Requisite Authority. The Holder possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

B. Authorization; No Breach.

(i) This Agreement constitutes a valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

(ii) The execution and delivery by the Holder of this Agreement and the fulfillment of and compliance with the terms hereof by the Holder does not and shall not as of the Closing Date conflict with or result in a breach by the Holder of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Holder is subject.

C. Investment Representations.

(i) The Holder is acquiring the New Accel Warrants and, upon exercise of the New Accel Warrants, the Shares issuable upon such exercise (collectively, the “Securities”), for the Holder’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of the Securities Act (as defined below).

(ii) The Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(iii) The Holder understands that the Securities are being offered and will be sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations and warranties of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire such Securities.

(iv) The Holder did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(v) The Holder has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Holder. The Holder has been afforded the opportunity to ask questions of the executive officers and directors of the Company. The Holder understands that its investment in the Securities involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Securities.

(vi) The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities by the Holder nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(vii) The Holder understands that: (a) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) except as specifically set forth in that certain Registration Rights Agreement, dated as of [●], 2019, by and among the Company and the other parties identified therein, neither the Company nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, the Holder understands that the Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a Business Combination, are deemed to be “underwriters” under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 adopted pursuant to the Securities Act would not be available for resale transactions of the Securities despite technical compliance with the requirements of such Rule, and the Securities can be resold only through a registered offering or in reliance upon another exemption from the registration requirements of the Securities Act.

(viii) The Holder has such knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies in the development stage such as the Company, is capable of evaluating the merits and risks of an investment in the Securities and is able to bear the economic risk of an investment in the Securities in the amount contemplated hereunder for an indefinite period of time. The Holder has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Securities. The Holder can afford a complete loss of its investments in the Securities.]

Section 4. Termination. This Agreement shall terminate on the Expiration Date (as defined in the Warrant Agreement).

Section 5. Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing Date.

Section 6. Definitions. Terms used but not otherwise defined in this Agreement shall have the meaning assigned to such terms in the Transaction Agreement.

Section 7. Miscellaneous.

A. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the Company may not assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of law, merger or otherwise) without the prior written consent of Holder.

B. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

C. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

D. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

E. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York.

F. Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

G. Specific Performance. Unless this Agreement has been terminated, each party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause the other party irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of termination, in the event of a breach or threatened breach by a party of any provision of this Agreement, each party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party for such breach or threatened breach, including but not limited to the recovery of money damages.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

COMPANY:

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

[Signature page to New Accel Warrants Agreement]

HOLDER:

[●]

By:
Name:
Title:
Address:

[Signature page to New Accel Warrants Agreement]

EXHIBIT A

PRO RATA ALLOCATION OF COMPANY WARRANTS

Holder	Number of Company Warrants
[●]	[●]

EXHIBIT B

WARRANT AGREEMENT

See attached.

TPG PACE HOLDINGS CORP.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

WARRANT AGREEMENT

Dated as of [●], 2019

THIS WARRANT AGREEMENT (this “Agreement”), dated as of [●], 2019, is by and between TPG Pace Holdings Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, the Company is party to that certain Transaction Agreement, dated as of June [●], 2019, by and among each of the persons set forth on Schedule 1 to the Transaction Agreement, and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a shareholder representative (as it may from time to time be amended, restated or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Business Combination”), the Company shall issue to certain shareholders of the Company (each, an “Accel Holder”) its pro rata share of 2,444,444 warrants (subject to rounding to avoid fractional warrants), each entitling the Holder to purchase one share of Class A-1 common stock of the Company, par value $0.0001 per share (the “Class A-1 Stock”) at an exercise price of $11.50 per share, subject to adjustment as described herein and bearing the legend set forth in Exhibit B hereto (the “New Accel Warrants”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the New Accel Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the New Accel Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the New Accel Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the New Accel Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the New Accel Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. New Accel Warrants.

2.1 Form of New Accel Warrant. Each New Accel Warrant shall be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate in the form annexed hereto as Exhibit A is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a New Accel Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 New Accel Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the New Accel Warrants. Upon the initial issuance of the New Accel Warrants in book-entry form, the Warrant Agent shall issue and register the New Accel Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any New Accel Warrant shall have ceased to serve in the capacity in which such person signed the New Accel Warrant before such New Accel Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any New Accel Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such New Accel Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such New Accel Warrant and of each New Accel Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 No Fractional Warrants. The Company shall not issue fractional New Accel Warrants and the Company shall round down to the nearest whole number the number of New Accel Warrants to be issued to such holder.

2.5 New Accel Warrants. So long as the New Accel Warrants are held by the Accel Holder or any of its Permitted Transferees (as defined below) the New Accel Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the date of this Agreement, and (iii) shall not be redeemable by the Company; provided, however, that in the case of (ii), the New Accel Warrants and any Class A-1 Stock held by the Accel Holder or any of its Permitted Transferees and issued upon exercise of the New Accel Warrants may be transferred by the holders thereof:

(a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Accel Holder, or any affiliates of the Accel Holder,

(b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A-1 Stock for cash, securities or other property subsequent to the completion of the Company’s Business Combination; provided, however, that, in the case of clauses (a) through (d), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3. Terms and Exercise of New Accel Warrants.

3.1 New Accel Warrant Price. Each New Accel Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such New Accel Warrant and of this Agreement, to purchase from the Company the number of Class A-1 Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “New Accel Warrant Price” as used in this Agreement shall mean the price per share at which Class A-1 Stock may be purchased at the time a New Accel Warrant is exercised. The Company in its sole discretion may lower the New Accel Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) business days (other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”)), provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the New Accel Warrants and, provided further that any such reduction shall be identical among all of the New Accel Warrants.

3.2 Duration of New Accel Warrants. A New Accel Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the date of this Agreement and terminating at 5:00 p.m., New York City time on the earlier to occur of: (a) the date that is five (5) years after the date of this Agreement, (b) the liquidation of the Company in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, or (c) the Alternative Redemption Date (as defined below) (the “Expiration Date”); provided, however, that the exercise of any New Accel Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Subject to Section 6.5 hereof, except with respect to the right to receive the Redemption Price (as defined below) or the Alternative Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each New Accel Warrant (other than in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the New Accel Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the New Accel Warrants and, provided further that any such extension shall be identical in duration among all the New Accel Warrants.

3.3 Exercise of New Accel Warrants.

3.3.1 Payment. Subject to the provisions of the New Accel Warrant and this Agreement, a New Accel Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, together with (i) an election to purchase form, duly executed, electing to exercise such New Accel Warrants and (ii) payment in full of the New Accel Warrant Price for each full Ordinary Share as to which the New Accel Warrant is exercised and any and all applicable taxes due in connection with the exercise of the New Accel Warrant, the exchange of the New Accel Warrant for the Class A-1 Stock and the issuance of such Class A-1 Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the New Accel Warrants to exercise such New Accel Warrants on a “cashless basis,” by surrendering the New Accel Warrants for that number of Class A-1 Stock equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Stock underlying the New Accel Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(b)) over the exercise price of the New Accel Warrants by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b), Section 6.2 and Section 6.4, the “Fair Market Value” shall mean the average reported last sale price of the Class A-1 Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the New Accel Warrants, pursuant to Section 6 hereof;

(c) so long as such New Accel Warrant is held by the Accel Holder or a Permitted Transferee, by surrendering the New Accel Warrant for that number of Class A-1 Stock equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Stock underlying the New Accel Warrant, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(c)) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Class A-1 Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the New Accel Warrant is sent to the Warrant Agent; or

(d) as provided in Section 7.4 hereof.

3.3.2 Issuance of Class A-1 Stock on Exercise. As soon as practicable after the exercise of any New Accel Warrant and the clearance of the funds in payment of the New Accel Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such New Accel Warrant a book-entry position or certificate, as applicable, for the number of full Class A-1 Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such New Accel Warrant shall not have been exercised in full, a new book-entry position or countersigned New Accel Warrant, as applicable, for the number of shares as to which such New Accel Warrant shall not have been exercised. No New Accel Warrant shall be exercisable and the Company shall not be obligated to issue Class A-1 Stock upon exercise of a New Accel Warrant unless the Class A-1 Stock issuable upon such New Accel Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the New Accel Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a New Accel Warrant, the holder of such New Accel Warrant shall not be entitled to exercise such New Accel Warrant and such New Accel Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any New Accel Warrant. If, by reason of any exercise of warrants on a “cashless basis”, the holder of any New Accel Warrant would be entitled, upon the exercise of such New Accel Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Class A-1 Stock to be issued to such holder.

3.3.3 Valid Issuance. All Class A-1 Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Class A-1 Stock is issued shall for all purposes be deemed to have become the holder of record of such Class A-1 Stock on the date on which the New Accel Warrant, or book-entry position representing such New Accel Warrant, was surrendered and payment of the New Accel Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated New Accel Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a New Accel Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a New Accel Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s New Accel Warrant, and such holder shall not have the right to exercise such New Accel Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Class A-1 Stock issued and outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Class A-1 Stock beneficially owned by such person and its affiliates shall include the number of Class A-1 Stock issuable upon exercise of the New Accel Warrant with respect to which the determination of such sentence is being made, but shall exclude Class A-1 Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the New Accel Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the New Accel Warrant, in determining the number of issued and outstanding Class A-1 Stock, the holder may rely on the number of issued and outstanding Class A-1 Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Securities and Exchange Commission (the “Commission”) as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Class A-1 Stock issued and outstanding. For any reason at any time, upon the written request of the holder of the New Accel Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Class A-1 Stock then issued and outstanding. In any case, the number of issued and outstanding Class A-1 Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Class A-1 Stock was reported. By written notice to the Company, the holder of a New Accel Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Share Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding Class A-1 Stock is increased by a capitalization of Class A-1 Stock, or by a split-up of Class A-1 Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Class A-1 Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Class A-1 Stock. A rights offering to holders of Class A-1 Stock entitling holders to purchase Class A-1 Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Class A-1 Stock equal to the product of (i) the number of Class A-1 Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Class A-1 Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Class A-1 Stock, in determining the price payable for Class A-1 Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Class A-1 Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A-1 Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Extraordinary Dividends. If the Company, at any time while the New Accel Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A-1 Stock on account of such Class A-1 Stock (or other shares of the Company’s share capital into which the New Accel Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the New Accel Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A-1 Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the New Accel Warrant Price or to the number of Class A-1 Stock issuable on exercise of each New Accel Warrant) does not exceed $0.50.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Class A-1 Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A-1 Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A-1 Stock issuable on exercise of each New Accel Warrant shall be decreased in proportion to such decrease in issued and outstanding Class A-1 Stock.

4.3 Adjustments in Exercise Price. Whenever the number of Class A-1 Stock purchasable upon the exercise of the New Accel Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the New Accel Warrant Price shall be adjusted (to the nearest cent) by multiplying such New Accel Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Class A-1 Stock purchasable upon the exercise of the New Accel Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Class A-1 Stock so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Class A-1 Stock (other than a change under Section 4.1. or Section 4.2 hereof or that solely affects the par value of such Class A-1 Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Class A-1 Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the New Accel Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New Accel Warrants and in lieu of the Class A-1 Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New Accel Warrants would have received if such holder had exercised his, her or its New Accel Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that (i) if the holders of the Class A-1 Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each New Accel Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Class A-1 Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Class A-1 Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A-1 Stock, the holder of a New Accel Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such New Accel Warrant holder had exercised the New Accel Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A-1 Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Class A-1 Stock in the applicable event is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the New Accel Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the New Accel Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the New Accel Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a New Accel Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Ordinary Share shall be the volume weighted average price of the Class A-1 Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the New Accel Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Class A-1 Stock consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Class A-1 Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Class A-1 Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the New Accel Warrant Price be reduced to less than the par value per share issuable upon exercise of such New Accel Warrant.

4.5 Notices of Changes in New Accel Warrant. Upon every adjustment of the New Accel Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the New Accel Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Class A-1 Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Class A-1 Stock upon the exercise of New Accel Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any New Accel Warrant would be entitled, upon the exercise of such New Accel Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Class A-1 Stock to be issued to such holder.

4.7 Form of New Accel Warrant. The form of New Accel Warrant need not be changed because of any adjustment pursuant to this Section 4, and New Accel Warrants issued after such adjustment may state the same New Accel Warrant Price and the same number of shares as is stated in the New Accel Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of New Accel Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any New Accel Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding New Accel Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the New Accel Warrants in order to (i) avoid an adverse impact on the New Accel Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the New Accel Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the New Accel Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of New Accel Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding New Accel Warrant upon the Warrant Register, upon surrender of such New Accel Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new New Accel Warrant representing an equal aggregate number of New Accel Warrants shall be issued and the old New Accel Warrant shall be cancelled by the Warrant Agent. The New Accel Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of New Accel Warrants. New Accel Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the New Accel Warrants so surrendered, representing an equal aggregate number of New Accel Warrants; provided, however, that in the event that a New Accel Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such New Accel Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of the New Accel Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the New Accel Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with the New Accel Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1 Redemption of New Accel Warrants for Cash. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding New Accel Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the New Accel Warrants, as described in Section 6.3 below, at the price of $0.01 per New Accel Warrant (the “Redemption Price”), provided that the last sales price of the Class A-1 Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the Class A-1 Stock issuable upon exercise of the New Accel Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the New Accel Warrants on a “cashless basis” pursuant to subsection 3.3.1.

6.2 Redemption of New Accel Warrants for Class A-1 Stock. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding New Accel Warrants may be redeemed, at the option of the Company, ninety (90) days after they are first exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the New Accel Warrants, as described in Section 6.3 below, at a price equal to a number of Class A-1 Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the New Accel Warrants) and the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)) (the “Alternative Redemption Price”), provided that the last sales price of the Class A-1 Stock reported has been at least $10.00 per share (subject to adjustment in compliance with Section 4 hereof), on the trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the Class A-1 Stock issuable upon exercise of the New Accel Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the New Accel Warrants on a “cashless basis” pursuant to subsection 3.3.1.

	Fair Market Value of Class A-1 Stock ($)
Redemption Date
(period to expiration of the New Accel Warrants)	10	11	12	13	14	15	16	17	18
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Fair Market Value and Redemption Date (as defined below) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Class A-1 Stock to be issued for each New Accel Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365-day year.

6.3 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the New Accel Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). In the event that the Company elects to redeem all of the New Accel Warrants pursuant to Section 6.2, the Company shall fix a date for redemption (the “Alternative Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such 30-day period, the “Redemption Period”) to the Registered Holders of the New Accel Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.4 Exercise After Notice of Redemption. The New Accel Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of Class A-1 Stock to be received upon exercise of the New Accel Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the New Accel Warrants shall have no further rights except to receive, upon surrender of the New Accel Warrants, the Redemption Price or the Alternative Redemption Price, as applicable.

6.5 Redemption Exclusions. The Company agrees that the redemption rights provided in this Section 6.1 and 6.2 shall not apply to the New Accel Warrants if at the time of the redemption such New Accel Warrants continue to be held by the Accel Holder or its Permitted Transferees. However, once such New Accel Warrants are transferred (other than to Permitted Transferees under Section 2.6), the Company may redeem the New Accel Warrants pursuant to Section 6.1 or 6.2, provided that the criteria for redemption are met, including the opportunity of the holder of such New Accel Warrants to exercise the New Accel Warrants prior to redemption pursuant to Section 6.4.

7. Other Provisions Relating to Rights of Holders of New Accel Warrants.

7.1 No Rights as Shareholder. A New Accel Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed New Accel Warrants. If any New Accel Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated New Accel Warrant, include the surrender thereof), issue a new New Accel Warrant of like denomination, tenor, and date as the New Accel Warrant so lost, stolen, mutilated, or destroyed. Any such new New Accel Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed New Accel Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Class A-1 Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A-1 Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Class A-1 Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the date of this Agreement, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Class A-1 Stock issuable upon exercise of the New Accel Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the New Accel Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the date of this Agreement, holders of the New Accel Warrants shall have the right, during the period beginning on the 61st Business Day after the date of this Agreement and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Class A-1 Stock issuable upon exercise of the New Accel Warrants, to exercise such New Accel Warrants on a “cashless basis,” by exchanging the New Accel Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Class A-1 Stock equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Stock underlying the New Accel Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the exercise price of the New Accel Warrants by (y) the Fair Market Value. Solely for purposes of this Section 7.4, “Fair Market Value” shall mean the volume weighted average price of the Class A-1 Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such New Accel Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. For the avoidance of any doubt, unless and until all of the New Accel Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Class A-1 Stock upon the exercise of the New Accel Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the New Accel Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a New Accel Warrant (who shall, with such notice, submit his, her or its New Accel Warrant for inspection by the Company), then the holder of the New Accel Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Class A-1 Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the Chief Financial Officer or the Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of the New Accel Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or the New Accel Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A-1 Stock to be issued pursuant to this Agreement or the New Accel Warrant or as to whether any Class A-1 Stock shall, when issued, be valid and fully paid and nonassessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to the New Accel Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Class A-1 Stock through the exercise of the New Accel Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of the New Accel Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

TPG Pace Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Office of the General Counsel

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of the New Accel Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the New Accel Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the New Accel Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the New Accel Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of the New Accel Warrant. The Warrant Agent may require any such holder to submit such holder’s New Accel Warrant for inspection by the Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the New Accel Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding holder of public warrants of the Company. Notwithstanding the foregoing, the Company may lower the New Accel Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A Form of Warrant Certificate

Exhibit B Legend — New Accel Warrants

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TPG PACE HOLDINGS CORP.

By:

Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:

Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

TPG PACE HOLDINGS CORP.

A Delaware Corporation

CUSIP G89827 110

Warrant Certificate

This Warrant Certificate certifies that                     , or registered assigns, is the registered holder of                warrant(s) evidenced hereby (the “New Accel Warrants” and each, a “New Accel Warrant”) to purchase Class A-1 common stock, $0.0001 par value (“Class A-1 Stock”), of TPG Pace Holdings Corp., a Delaware corporation (the “Company”). Each New Accel Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Class A-1 Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each New Accel Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. The number of Class A-1 Stock issuable upon exercise of the New Accel Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Ordinary Share for any New Accel Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the New Accel Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such New Accel Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

TPG PACE HOLDINGS CORP.

By:

Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:

Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The New Accel Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of New Accel Warrants entitling the holder on exercise to receive Class A-1 Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [•], 2019 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the New Accel Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

New Accel Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of New Accel Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of New Accel Warrants evidenced hereby the number of New Accel Warrants exercised shall be less than the total number of New Accel Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of New Accel Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no New Accel Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Class A-1 Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Class A-1 Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Class A-1 Stock issuable upon exercise of the New Accel Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a New Accel Warrant, the holder thereof would be entitled to receive a fractional interest in a Class A-1 Stock, the Company shall, upon exercise, round down to the nearest whole number of Class A-1 Stock to be issued to the holder of the New Accel Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of New Accel Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of New Accel Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the New Accel Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                     Class A-1 Stock and herewith tenders payment for such shares to the order of TPG Pace Holdings Corp. (the “Company”) in the amount of $                    in accordance with the terms hereof. The undersigned requests that a certificate for such Class A-1 Stock be registered in the name of                 , whose address is                    and that such Class A-1 Stock be delivered to        whose address is         . If said number of Class A-1 Stock is less than all of the Class A-1 Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A-1 Stock be registered in the name of                , whose address is ,         and that such Warrant Certificate be delivered to                 , whose address is                     .

In the event that the New Accel Warrant has been called for redemption by the Company pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of Class A-1 Stock that this New Accel Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the New Accel Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Class A-1 Stock that this New Accel Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the New Accel Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Class A-1 Stock that this New Accel Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the New Accel Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Class A-1 Stock that this New Accel Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Class A-1 Stock. If said number of Class A-1 Stock is less than all of the Class A-1 Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A-1 Stock be registered in the name of                    , whose address is                , and that such Warrant Certificate be delivered to                , whose address is                    .

Date: , 20	(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG TPG PACE HOLDINGS CORP. (THE “COMPANY”), TPG PACE II SPONSOR, LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN THE RECITALS OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A-1 STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

Exhibit H

Key Holder Support Agreement

See attached

EXHIBIT H

KEY HOLDER SUPPORT AGREEMENT

This KEY HOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2019, by and among (i) TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), and New Pace LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“NewCo”, and together with Parent, the “Parent Parties”), on the one hand and (ii) the Persons named as Shareholders on the signature pages hereto (the “Shareholders”), on the other hand.

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, each of the persons set forth on Schedule 1 thereto (each, a “Seller” and collectively, the “Sellers”) and David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative, are entering into a Transaction Agreement (as the same may be amended from time to time, the “Transaction Agreement”) pursuant to which upon the terms and subject to the conditions set forth therein, Parent shall acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc., an Illinois corporation (the “Company”) held by the Sellers, and, following the Closing, the Company shall merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of Parent (the “Transaction”);

B. The Shareholders agree to enter into Section 2 of this Agreement with respect to (a) the shares in all common and preferred stock, no par value per share, of the Company (the “Company Stock”) that the Shareholders own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record, (b) any security convertible or exchangeable into Company Stock (together with Company Stock, the “Subject Securities”), and (c) any additional Subject Securities that the Shareholders may hereinafter acquire.

C. The Shareholders are the beneficial or record owners of, and have either sole or shared voting power over, such number of Subject Securities as are indicated on Schedule 1 attached hereto.

D. As a condition and inducement to the Parent Parties’ willingness to enter into the Transaction Agreement, the Parent Parties desire that the Shareholders agree, and the Shareholders are willing to agree, on terms and conditions set forth herein, not to Transfer (as defined below) any of their Subject Securities, and to vote all of their Subject Securities in a manner so as to facilitate consummation of the Transaction.

E. The Shareholders have agreed to accept certain restrictions as set forth in this Agreement in connection with the Transaction in order to induce the Parent Parties to enter into the Transaction Agreement and consummate the Transaction, and the Parent Parties would not enter into the Transaction Agreement absent the Shareholders’ agreement to the restrictions set forth in this Agreement.

F. The Shareholders are holders of Company Stock and, pursuant to the Transaction Agreement and by virtue of the Transaction, each Shareholder will directly or indirectly receive substantial payment and other valuable consideration from the Parent Parties in exchange for Company Stock as specified in the Transaction Agreement.

G. Each of the Parent Parties and the Shareholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Share Purchase Agreement” shall mean that certain Share Purchase Agreement, dated as of December 22, 2015, by and among the Company and certain additional persons party thereto.

“Subsidiary” shall have the meaning set forth in the Transaction Agreement and, for the avoidance of doubt, upon the Closing, Surviving NewCo and its Subsidiaries shall be direct or indirect Subsidiaries of Parent for all purposes hereunder.

“Transfer” shall mean any direct or indirect offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement and the Transaction Agreement.

2. Agreement to Retain the Subject Securities.

2.1 No Transfer of Subject Securities. From the date hereof until the earliest to occur of (a) the Closing, and (b) such date and time as the Transaction Agreement shall have been terminated validly in accordance with its terms (the “Expiration Time”), each Shareholder agrees, with respect to any Subject Securities currently or hereinafter beneficially owned or owned of record by it, not to (a) Transfer any such Subject Securities (except as may be required pursuant to Section 2.08 of the Share Purchase Agreement), or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy or power of attorney with respect thereto; provided, that, each Shareholder may Transfer any such Subject Securities to any of its Affiliates if the transferee of such Subject Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such Shareholder.

2.2 Additional Purchases. Each Shareholder agrees that any Subject Securities that it purchases or otherwise hereinafter acquires or with respect to which it otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Subject Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Subject Securities set forth on Schedule 1 attached hereto.

2.3 Void Transfers. Any Transfer or attempted Transfer of any Subject Securities, including New Subject Securities, in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio.

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3. Agreement to Make a Cash Election. Concurrently with the execution of this Agreement, each Shareholder is delivering to Parent a final, binding and irrevocable Cash Election Form substantially in the form attached hereto as Exhibit A (the “Cash Election Form”) setting forth a Cash Election equal to the percentage portion of Subject Securities owned by such Shareholder set forth in Schedule 1 attached hereto. Notwithstanding anything else contained herein or pursuant to the Transaction Agreement, the Cash Election Form or otherwise, each Shareholder agrees that it will not change such Shareholder’s Cash Election, that such Shareholder hereby waives any rights to withdraw or change such Shareholder’s Cash Election Form, and that such Shareholder’s Cash Election as set forth in such Shareholder’s Cash Election Form shall be final, binding and irrevocable in all respects.

4. Agreement to Enter into the Registration Rights Agreement. Prior to Closing, each Shareholder who will be stockholders of Parent immediately following the consummation of the Transaction agrees to enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) which shall be effective as of Closing.

5. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to the Parent Parties as follows:

5.1 Authority; Binding Obligation. If such Shareholder is an entity, such Shareholder has all requisite organizational power and authority to execute, deliver and perform this Agreement. The execution by such Shareholder of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all required limited partnership or similar corporate action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are required to authorize this Agreement or to perform such Shareholder’s obligations hereunder. If such Shareholder is an individual, such Shareholder has all requisite legal capacity, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Shareholder and assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by the bankruptcy, reorganization, insolvency, moratorium and similar Laws of general application relating to or affecting the enforcement of rights of creditors and general principles of equity.

5.2 Ownership of the Subject Securities. As of the date hereof, each Shareholder (a) is the beneficial or record owner of the Subject Securities indicated on Schedule 1 hereto, free and clear of any and all mortgages, pledges, security interests, charges, claims or restrictions, other than those created by this Agreement or as disclosed on Schedule 1, and (b) has sole voting power over all of the Subject Securities beneficially owned or owned of record by it. As of the date hereof, no Shareholder owns, beneficially or of record, any capital stock or other securities of the Company or any of its Subsidiaries other than the Subject Securities set forth on Schedule 1. As of the date hereof, no Shareholder owns, beneficially or of record, any rights to purchase or acquire any shares of capital stock or other securities of the Company except as set forth on Schedule 1.

5.3 No Inconsistent Agreement. As of the date hereof, such Shareholder (a) has not entered into any voting agreement, voting trust or similar agreement (other than this Agreement) with respect to any of the Subject Securities indicated on Schedule 1 hereto, (b) has not granted a proxy, consent or power of attorney with respect to any such Subject Securities, and (c) has not taken any action that would reasonably be expected to constitute a breach hereof, make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing any of its obligations under this Agreement.

5.4 No Defaults or Conflicts. Neither the execution and delivery of this Agreement, or the performance by such Shareholder of its obligations hereunder (a) results in any violation of the applicable organizational documents of such Shareholder, (b) conflicts with, or results in a breach of any of the terms or provisions of, or constitutes a default under any material agreement or instrument to which such Shareholder is a party or by which it is bound or to which the Subject Securities owned of record or beneficially by such Shareholder is subject; or (c) violates any existing applicable Law, judgment, order or decree of any Governmental Entity having jurisdiction over such Shareholder or the Subject Securities owned of record or beneficially by such Shareholder.

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5.1 Accredited Investor; Sophisticated Investor. Such Shareholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended. Such Shareholder (i) is a sophisticated investor, able to fend for himself, herself or itself, as applicable, in the transactions contemplated by the Transaction Agreement and this Agreement, (ii) has such knowledge and experience in financial and business matters that he, she or it, as applicable, is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Agreement and this Agreement, (iii) is capable of bearing the economic risks of the transactions contemplated by the Transaction Agreement and this Agreement, (iv) has, or has access to, such information as he, she or it, as applicable, deems necessary and appropriate under the circumstances concerning, among other things, the businesses, financial condition and prospects of Parent and Surviving NewCo to make an informed decision regarding the transactions contemplated by the Transaction Agreement and this Agreement, (v) has independently and without reliance on any other party or representation, the existence and materiality of which, except as expressly set forth herein, is disclaimed, and based on such information as he, she or it, as applicable, has deemed necessary and appropriate, made his, her or its, as applicable, own analysis and decision to enter into this Agreement (and to consummate the transactions contemplated by the Transaction Agreement and this Agreement), except that he, she or it, as applicable, has relied on the express representations and warranties contained herein, and (vi) has a substantive preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Shareholder to be aware of the character, business acumen and financial circumstances of such persons.

5.2 No Governmental or other Authorization Required; Consents. Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by such Shareholder in connection with the due execution, delivery and performance by such Shareholder of this Agreement.

5.3 Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of such Shareholder, threatened against such Shareholder, before any Governmental Entity that would prevent, impair or delay such Shareholder from performing their obligations hereunder.

6. Representations and Warranties of the Parent Parties. Each of the Parent Parties hereby represents and warrants to the Shareholders as follows:

6.1 Authority; Binding Obligation. Such Parent Party has all requisite organizational power and authority to execute, deliver and perform this Agreement. The execution by such Parent Party of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all required corporate action on the part of such Parent Party, and no other proceedings on the part of such Parent Party are required to authorize this Agreement or to perform such Parent Party’s obligations hereunder. This Agreement has been duly executed and delivered by such Parent Party and assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Parent Party enforceable against such Parent Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by the bankruptcy, reorganization, insolvency, moratorium and similar Laws of general application relating to or affecting the enforcement of rights of creditors and general principles of equity.

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6.2 No Inconsistent Agreement. As of the date hereof, such Parent Party has not taken any action that would reasonably be expected to constitute a breach hereof or make any of its representations or warranties contained herein untrue or incorrect.

6.3 No Defaults or Conflicts. Neither the execution and delivery of this Agreement or the performance by such Parent Party of its obligations hereunder (a) results in any violation of the applicable organizational documents of such Parent Party, (b) conflicts with, or results in a breach of any of the terms or provisions of, or constitutes a default under any material agreement or instrument to which such Parent Party is a party, or (c) violates any existing applicable Law, judgment, order or decree of any Governmental Entity having jurisdiction over such Parent Party.

6.4 No Governmental or other Authorization Required; Consents. Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by such Parent Party in connection with the due execution and delivery by such Parent Party of this Agreement.

7. Registration Rights.

7.1 Parent agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”), Parent will file with the Securities and Exchange Commission (the “Commission”) (at Parent’s sole cost and expense) a registration statement registering the resale of the shares of New Parent Class A-1 Stock issued to the Shareholders pursuant to the Transaction Agreement (the “Acquired Shares” and such registration statement, the “Registration Statement”), and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies Parent that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date Parent is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, that, Parent’s obligations to include the Acquired Shares in the Registration Statement are contingent upon the Shareholders furnishing in writing to Parent such information regarding each such Shareholder, the securities of Parent held by such Shareholder and the intended method of disposition of the Acquired Shares as shall be reasonably requested by Parent to effect the registration of the Acquired Shares, and each Shareholder shall execute such documents in connection with such registration as Parent may reasonably request that are customary of a selling stockholder in similar situations, including providing that Parent shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by Parent to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Parent of its obligations to file or effect the Registration Statement as set forth above in this Section 7.

7.2 In the case of the registration, qualification, exemption or compliance effected by Parent pursuant to this Agreement, Parent shall, upon reasonable request, inform such Shareholder as to the status of such registration, qualification, exemption and compliance. At its expense, Parent shall:

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(a) except for such times as Parent is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Parent determines to obtain, continuously effective with respect to the Shareholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the Shareholders cease to hold any Acquired Shares, (ii) the date all Acquired Shares held by the Shareholders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Parent to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three years from the Effective Date of the Registration Statement. The period of time during which Parent is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period.”

(b) advise the Shareholders within five (5) business days:

(i) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Parent shall not, when so advising the Shareholders of such events, provide the Shareholders with any material, nonpublic information regarding Parent other than to the extent that providing notice to the Shareholders of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding Parent;

(c) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d) upon the occurrence of any event contemplated above, except for such times as Parent is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Parent shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(e) use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by Parent have been listed; and

(f) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable the Shareholders to sell the Acquired Shares under Rule 144.

7.3 Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Shareholders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by Parent or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Parent’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Parent in the Registration Statement of material information that Parent has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Parent’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, that, Parent may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from Parent of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Shareholder agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Shareholder receives copies of a supplemental or amended prospectus (which Parent agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Parent that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Parent unless otherwise required by law or subpoena. If so directed by Parent, each Shareholder will deliver to Parent or, in such Shareholder’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in such Shareholder’s possession; provided, that, this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent such Shareholder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

7.4 Each Shareholder may deliver written notice (including via email) (an “Opt-Out Notice”) to Parent requesting that such Shareholder not receive notices from Parent otherwise required by this Section 7; provided, that, such Shareholder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Shareholder (unless subsequently revoked), (i) Parent shall not deliver any such notices to such Shareholder and such Shareholder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to such Shareholder’s intended use of an effective Registration Statement, such Shareholder will notify Parent in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7.4) and the related suspension period remains in effect, Parent will so notify such Shareholder, within one (1) business day of such Shareholder’s notification to Parent, by delivering to such Shareholder a copy of such previous notice of Suspension Event, and thereafter will provide such Shareholder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

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8. Exclusivity. During the period from the date of the Transaction Agreement until the earlier of (x) the Closing or (y) the date on which the Transaction Agreement is terminated, other than in connection with the consummation of the transactions contemplated thereby, each Shareholder agrees that it will not, and will not authorize or permit any of its Subsidiaries or any of its or any of its Subsidiaries’ Affiliates or Representatives to, directly or indirectly, in each case in the foregoing Representatives’ capacity in such role with the applicable entity, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of the Company or its Subsidiaries or any of the outstanding equity interests in the Company or its Subsidiaries, or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries, other than with Parent Parties and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. If such Shareholder, its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Shareholder shall promptly (and in no event later than twenty-four (24) hours after such Shareholder becomes aware of such inquiry or proposal) (A) advise the Parent Parties orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide the Parent Parties a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company or its Subsidiaries that prohibits them from considering such inquiry or proposal.

9. General Waiver and Release. Each Shareholder does hereby, on behalf of itself and its Affiliates, successors and assigns and any other Person or entity claiming by, through or under any of the foregoing (collectively, the “Releasing Parties”), effective as of, and contingent upon, the Closing, unconditionally and irrevocably release, waive and forever discharge the Company, Parent, NewCo, each of their predecessors and successors and each of their respective past, present and future directors, officers, employees, agents, assigns, stockholders, partners, Subsidiaries and Affiliates (collectively, the “Company Parties”) from any and all claims, demands, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from such Releasing Party’s actual or purported ownership of Company Stock or the Transaction including arising from such Releasing Party’s status on or prior to the closing of the transactions contemplated by the Transaction Agreement as a stockholder, equity interest holder, investor, lender, debtor, representative or Affiliate of the Company, including, without limitation, in connection with the adoption by the board of directors of the Company and the shareholders thereof of the Transaction Agreement (the “Released Claims”); provided, that, in no event shall the Released Claims be deemed to include a release or discharge of (a) any of such Releasing Party’s rights expressly set forth in this Agreement, the Transaction Agreement or the exhibits thereto, or the Ancillary Agreements, (b) any rights to indemnification, exculpation, reimbursement, contribution, payment or advancement of expenses, or hold harmless and liability exculpation covenants, agreements and obligations of the Company or any of its Subsidiaries that such Releasing Party may have as a director, officer or employee of the Company or any of its Subsidiaries, or any of their respective successors under or pursuant to (i) any contract of insurance covering directors and officers of the Company or its Subsidiaries prior to the Closing, or in the case of such Affiliate’s capacity as a director or officer of the Company or its Subsidiaries prior to the Closing, under the indemnification provisions of the Company (or any such Subsidiary’s) certificate of incorporation or bylaws, (ii) under

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applicable Law or (iii) as otherwise set forth in the Transaction Agreement, or (c) any rights to receive unpaid compensation or benefits as an employee of any Company Party. Each Shareholder represents and warrants that (x) there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein, (y) such Shareholder has not transferred or otherwise alienated any such claims or causes of action, and (z) such Shareholder is fully authorized and entitled to give the releases specified herein.

10. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect upon (i) the mutual agreement of the parties hereto, or (ii) the termination of the Transaction Agreement in accordance with its terms. No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any deliberate breach of this Agreement prior to its termination.

11. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Shareholders and the Parent Parties and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or NewCo prior to the Closing any direct or indirect ownership or incidence of ownership of or with respect to the Shareholders’ Subject Securities. Subject to the terms of the Transaction Agreement and the consummation of the Transaction, all rights, ownership and economic benefits of and relating to any of the Shareholders’ Subject Securities shall remain vested in and belong to the Shareholders prior to the Closing. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including with Parent, NewCo or any of the Shareholders or any other Person, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

13. Miscellaneous.

13.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 13.2 shall be void.

13.3 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the parties.

13.4 Specific Performance; Injunctive Relief. The parties acknowledge that the rights of each party set forth herein are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right

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to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

13.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Parent Parties, to

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-6064

Attention:	Douglas Warner;
Christopher Machera
Facsimile:	(210) 310-8007
Email:	doug.warner@weil.com; chris.machera@weil.com

(b)	if to the Shareholder, to

the address set forth on the signature page hereto

with a copy to (which shall not constitute notice):

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:	Jeffrey C. Rubenstein
Michael B. Shaw
Email:	jrubenstein@muchlaw.com
mshaw@muchlaw.com

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and a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:	Mark Stevens;
Ken Myers; Scott Behar

Email:	mstevens@fenwick.com;
kmyers@fenwick.com;
sbehar@fenwick.com

13.6 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

13.7 Consent to Jurisdiction and Service of Process. Each party hereby and any person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Action shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period an Action that is filed in accordance with this Section 13.7 is pending before a court, all actions, suits or proceedings with respect to such Action or any other Action, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Action, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 13.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

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13.8 No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is exclusively for the benefit of the Shareholder, and their respective successors and permitted assigns, with respect to the obligations of Parent and NewCo under this Agreement, and for the benefit of Parent and NewCo, and their respective successors and permitted assigns, with respect to the obligations of the Shareholders under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

13.9 Entire Agreement. This Agreement (including Schedule 1 attached hereto (which is deemed for all purposes to be part of this Agreement)) and the Transaction Agreement and the other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including Schedule 1 attached hereto) or the Transaction Agreement.

13.10 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing, and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

13.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

13.12 Headings. The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

13.13 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and (v) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

13.14 This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

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13.15 Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

13.16 Expenses. Except as set forth in the Transaction Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PARENT:

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

[Signature Page to Key Holder Support Agreement]

NEWCO:

NEW PACE LLC

By:
Name:
Title:

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Key Holder Support Agreement]

Schedule 1

Shareholder	Subject Securities	Percentage portion of Subject Securities subject to Cash Election
[●]	[●]	20%
[●]	[●]	20%
[●]	[●]	20%
[●]	[●]	20%
[●]	[●]	20%
[●]	[●]	20%

Exhibit A

Cash Election Form

See attached.

Exhibit B

Form of Registration Rights Agreement

See attached.

Exhibit I

Holder Support Letter Agreements

See attached

EXHIBIT I

HOLDER SUPPORT AGREEMENT

This HOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2019, by and among (i) TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), and New Pace LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“NewCo”, and together with Parent, the “Parent Parties”), on the one hand and (ii) the Persons named as Shareholders on the signature pages hereto (the “Shareholders”), on the other hand.

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, each of the persons set forth on Schedule 1 thereto (each, a “Seller” and collectively, the “Sellers”) and David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative, are entering into a Transaction Agreement (as the same may be amended from time to time, the “Transaction Agreement”) pursuant to which upon the terms and subject to the conditions set forth therein, Parent shall acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc., an Illinois corporation (the “Company”) held by the Sellers, and, following the Closing, the Company shall merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of Parent (the “Transaction”);

B. The Shareholders agree to enter into Section 2 of this Agreement with respect to (a) the shares in all common and preferred stock, no par value per share, of the Company (the “Company Stock”) that the Shareholders own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record, (b) any security convertible or exchangeable into Company Stock (together with Company Stock, the “Subject Securities”), and (c) any additional Subject Securities that the Shareholders may hereinafter acquire.

C. The Shareholders are the beneficial or record owners of, and have either sole or shared voting power over, such number of Subject Securities as are indicated on Schedule 1 attached hereto.

D. Concurrently with the execution and delivery of this Agreement, the Shareholders have delivered Cash Election Agreements to Parent setting forth a Cash Election with respect to the Subject Securities owned by such Shareholder.

E. As a condition and inducement to the Parent Parties’ willingness to enter into the Transaction Agreement, the Parent Parties desire that the Shareholders agree, and the Shareholders are willing to agree, on terms and conditions set forth herein, not to Transfer (as defined below) any of their Subject Securities, and to vote all of their Subject Securities in a manner so as to facilitate consummation of the Transaction.

F. The Shareholders have agreed to accept certain restrictions as set forth in this Agreement in connection with the Transaction in order to induce the Parent Parties to enter into the Transaction Agreement and consummate the Transaction, and the Parent Parties would not enter into the Transaction Agreement absent the Shareholders’ agreement to the restrictions set forth in this Agreement.

G. The Shareholders are holders of Company Stock and, pursuant to the Transaction Agreement and by virtue of the Transaction, each Shareholder will directly or indirectly receive substantial payment and other valuable consideration from the Parent Parties in exchange for Company Stock as specified in the Transaction Agreement.

H. Each of the Parent Parties and the Shareholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Share Purchase Agreement” shall mean that certain Share Purchase Agreement, dated as of December 22, 2015, by and among the Company and certain additional persons party thereto.

“Subsidiary” shall have the meaning set forth in the Transaction Agreement and, for the avoidance of doubt, upon the Closing, Surviving NewCo and its Subsidiaries shall be direct or indirect Subsidiaries of Parent for all purposes hereunder.

“Transfer” shall mean any direct or indirect offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement and the Transaction Agreement.

2. Agreement to Retain the Subject Securities.

2.1 No Transfer of Subject Securities. From the date hereof until the earliest to occur of (a) the Closing, and (b) such date and time as the Transaction Agreement shall have been terminated validly in accordance with its terms (the “Expiration Time”), each Shareholder agrees, with respect to any Subject Securities currently or hereinafter beneficially owned or owned of record by it, not to (a) Transfer any such Subject Securities (except as may be required pursuant to the Share Purchase Agreement), or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy or power of attorney with respect thereto; provided, that, each Shareholder may Transfer any such Subject Securities to any of its Affiliates if the transferee of such Subject Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such Shareholder.

2.2 Additional Purchases. Each Shareholder agrees that any Subject Securities that it purchases or otherwise hereinafter acquires or with respect to which it otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Subject Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Subject Securities set forth on Schedule 1 attached hereto.

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2.3 Void Transfers. Any Transfer or attempted Transfer of any Subject Securities, including New Subject Securities, in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio.

3. Agreement to Make a Cash Election. Concurrently with the execution of this Agreement, each Shareholder is delivering to Parent a Cash Election Form substantially in the form attached hereto as Exhibit A (the “Cash Election Form”) setting forth such Shareholder’s Cash Election in respect of the Subject Securities owned by such Shareholder.

4. Agreement to Enter into the Registration Rights Agreement. Prior to the Closing, each Shareholder who will be stockholders of Parent immediately following the consummation of the Closing and who will receive newly issued warrants of Parent and shares of New Parent Class A-2 Stock pursuant to Section 2.1(b)(iii) of the Transaction Agreement agrees to enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) which shall be effective as of Closing.

5. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to the Parent Parties as follows:

5.1 Authority; Binding Obligation. If such Shareholder is an entity, such Shareholder has all requisite organizational power and authority to execute, deliver and perform this Agreement. The execution by such Shareholder of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all required limited partnership or similar corporate action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are required to authorize this Agreement or to perform such Shareholder’s obligations hereunder. If such Shareholder is an individual, such Shareholder has all requisite legal capacity, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Shareholder and assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by the bankruptcy, reorganization, insolvency, moratorium and similar Laws of general application relating to or affecting the enforcement of rights of creditors and general principles of equity.

5.2 Ownership of the Subject Securities. As of the date hereof, each Shareholder (a) is the beneficial or record owner of the Subject Securities indicated on Schedule 1 hereto, free and clear of any and all mortgages, pledges, security interests, charges, claims or restrictions, other than those created by this Agreement or as disclosed on Schedule 1, and (b) has sole voting power over all of the Subject Securities beneficially owned or owned of record by it. As of the date hereof, no Shareholder owns, beneficially or of record, any capital stock or other securities of the Company or any of its Subsidiaries other than the Subject Securities set forth on Schedule 1. As of the date hereof, no Shareholder owns, beneficially or of record, any rights to purchase or acquire any shares of capital stock or other securities of the Company except as set forth on Schedule 1.

5.3 No Inconsistent Agreement. As of the date hereof, such Shareholder (a) has not entered into any voting agreement, voting trust or similar agreement (other than this Agreement) with respect to any of the Subject Securities indicated on Schedule 1 hereto, (b) has not granted a proxy, consent or power of attorney with respect to any such Subject Securities, and (c) has not taken any action that would reasonably be expected to constitute a breach hereof, make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing any of its obligations under this Agreement.

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5.4 No Defaults or Conflicts. Neither the execution and delivery of this Agreement, or the performance by such Shareholder of its obligations hereunder (a) results in any violation of the applicable organizational documents of such Shareholder, (b) conflicts with, or results in a breach of any of the terms or provisions of, or constitutes a default under any material agreement or instrument to which such Shareholder is a party or by which it is bound or to which the Subject Securities owned of record or beneficially by such Shareholder is subject; or (c) violates any existing applicable Law, judgment, order or decree of any Governmental Entity having jurisdiction over such Shareholder or the Subject Securities owned of record or beneficially by such Shareholder.

5.5 Accredited Investor; Sophisticated Investor. Such Shareholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended. Such Shareholder is a sophisticated investor, able to fend for itself in the transaction contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Agreement. Such Shareholder has a substantive preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Shareholder to be aware of the character, business acumen and financial circumstances of such persons.

5.6 No Governmental or other Authorization Required; Consents. Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by such Shareholder in connection with the due execution, delivery and performance by such Shareholder of this Agreement.

5.7 Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of such Shareholder, threatened against such Shareholder, before any Governmental Entity that would prevent, impair or delay such Shareholder from performing their obligations hereunder.

6. Representations and Warranties of the Parent Parties. Each of the Parent Parties hereby represents and warrants to the Shareholders as follows:

6.1 Authority; Binding Obligation. Such Parent Party has all requisite organizational power and authority to execute, deliver and perform this Agreement. The execution by such Parent Party of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all required corporate action on the part of such Parent Party, and no other proceedings on the part of such Parent Party are required to authorize this Agreement or to perform such Parent Party’s obligations hereunder. This Agreement has been duly executed and delivered by such Parent Party and assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Parent Party enforceable against such Parent Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by the bankruptcy, reorganization, insolvency, moratorium and similar Laws of general application relating to or affecting the enforcement of rights of creditors and general principles of equity.

6.2 No Inconsistent Agreement. As of the date hereof, such Parent Party has not taken any action that would reasonably be expected to constitute a breach hereof or make any of its representations or warranties contained herein untrue or incorrect.

6.3 No Defaults or Conflicts. Neither the execution and delivery of this Agreement or the performance by such Parent Party of its obligations hereunder (a) results in any violation of the applicable organizational documents of such Parent Party, (b) conflicts with, or results in a breach of any of the terms or provisions of, or constitutes a default under any material agreement or instrument to which such Parent Party is a party, or (c) violates any existing applicable Law, judgment, order or decree of any Governmental Entity having jurisdiction over such Parent Party.

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6.4 No Governmental or other Authorization Required; Consents. Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by such Parent Party in connection with the due execution and delivery by such Parent Party of this Agreement.

7. Registration Rights.

7.1 Parent agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”), Parent will file with the Securities and Exchange Commission (the “Commission”) (at Parent’s sole cost and expense) a registration statement registering the resale of the shares of New Parent Class A-1 Stock issued to the Shareholders pursuant to the Transaction Agreement (the “Acquired Shares” and such registration statement, the “Registration Statement”), and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies Parent that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date Parent is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, that, Parent’s obligations to include the Acquired Shares in the Registration Statement are contingent upon the Shareholders furnishing in writing to Parent such information regarding each such Shareholder, the securities of Parent held by such Shareholder and the intended method of disposition of the Acquired Shares as shall be reasonably requested by Parent to effect the registration of the Acquired Shares, and each Shareholder shall execute such documents in connection with such registration as Parent may reasonably request that are customary of a selling stockholder in similar situations, including providing that Parent shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by Parent to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Parent of its obligations to file or effect the Registration Statement as set forth above in this Section 7.

7.2 In the case of the registration, qualification, exemption or compliance effected by Parent pursuant to this Agreement, Parent shall, upon reasonable request, inform such Shareholder as to the status of such registration, qualification, exemption and compliance. At its expense, Parent shall:

(a) except for such times as Parent is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Parent determines to obtain, continuously effective with respect to the Shareholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the Shareholders cease to hold any Acquired Shares, (ii) the date all Acquired Shares held by the Shareholders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Parent to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three years from the Effective Date of the Registration Statement. The period of time during which Parent is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period.”

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(b) advise the Shareholders within five (5) business days:

(i) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Parent shall not, when so advising the Shareholders of such events, provide the Shareholders with any material, nonpublic information regarding Parent other than to the extent that providing notice to the Shareholders of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding Parent;

(c) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d) upon the occurrence of any event contemplated above, except for such times as Parent is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Parent shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e) use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by Parent have been listed; and

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(f) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable the Shareholders to sell the Acquired Shares under Rule 144.

7.3 Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Shareholders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by Parent or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Parent’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Parent in the Registration Statement of material information that Parent has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Parent’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, that, Parent may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from Parent of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Shareholder agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Shareholder receives copies of a supplemental or amended prospectus (which Parent agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Parent that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Parent unless otherwise required by law or subpoena. If so directed by Parent, each Shareholder will deliver to Parent or, in such Shareholder’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in such Shareholder’s possession; provided, that, this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent such Shareholder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

7.4 Each Shareholder may deliver written notice (including via email) (an “Opt-Out Notice”) to Parent requesting that such Shareholder not receive notices from Parent otherwise required by this Section 7; provided, that, such Shareholder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Shareholder (unless subsequently revoked), (i) Parent shall not deliver any such notices to such Shareholder and such Shareholder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to such Shareholder’s intended use of an effective Registration Statement, such Shareholder will notify Parent in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7.4) and the related suspension period remains in effect, Parent will so notify such Shareholder, within one (1) business day of such Shareholder’s notification to Parent, by delivering to such Shareholder a copy of such previous notice of Suspension Event, and thereafter will provide such Shareholder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

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8. Exclusivity. During the period from the date of the Transaction Agreement until the earlier of (x) the Closing or (y) the date on which the Transaction Agreement is terminated, other than in connection with the consummation of the transactions contemplated thereby, each Shareholder agrees that it will not, and will not authorize or permit any of its Subsidiaries or any of its or any of its Subsidiaries’ Affiliates or Representatives to, directly or indirectly, in each case in the foregoing Representatives’ capacity in such role with the applicable entity, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of the Company or its Subsidiaries or any of the outstanding equity interests in the Company or its Subsidiaries, or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries, other than with Parent Parties and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. If such Shareholder, its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Shareholder shall promptly (and in no event later than twenty-four (24) hours after such Shareholder becomes aware of such inquiry or proposal) (A) advise the Parent Parties orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide the Parent Parties a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company or its Subsidiaries that prohibits them from considering such inquiry or proposal.

9. General Waiver and Release. Each Shareholder does hereby, on behalf of itself and its Affiliates, successors and assigns and any other Person or entity claiming by, through or under any of the foregoing (collectively, the “Releasing Parties”), effective as of, and contingent upon, the Closing, unconditionally and irrevocably release, waive and forever discharge the Company, Parent, NewCo, each of their predecessors and successors and each of their respective past, present and future directors, officers, employees, agents, assigns, stockholders, partners, Subsidiaries and Affiliates (collectively, the “Company Parties”) from any and all claims, demands, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from such Releasing Party’s actual or purported ownership of Company Stock or the Transaction including arising from such Holder Party’s status on or prior to the closing of the transactions contemplated by the Transaction Agreement as a stockholder, equity interest holder, investor, lender, debtor, representative or Affiliate of the Company, including, without limitation, in connection with the adoption by the board of directors of the Company and the shareholders thereof of the Transaction Agreement (the “Released Claims”), provided in no event shall the Released Claims be deemed to include a release or discharge of (a) any of such Releasing Party’s rights expressly set forth in this Agreement, the Transaction Agreement or the exhibits thereto, the Ancillary Agreements, (b) any rights to indemnification, exculpation, reimbursement, contribution, payment or advancement of expenses, or hold harmless and liability exculpation covenants, agreements and obligations of the Company or any of its Subsidiaries that such Holder Party may have as a director, officer or employee of the Company or any of its Subsidiaries, or any of their respective successors under or pursuant to (i) any contract of insurance covering directors and officers of the Company or its Subsidiaries prior to the Closing, or in the case of such Affiliate’s capacity as a director or officer of the Company or its Subsidiaries prior to the Closing, under the indemnification provisions of the Company (or any such Subsidiary’s) certificate of incorporation or bylaws, (ii) under applicable Law or (iii) as otherwise set forth in the Transaction Agreement, or (c) any rights to receive unpaid compensation or benefits as an employee of any Company Party. Each Shareholder represents and warrants that (x) there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein, (y) such Shareholder has not transferred or otherwise alienated any such claims or causes of action, and (z) such Shareholder is fully authorized and entitled to give the releases specified herein.

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10. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect upon (i) the mutual agreement of the parties hereto, or (ii) the termination of the Transaction Agreement in accordance with its terms. No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any deliberate breach of this Agreement prior to its termination.

11. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Shareholders and the Parent Parties and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or NewCo prior to the Closing any direct or indirect ownership or incidence of ownership of or with respect to the Shareholders’ Subject Securities. Subject to the terms of the Transaction Agreement and the consummation of the Transaction, all rights, ownership and economic benefits of and relating to any of the Shareholders’ Subject Securities shall remain vested in and belong to the Shareholders prior to the Closing. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including with Parent, NewCo or any of the Shareholders or any other Person, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

13. Miscellaneous.

13.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 13.2 shall be void.

13.3 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the parties.

13.4 Specific Performance; Injunctive Relief. The parties acknowledge that the rights of each party set forth herein are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

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13.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Parent Parties, to

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-6064

Attention:	Douglas Warner;
Christopher Machera
Facsimile:	(210) 310-8007
Email:	doug.warner@weil.com;
chris.machera@weil.com

(b)	if to the Shareholder, to

the address set forth on the signature page hereto

with a copy to (which shall not constitute notice):

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:	Jeffrey C. Rubenstein
Michael B. Shaw
Email:	jrubenstein@muchlaw.com
mshaw@muchlaw.com

and a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:	Mark Stevens;
Ken Myers;
Scott Behar
Email:	mstevens@fenwick.com;
kmyers@fenwick.com;
sbehar@fenwick.com

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13.6 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

13.7 Consent to Jurisdiction and Service of Process. Each party hereby and any person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Action shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period an Action that is filed in accordance with this Section 13.7 is pending before a court, all actions, suits or proceedings with respect to such Action or any other Action, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Action, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 13.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

13.8 No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is exclusively for the benefit of the Shareholder, and their respective successors and permitted assigns, with respect to the obligations of Parent and NewCo under this Agreement, and for the benefit of Parent and NewCo, and their respective successors and permitted assigns, with respect to the obligations of the Shareholders under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

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13.9 Entire Agreement. This Agreement (including Schedule 1 attached hereto (which is deemed for all purposes to be part of this Agreement)) and the Transaction Agreement and the other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including Schedule 1 attached hereto) or the Transaction Agreement.

13.10 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing, and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

13.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

13.12 Headings. The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

13.13 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and (v) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

13.14 This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

13.15 Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

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13.16 Expenses. Except as set forth in the Transaction Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PARENT:

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

[Signature Page to Holder Support Agreement]

NEWCO:

NEW PACE LLC

By:
Name:
Title:

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Holder Support Agreement]

Schedule 1

Shareholder	Subject Securities
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]

Exhibit A

Cash Election Form

See attached.

Exhibit B

Form of Registration Rights Agreement

See attached.

Exhibit J

Form of Registration Rights Agreement

See attached

EXHIBIT J

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2019 (the “Effective Date”), by and among TPG Pace Holdings Corp., a Delaware Corporation (the “Company”), TPG Pace II Sponsor Successor, LLC (“Pace Sponsor”), a Delaware limited liability company and a continuation of the Initial Sponsor (as defined below), TPG Pace Governance, LLC, a Cayman Islands limited liability company (“Pace Governance”), Karl Peterson (“KP”), the parties set forth on Schedule A (collectively, the “Accel Founders”), the parties set forth on Schedule B (collectively, the “Accel Management”) and the parties set forth on Schedule C (collectively, the “Significant Accel Stockholders”, and collectively with the Accel Founders and the Accel Management, the “Major Accel Stockholders”), the Initial Holders (as defined herein) and each other person who has executed and delivered a joinder hereto (collectively with Pace Sponsor, Pace Governance, KP, the Major Accel Stockholders and the Initial Holders, the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, the Company, each of David Ruttenberg and Gordon Rubenstein (in their capacity as representatives of the shareholders of Accel Entertainment, Inc., an Illinois corporation (“Accel”)) and the sellers named therein entered into that certain Transaction Agreement, dated as of June 13, 2019 (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, immediately prior to Closing (as defined below), the Company domesticated (or transferred by way of continuation as a matter of Cayman Islands law) as a Delaware corporation in accordance with Section 388 of the DGCL and the Cayman Islands Companies Law (2018 Revision) (the “Domestication”);

WHEREAS, following the Domestication but immediately prior to Closing, TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company (the “Initial Sponsor”) exchanged (i) 7,800,000 shares of Class F common stock, par value $0.0001 per share, of the Company (“Class F Common Stock”) for an equal number of shares of Class A-1 common stock, par value $0.0001 per share, of the Company (“Shares”) and (ii) 2,000,000 shares of Class F Common Stock for an equal number of shares of Class A-2 common stock, par value $0.0001 per share, of the Company (“Class A-2 Common Stock”), as set forth in the Transaction Agreement (the “TPG Exchange”);

WHEREAS, following the Domestication but immediately prior to Closing, the Initial Holders exchanged 200,000 shares of Class F Common Stock for an equal number of Shares, as set forth in the Transaction Agreement (the “Initial Holders Exchange” and, together with the TPG Exchange, the “Exchange”);

WHEREAS, following the Exchange but immediately prior to Closing, the Initial Sponsor distributed all of its Shares and shares of Class A-2 Common Stock to Pace Sponsor, Pace Governance and KP, as set forth in the Transaction Agreement;

WHEREAS, following the Closing, Accel merged with and into New Pace LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“NewCo”), and the separate corporate existence of Accel ceased with NewCo surviving as a direct wholly owned subsidiary of the Company;

WHEREAS, the Company’s Shares are listed on the NYSE;

WHEREAS, the Company, the Initial Sponsor and the Initial Holders previously entered into that certain Registration Rights Agreement dated as of June 27, 2017 (the “Initial Agreement”), pursuant to which the Company granted to the Initial Sponsor and the Initial Holders registration rights with respect to the shares of the Company held by such parties;

WHEREAS, in connection with the Closing and upon entry into this Agreement, the Initial Agreement and all rights and obligations created pursuant thereto will be terminated; and

WHEREAS, in connection with the foregoing, the parties hereto now desire to execute this Agreement to replace the Initial Agreement and to set forth the further rights and obligations created hereby.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:

SECTION 1. DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accel” has the meaning set forth in the Recitals.

“Accel Founders” has the meaning set forth in the Preamble.

“Accel Management” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; provided, that no Holder shall be deemed an Affiliate of the Company or any of its Subsidiaries for the purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 2.5.

“Block Trade Notice” has the meaning set forth in Section 2.5.

“Block Trade Offer Notice” has the meaning set forth in Section 2.5.

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“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Class A-2 Common Stock” has the meaning set forth in the Recitals.

“Class F Common Stock” has the meaning set forth in the Recitals.

“Closing” means the closing of the transactions contemplated by the Transaction Agreement.

“Company” has the meaning set forth in the Preamble.

“Demand Registration” has the meaning set forth in Section 2.1.

“Demand Registration Notice” has the meaning set forth in Section 2.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.

“Demanding Holder” has the meaning set forth in Section 2.1(i).

“Demanding Takedown Holder” has the meaning set forth in Section 2.3(iii).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Domestication” has the meaning set forth in the Recitals.

“$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange” has the meaning set forth in the Recitals.

“FINRA” means the Financial Industry Regulatory Authority.

“Founder Shares Lock-up Period” means the period ending on the earlier of (i) one year following the Effective Date, (ii) subsequent to the Effective Date, if the last sale price of the Shares equals or exceeds $15.00 per Share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the Effective Date and (iii) the date following the Effective Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Shares for cash, securities or other property.

“General Disclosure Package” has the meaning set forth in Section 7.1(i).

“Holder” or “Holders” has the meaning set forth in the Preamble.

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“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initial Agreement” has the meaning set forth in the Recitals.

“Initial Holders” means Chad Leat, Kathleen Philips, Robert Suss, Paul Walsh and Kneeland Youngblood.

“Initial Holders Exchange” has the meaning set forth in the Recitals.

“Initial Sponsor” has the meaning set forth in the Recitals.

“KP” has the meaning set forth in the Preamble.

“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable governmental entity.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“Major Accel Stockholders” has the meaning set forth in the Preamble.

“NewCo” has the meaning set forth in the Recitals.

“NYSE” means the New York Stock Exchange.

“Offer Notice” has the meaning set forth in Section 2.1.

“Opt-Out Notice” has the meaning set forth in Section 4.2.

“Pace Governance” has the meaning set forth in the Preamble.

“Pace Sponsor” has the meaning set forth in the Preamble.

“Permitted Transferee” of a Holder means any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person.

“Piggyback Holder” has the meaning set forth in Section 3.2.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Pro Rata Percentage” means, with respect to a Major Accel Stockholder, the percentage obtained by dividing the number of Shares held by such Major Accel Stockholder, as applicable, by the total aggregate number of Shares held by Pace Sponsor, Pace Governance, KP and all of the Major Accel Stockholders.

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“Registrable Shares” means, with respect to any Holder, the Shares held by such Holder in the Company or any successor to the Company (including Shares acquired on or after the Effective Date or issuable upon the exercise of Warrants or conversion, exchange or redemption of any other security therefor), excluding any such Shares that (i) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (ii) have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or (iii) have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, such Holder’s Shares shall not constitute Registrable Shares if all of such Holder’s Shares (together with any Shares held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 with no volume or other restrictions or limitations under Rule 144.

“Registration Expenses” means all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Shares on any securities exchange or market; (iii) fees and expenses with respect to filings required to be made with NYSE (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iv) fees and expenses of compliance with securities or “blue sky” laws; (v) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (vi) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (vii) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (viii) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; (ix) printer, messenger, telephone and delivery expenses; and (x) the reasonable fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration.

“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“Rule 144” has the meaning set forth in Section 2.1.

“S-3 Registration” has the meaning set forth in Section 2.3(ii).

“SEC” means the United States Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” has the meaning set forth in the Recitals..

“Shelf Registration” has the meaning set forth in Section 2.3(i).

“Significant Accel Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to a specified person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified person controls the management.

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Offer Notice” has the meaning set forth in Section 2.3(iv).

“Takedown Request Notice” has the meaning set forth in Section 2.3(iv).

“TPG Exchange” has the meaning set forth in the Recitals.

“Transaction Agreement” has the meaning set forth in the recitals to this Agreement.

“Transfer” means, with respect to any Shares, every absolute or conditional method of transferring a legal or equitable, record or beneficial, direct or indirect ownership (including through the transfer of capital stock of any person that holds, or controls any person that holds, such interest) of such Shares, or a part thereof, whether voluntarily, involuntarily, or by operation of Law (including a change in beneficiaries or trustees of a trust) and including directly or indirectly selling, assigning, transferring, conveying, giving away, pledging, mortgaging, or otherwise creating, incurring or assuming any encumbrance with respect to, such interest.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.3(iii).

“Warrants” means the Company’s warrants exercisable for Shares.

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SECTION 2. DEMAND REGISTRATION RIGHTS

2.1 Demand Rights.

(i) Subject to Sections 4.1 and 11.16 below, at any time, and from time to time after the Effective Date, if any of Pace Sponsor, Pace Governance or the Accel Founders (together with each of their respective Affiliates) then holds not less than $10 million of Registrable Shares (as determined by reference to the volume weighted average price for such Registrable Shares on the NYSE (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date), then such Holder (the “Demanding Holder”) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its request to have some or all of its Registrable Shares registered for sale (such request, a “Demand Registration”). Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Shares to be registered on a Shelf Registration that the Company then has on file with, and has been declared effective by, the SEC and which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its commercially reasonable efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty-five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration pursuant to Section 2.3(ii)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder, and any other Holders that elect to register their Registrable Shares as provided below, of all of the Registrable Shares requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the SEC (i) with respect to the first such Demand Registration Statement, within six (6) months after the Effective Date, and (ii) with respect to subsequent Demand Registration Statements, upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Shares as soon as practicable (but in no event less than five (5) calendar days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Shares as each such Holder may request. Holders who wish to include their Registrable Shares in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of (i) the date on which all of the Registrable Shares held by the Holders that are registered for resale under the Demand Registration Statement are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) under the Securities Act (“Rule 144”) without volume or other restrictions or limitations under Rule 144 and (ii) the date on which the Holders consummate the sale of all of the Registrable Shares registered for resale under the Demand Registration Statement. Notwithstanding the foregoing, the Company is not obligated to take any action upon receipt of a Demand Registration Notice delivered within ninety (90) days of a prior Demand Registration Notice.

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(ii) If a Demanding Holder intends to distribute the Registrable Shares covered by the Demand Registration Notice by means of an underwritten offering, it shall so advise the Company as a part of the Demand Registration Notice. Notwithstanding any other provision of this Section 2, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the registering Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Shares that may be included in such registration shall be allocated (A) first, to the Holders electing to register their Registrable Shares on a pro rata basis based on the relative number of Registrable Shares requested by each such Holder to be included in such Demand Registration; and (B) second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Shares to be included in such underwritten offering shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Shares excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

2.2 Withdrawal of Exercise of Demand Rights. If, at any time after delivering a Demand Registration Notice and prior to the effective date of the Demand Registration Statement filed in connection with such Demand Registration, the Demanding Holder shall determine for any reason not to proceed with the proposed Demand Registration, such Demanding Holder may at its election give written notice of such determination to the Company and the Holders and thereupon the Company shall be relieved of its obligation to register any Registrable Shares in connection with such Demand Registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

2.3 Shelf Registration.

(i) A Demanding Holder shall be permitted to request that any registration under this Section 2 be made on a form of registration permitting the offer and sale of Registrable Shares under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which the Shares covered by such Shelf Registration are no longer Registrable Shares. During the period that the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by a Demanding Holder or an underwriter of Registrable Shares to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(ii) With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event, the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

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(iii) At any time and from time to time after the effectiveness of a Shelf Registration or S-3 Registration, any Holder (other than the Initial Holders and each of their Permitted Transferees) with Registrable Shares included on such Shelf Registration or S-3 Registration (a “Demanding Takedown Holder”) may request to sell all or any portion of its Registrable Shares included thereon in an underwritten offering that is registered pursuant to such Shelf Registration or S-3 Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Demanding Takedown Holder(s) will be entitled to make such request only if the total offering price of the Shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $10 million. Notwithstanding the foregoing, the Company is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of a prior Underwritten Shelf Takedown.

(iv) Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Shares to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders (other than the Initial Holders and each of their Permitted Transferees) and, subject to the provisions of Section 2.3(v) hereof, shall include in the Underwritten Shelf Takedown all Registrable Shares with respect to which the Company has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

(v) Notwithstanding any other provision of this Section 2.3, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Shares that may be included in such Underwritten Shelf Takedown shall be allocated (A) first, to the Holders electing to sell their Registrable Shares on a pro rata basis based on the relative number of Registrable Shares requested by each such Holder to be included in such Underwritten Shelf Takedown; and (B) second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Shares to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

2.4 Selection of Underwriter. A Demanding Holder or a Demanding Takedown Holder shall have the right to select the underwriter or underwriters to administer any underwritten Demand Registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration or S-3 Registration; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

2.5 Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Shares in an underwritten transaction requiring the involvement of the Company but not involving (i) any “road show” or (ii) a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), (1) the Demanding Holder or Demanding Takedown Holder, as applicable, shall (i) give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such

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transaction to the Company and (ii) identify the potential underwriter(s) in such notice with contact information for such underwriter(s); and (2) the Company shall cooperate with such requesting Holder or Holders, to the extent it is reasonably able to, to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Shares as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $10 million in expected gross proceeds. The Company shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Shares being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to the Company.

SECTION 3. INCIDENTAL OR “PIGGY-BACK” REGISTRATION.

3.1 Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than (A) a Demand Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 2) or (B) a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its Subsidiaries or (iii) relating to a transaction pursuant to Rule 145 of the Securities Act, the Company shall give written notice of the proposed registration to all Holders holding Registrable Shares at least five (5) calendar days prior to the filing of the Registration Statement. Subject to Section 11.16 below, each Holder holding Registrable Shares shall have the right to request that all or any part of its Registrable Shares be contained in the Registration Statement by giving written notice to the Company within three (3) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 3.2, 3.3 and 6.2 the Company will include all such Registrable Shares requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Shares are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.” For the purposes of clarity, any registration effected pursuant to this Section 3.1 shall not be counted as a registration pursuant to a Demand Registration.

3.2 Withdrawal of Exercise of Piggy-Back Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (a “Piggyback Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Piggyback Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

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3.3 Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Shares and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: (i) first, all of the securities the Company proposes to sell for its own account, if any, provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; and (ii) second, such number of Registrable Shares requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Shares shall be allocated on a pro rata basis based on the relative number of Registrable Shares requested by each such Holder to be included in such offering.

3.4 Selection of Underwriter. Except to the extent Section 2.4 applies, Registrable Shares proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Shares shall be sold to prospective underwriters selected by the Company and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

SECTION 4. LIMITATIONS ON REGISTRATION RIGHTS

4.1 Limitations on Registration Rights. Each Holder, together with all Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 2 of this Agreement until such Holder (and its Permitted Transferees) no longer holds Registrable Shares representing at least $5 million (as determined with reference to the volume weighted average price for such Registrable Shares on the NYSE (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date), and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $5 million (based on the anticipated aggregate gross proceeds) of the outstanding Registrable Shares of the Company (or all of the Registrable Shares of such Holder or Holders, if less than $5 million of the outstanding Registrable Shares of the Company are held by such Holder or Holders), as determined by reference to the volume weighted average price for such Registrable Shares on the NYSE (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date.

4.2 Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Demand Registration Statement pursuant to Section 2.1, the withdrawal of any Demand Registration Statement pursuant to Section 2.2, the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.2 or any Suspension Event pursuant to Section 5.1; provided,

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however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), (i) the Company shall not deliver any such notice to such Holder pursuant to Sections 2.1, 2.2, 3.1, 3.2 or 5.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.2 and the related suspension period remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

SECTION 5. SUSPENSION OF OFFERING

5.1 Suspension of Offering. Notwithstanding the provisions of Section 2 or Section 3, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its Subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors (“Board”) reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by Law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Shares in such Holder’s possession. In the event the Company provides written notice of a Suspension Event to the Holders, the Company agrees to concurrently provide a copy of such written notice to ControlRoom@tpg.com.

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SECTION 6. REGISTRATION PROCEDURES

6.1 Obligations of the Company. When the Company is required to effect the registration of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall:

(i) use commercially reasonable efforts to register or qualify the Registrable Shares by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Shares owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (B) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (C) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(ii) prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (A) to keep such Registration Statement effective and (B) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Shares covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(iii) promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Holders;

(iv) promptly notify the Holders: (A) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (C) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

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(v) use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(vi) until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (A) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (B) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(vii) if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(vi) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (A) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(viii) use commercially reasonable efforts to cause all such Registrable Shares to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Shares is then permitted under the rules of such national securities exchange or market;

(ix) if requested by any Holder participating in an offering of Registrable Shares, as soon as practicable after such request, but in no event later than ten (10) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Shares pursuant to the Registration Statement, including information with respect to the number of Registrable Shares being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Shares to be sold in such offering; provided, however, that

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the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(x) in connection with the preparation and filing of any Registration Statement, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Shares or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them such access to its books and records and such opportunities to discuss the business of the Company and its Subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(xi) provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Shares not later than the effective date of the first Registration Statement filed hereunder;

(xii) cooperate with the Holders who hold Registrable Shares being offered to facilitate the timely preparation and delivery of certificates for the Registrable Shares to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Shares to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Shares is declared effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Shares (with copies to the Holders whose Registrable Shares are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(xiii) enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Shares, if the offering is to be underwritten, in whole or in part, provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by Law. The Company shall cooperate and participate in the marketing of Registrable Shares, including participating in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request, provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Shares for anticipated aggregate gross

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proceeds of less than $50 million; provided, further that the Company and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Shares (including any Block Trade) reasonably requested by the Holders and/or the managing underwriter without regard to the anticipated aggregate gross proceeds of such contemplated offering;

(xiv) furnish, at the request of a Holder on the date that any Registrable Shares are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (A) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and (B) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(xv) make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(xvi) take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Shares pursuant to the applicable Registration Statement.

6.2 Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (i) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Shares (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (ii) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Shares and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3 Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (i) agrees to sell his, her or its Registrable Shares on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement,

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which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (i) and (ii) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

6.4 Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Shares under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy (with written confirmation to the Company of such destruction), all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5 Lockup. Subject to Section 11.16, in connection with any underwritten public offering of securities of the Company, each Holder (other than the Initial Holders) agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto)) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of the Company are bound by and have entered into substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such persons are released, then all Holders shall also be released to the same extent on a pro rata basis. In the event that all or any portion of the provisions of this Section 6.5 are waived with respect to any of Pace Sponsor, Pace Governance, KP or the Accel Founders, such provisions of this Section 6.5 shall also be waived with respect to all such Holders.

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SECTION 7. INDEMNIFICATION; CONTRIBUTION

7.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by applicable Law, each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Shares at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities Law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities Law;

(iii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(iv) against any and all expense whatsoever reasonably incurred (including reasonable fees and disbursements of counsel to such Holders) in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (i), (ii) or (iii) above; provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission

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made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by Law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

7.2 Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(iii) against any and all expense whatsoever reasonably incurred (including reasonable fees and disbursements of counsel) in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the

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Company by such Holder expressly for use in the Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by Law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3 Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (i) shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (ii) shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided, further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

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7.4 Contribution.

(i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(ii) The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

(iii) Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

SECTION 8. EXPENSES

8.1 Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Shares pursuant to Section 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Shares by such Holder pursuant to any Registration Statement or otherwise.

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SECTION 9. RULE 144 REPORTING

9.1 Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(i) make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements);

(iii) furnish to any Holder, so long as the Holder owns any Registrable Shares, upon request, (A) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (C) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(iv) provide notice in writing to each Holder that, at such time, has one or more designees on the Board of the beginning and ending of any “blackout period” in connection with the Company’s publicly available issuances from time to time of earnings releases for fiscal quarter or fiscal years.

SECTION 10. CONFIDENTIALITY

10.1 Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the Effective Date) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each

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Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by Law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (i) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or (ii) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (ii) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

SECTION 11. MISCELLANEOUS

11.1 Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party or parties against whom such waiver is sought to be enforced (provided, where such waiver is sought to be enforced against parties representing a class of interests, no such waiver shall be effective unless made in a written instrument duly executed by at least 90% of the holders of such class of interests), and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) Business Days after the date of mailing to the address set forth on Schedule D attached to this Agreement or to such other address or addresses as the applicable person may hereafter designate by notice given hereunder.

11.3 Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by Law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by Law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

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11.4 Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5 Entire Agreement; Initial Agreement. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof, and supersedes any prior agreements or understandings concerning the subject matter hereof. From and after the Closing, the provisions of the Initial Agreement are superseded and replaced in their entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Shares; provided, further, that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than the other Holders has expressly consented in writing to such amendment or modification.

11.6 Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Shares pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Shares, provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7 Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable Law, such provision shall be void and ineffectual. In the event that applicable Law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

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11.9 Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable Laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without application of the conflict of Laws principles thereof.

11.11 Service of Process and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court of the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of New York and (iv) consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

11.13 No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(ii) references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(iii) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

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(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(v) the term “include”, includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(vi) the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

11.15 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) upon the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Shares remain outstanding or issuable pursuant to outstanding Warrants.

11.16 Restriction on Transfer After Closing.

(i) Unless waived by the Accel Founders or their Permitted Transferees, Pace Sponsor, Pace Governance, KP and the Initial Holders agree not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Shares, and not to effect any sale or distribution of any other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (including the Warrants), in each case, prior to the expiration of the Founder Shares Lock-up Period.

(ii) Unless waived by Pace Governance or its Permitted Transferees, each Major Accel Stockholder agrees not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (including the Warrants), in each case, during the one hundred eighty (180) calendar day period after the Closing. In the event that all or any portion of the provisions of this Section 11.16(ii) are waived with respect to the Accel Founders, such provisions of this Section 11.16(ii) shall also be waived with respect to the Accel Management and the Significant Accel Stockholders, provided, that the terms of this Section 11.16(ii) may be waived in whole or in part with respect to the Significant Accel Stockholders in connection with an underwritten offering upon approval by the Board and Pace Governance.

(iii) For so long as this Agreement remains in effect with respect to such Holder, each Holder agrees not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (including the Warrants), in each case, if such sale or distribution would or would reasonably be expected to constitute or result in a “change of control” or similar event, as defined under the Company’s or its subsidiaries’ loan, credit or other debt facilities in place on the Effective Date or that may be entered into from time to time, provided that any such future loan, credit or other debt facilities contain substantially similar change of

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control definitions as those in the loan, credit or other debt facilities in place on the Effective Date. In the event that all or any portion of the provisions of this Section 11.16(iii) are waived with respect to the Accel Founders, Pace Sponsor, Pace Governance or KP, such provisions of this Section 11.16(iii) shall also be waived with respect to all other Holders.

11.17 Coordination. Each Holder agrees and acknowledges that it, he or she shall provide reasonable notice of, communicate in advance, and consult in good faith, with each other Holder and the Company with respect to:

(i) Any communication with any future or potential investors in the Company;

(ii) any action required of such Holder in connection with the transactions contemplated by this Agreement;

(iii) any Transfers of Shares by such Holder, including such Holder’s proposed Transfer of Shares that would or would reasonably be expected to constitute a sale of a material portion of such Holder’s Shares to any Person; and

(iv) the execution of any Holder’s monetization objectives; provided, that, until [●], (A) a Major Accel Stockholder shall be permitted to sell Shares in excess of its, his or her Pro Rata Percentage of Shares, and (B) to the extent such sale is in connection with an underwritten registration or sale of Shares as set forth in Section 2.1, Section 2.3 or Section 3.3, each Holder agrees to discuss in good faith such sale of Shares in excess of such Major Accel Stockholder’s Pro Rata Percentage of Shares in such underwritten offering, in each case of clauses (A) and (B), subject to Section 6.5 and Section 11.16.

Other than as provided in clauses (i) to (iv) above, and subject to the other terms of this Agreement, each party hereto may purchase or otherwise acquire, or sell or otherwise dispose of Shares of the Company in its sole discretion.

11.18 No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement (other than the Initial Agreement, which will be terminated on the Effective Date) with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Shares so that such Holders of such Registrable Shares shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

[Signature Page Follows]

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IN WITNESS WHEREOF, the patties hereto have executed this Agreement as of the date first written above.

TPG PACE HOLDINGS CORP.

By:
Name: [●]
Title: [●]

TPG PACE II SPONSOR SUCCESSOR, LLC

By:
Name: [●]
Title: [●]

TPG PACE GOVERNANCE, LLC

By:
Name: [●]
Title: [●]

KARL PETERSON

By:

[ACCEL FOUNDERS:]

By:
Name:
Title: [●]

By:
Name:
Title: [●]

[ACCEL MANAGEMENT]

By:
Name:
Title: [●]

By:
Name:
Title: [●]

[SIGNIFICANT ACCEL STOCKHOLDERS]

By:
Name:
Title: [●]

By:
Name:
Title: [●]

[INITIAL HOLDERS]:

[●]

[REGISTRATION RIGHTS AGREEMENT]

SCHEDULE A

Accel Founders

1. [●]

SCHEDULE B

Accel Management

2. [●]

SCHEDULE C

Significant Accel Stockholders

3. [●]

SCHEDULE D

COMPANY:

If to the Company:

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Douglas Warner; Christopher Machera
Email:	doug.warner@weil.com; chris.machera@weil.com

TPG:

If to Pace Sponsor, Pace Governance or KP:

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Douglas Warner; Christopher Machera
Email:	doug.warner@weil.com; chris.machera@weil.com

[ACCEL FOUNDERS]:

If to the [Accel Founders]:

[●]

[ACCEL MANAGEMENT]:

If to the [Accel Management]:

[●]

[SIGNIFICANT ACCEL STOCKHOLDERS]:

If to the [Significant Accel Stockholders]:

[●]

[INITIAL HOLDERS]:

If to the [Initial Holders]:

[●]

Exhibit K

Form of Cash Election Agreement

See attached

Exhibit L

Form of Letter of Transmittal

See attached

Exhibit M

Form of Delaware Certificate of Incorporation of Parent upon Parent Domestication

See attached

Exhibit N

Form of Amended and Restated Delaware Certificate of Incorporation of Parent

See attached

Exhibit O

Form of Bylaws of Parent upon Parent Domestication

See attached

Exhibit P

Form of Option Consent and Acknowledgment

See attached

Annexure 1

Sellers Disclosure Schedule

See attached

Annexure 2

Parent Disclosure Schedule

See attached

Schedule 1

Sellers

See attached